               As filed with the Securities and Exchange Commission on
                                             Registration No. 333-25289



                                                     SECURITIES         AND
          EXCHANGE COMMISSION

          WASHINGTON,D.C.  20549


          FORMN-4
                              REGISTRATION  STATEMENT UNDER  THE SECURITIES
          ACT OF 1933   ( )
                              PRE-EFFECTIVE AMENDMENT NO.    1
                     (X)
                                                          -----
                              POST-EFFECTIVE AMENDMENT NO.
                     ( )
                                                           -----


                                                          and/or

                                               REGISTRATION STATEMENT UNDER
          THE INVESTMENT
                                                                COMPANY ACT
          OF 1940      ( )

                                                            Amendment  No.
          1            (X)
                                                  (Check appropriate box or
          boxes)



                                                  VARIABLE ANNUITY-1 SERIES
          ACCOUNT
                                                       (Exact    name    of
          Registrant)
                                            FIRST GREAT-WEST LIFE & ANNUITY
          INSURANCE COMPANY
                                                                      (Name
          of Depositor)
                                                                   125 Wolf
          Road, Suite 110

                                                                    Albany,
          New York 12205
                             (Address of Depositor's Principal Executive Offices) (Zip Code)

                                        Depositor's    Telephone    Number,
          including Area Code:
                                                             (800) 537-2033



                                                                  William
          T. McCallum
                                                       President  and Chief
          Executive Officer
                                           First Great-West  Life & Annuity
          Insurance Company
                                                         8515  East Orchard
          Road

          Englewood, Colorado  80111
                                                      (Name and Address  of
          Agent for Service)


          Copy to:

                                                                     James
          F. Jorden, Esq.
                                                          Jorden       Burt
          Berenson & Johnson LLP
                                           1025  Thomas  Jefferson  Street,
          N.W., Suite 400 East

          Washington, D.C.  20007-0805

             Approximate  Date  of  Proposed  Public Offering:    Upon  the
          effective
             date of this Registration Statement.

             It  is proposed that this filing will become effective on July
          , 1997.



             The Registrant has chosen to register an indefinite number of securities in accordance with Rule 24f-2.

             The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement
             shall  thereafter   become   effective  in   accordance   with
          Section 8(a) of the
             Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a)
             may determine.

                                                     VARIABLE     ANNUITY-1
          SERIES ACCOUNT
                                                     Cross Reference Sheet
                                                     Showing   Location  in
          Prospectus
                                                     and    Statement    of
          Additional Information
                                                     As  Required  by  Form
          N-4

             FORM N-4 ITEM
                          PROSPECTUS CAPTION

             1.       Cover Page..........................
                          Cover Page

             2.       Definitions.........................
                          Definitions

             3.       Synopsis............................
                          Fee Table; Key Features of

                          the Annuity

             4.       Condensed Financial Information.....
                          Performance Data

             5.       General Description of
                        Registrant, Depositor and
                        Portfolio Companies...............
                          First Great-West Life & Annuity

                          Insurance Company and the Series

                          Account; Eligible Funds;

                          Voting Rights

             6.       Deductions and Expenses............
                          Charges and Deductions; Appendix
                          A; Distribution of the Contracts

             7.       General Description of
                        Variable Annuity Contracts........
                          The Contracts; Eligible Funds;






                           Statement of Additional
                          Information

             8.       Annuity Period......................
                          Payment Options


             9.       Death Benefit.......................
                          Death Benefit













             10.      Purchases and Contract Value........
                          Application and Contributions;

                          Annuity Account Value

             11.      Redemptions.........................
                          Cash Withdrawals; Payment
                           Options; Key Features of the
                           Annuity

             12.      Taxes...............................
                          Federal Tax Consequences

             13.      Legal Proceedings...................
                          Legal Proceedings


             14.      Table of Contents of
                        Statement of Additional
                        Information.......................
                          Statement of Additional
                          Information





                          STATEMENT OF ADDITIONAL INFORMATION

                              FORM N-4
             ITEM

                              CAPTION

             15.      Cover Page..........................
                          Cover Page

             16.      Table of Contents...................
                          Table of Contents

             17.      General Information and
                        History...........................
                          General Information; First
                          Great-West Life & Annuity and
                          the Variable Annuity-1 Series
                          Account

             18.      Services............................
                          Services

             19.      Purchase of Securities
                        Being Offered.....................
                          Not Applicable

             20.      Underwriters........................
                          Services - Principal Underwriter

             21.      Calculation of
                        Performance Data..................
                          Calculation of Performance
                          Data

             22.      Annuity Payments....................
                          Calculation of Annuity Payments

             23.      Financial Statements................
                          Financial Statements

                                                                   PART A
                                                    INFORMATION REQUIRED IN
          A PROSPECTUS

                INFORMATION  CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION
          OR AMENDMENT.   A
                REGISTRATION  STATEMENT    RLEATING  TO  THESE SECURITIES HAS
          BEEN FILED WITH THE
                SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR
                MAY  OFFERS TO  BUY  BE   ACCEPTED  PRIOR TO  THE TIME  THE
          REGISTRATION STATEMENT
                BECOMES EFFECTIVE.   THIS PROSPECTUS SHALL  NOT  CONSTITUTE
          AN OFFER TO  SELL
                OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE
                SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICIATION OR SALE WOULD BE
                UNLAWFUL PRIOR TO REGISTRATION   OR QUALIFICATION UNDER THE
          SECURITIES LAWS
                OF ANY SUCH STATE.




                                                                       THE
          SCHWAB VARIABLE
                ANNUITY(TM)
                                                A    FLEXIBLE     PREMIUM
          DEFERRED  FIXED  AND
                VARIABLE ANNUITY


                Distributed by

          CHARLES SCHWAB &
                CO., INC.

                ---------------------------------------------

                 Issued
                by
                                                                      FIRST

          GREAT-WEST LIFE
                & ANNUITY

             INSURANCE
                COMPANY


                      This prospectus     describes     interests under   a
          flexible    premium
                deferred annuity
                      contract,     The   Schwab   Variable   Annuity  (the
          "Contract").    The
                Contract is issued
                      on  a group    basis by First    Great-West  Life   &
          Annuity  Insurance
                Company  (the
                      "Company").   Participation  in the  Contract will be
          accounted  for by
                the issuance
                      of a  certificate    showing your interest under  the
          Contract.   Your
                certificate is
                      also hereafter referred to as the "Contract."

                      Your  investment  in the Contract  may be   allocated
          among  twenty-four
                Investment
                      Divisions   of   the Variable      Annuity-1   Series
          Account    ("Series
                Account") and the
                      available    Guarantee   Periods under  the Guarantee
          Period Fund.  The
                Investment
                      Divisions    invest  in  various    underlying  funds
          (open-end   investment
                companies)
                      offered  by  fund   families  such  as  Federated,
          INVESCO,  Janus,
                Lexington,  Berger,
                      Alger, Schwab  Funds, Stein Roe,  Strong, Montgomery,
          American Century,

                SAFECO and
                      Van  Eck.   You also  have the  option  of allocating
          some or all of your
                investment
                      in  the   Contract to  the    Guarantee   Period Fund
          which allows you to
                select one or
                      more Guarantee Periods, each of which offers you a specified interest rate for a
                      specified  period.   There  may be  a  market   value
          adjustment  on
                the  amounts
                      withdrawn from the Guarantee Period Fund.

                      The  minimum     initial      investment  is $5,000
          ($2,000 if  an IRA) or
                $1,000 if made
                      under   an  Automatic   Contribution   Plan  ("ACP").
           The  minimum
                subsequent
                      Contribution is $500 (or $100 per month if made under an ACP).

                      There  are    no  sales   charges,      redemption,
          surrender or  withdrawal
                charges.  The
                      Contract   provides    a Free    Look   Period  of 10
          days   from  your
                receipt  of the
                      Contract,   during   which time  you may  cancel your
          investment  in the
                Contract.
                      During    the Free Look  Period,   all  Contributions
          allocated  to an
                Investment
                      Division   will   be   allocated     first   to   the
          Schwab  Money  Market
                Investment  Division
                      and  will remain  there until  the next   Transaction

          Date following the
                end of the
                      Free Look Period.    Contributions   to the Guarantee
          Period Fund  will
                be allocated
                      immediately into the specified Guarantee Period(s).

                      Your  Variable    Account   Value  will  increase  or
          decrease   based on the
                investment
                      performance of the options you select. You bear the entire investment risk under
                      the      Contract       prior  to  the      annuity
          commencement   date for all
                amounts in your

                      Variable  Sub-Accounts.   While there is a guaranteed
          death benefit,
                there is no
                      guaranteed or minimum Variable Account Value on amounts allocated to
                Investment
                      Divisions.   Therefore,    the Annuity  Account Value
          you  receive could
                be less than
                      the total amount of your Contributions.

                      Amounts allocated to the Guarantee Period Fund may be subject to a
                Market Value
                      Adjustment  which   could   result   in  receipt   of
          less   than  your
                Contributions if you
                      surrender,    Transfer,  make a partial withdrawal or
          apply amounts to
                purchase an
                      annuity   before a  Guarantee Period  Maturity Date.
          Whether  such a
                result actually
                      occurs depends on the timing of the transaction, the amount of the
                Market Value
                      Adjustment   and the interest   rate   credited.  The
          interest  rate  in
                subsequent
                      Guarantee   Periods   may be more  or less   than the
          rate of a  previous
                Guarantee
                      Period.


                      THESE   SECURITIES     HAVE NOT  BEEN   APPROVED  OR
          DISAPPROVED  BY  THE
                SECURITIES AND
                      EXCHANGE    COMMISSION  OR   ANY  STATE    SECURITIES
          COMMISSION NOR HAS THE
                SECURITIES
                      AND     EXCHANGE     COMMISSION     OR    ANY STATE
          SECURITIES   COMMISSION

                PASSED UPON THE
                      ACCURACY    OR  ADEQUACY OF    THE  PROSPECTUS.   ANY
          REPRESENTATION TO THE
                CONTRARY IS A
                      CRIMINAL  OFFENSE.   NO PERSON IS  AUTHORIZED  BY THE
          COMPANY TO GIVE
                INFORMATION OR
                      TO MAKE   ANY    REPRESENTATION,   OTHER  THAN  THOSE
          CONTAINED IN  THIS
                PROSPECTUS,  IN
                      CONNECTION   WITH THE OFFERS    CONTAINED   IN  THIS
          PROSPECTUS.   THIS
                PROSPECTUS DOES
                      NOT   CONSTITUTE  AN OFFERING  IN ANY   JURISDICTION
          IN  WHICH SUCH
                OFFERING MAY NOT
                      LAWFULLY BE MADE. PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE
                REFERENCE.


                                                                Prospectus
                   Dated
                ______________, 1997

                      The Contracts are not deposits of, or guaranteed or endorsed by any bank,  nor
                      are   the  Contracts    federally   insured   by  the
          Federal  Deposit
                Insurance
                      Corporation,    the Federal  Reserve    Board or  any
          other  government
                agency.  The

                      Contracts      involve    certain        investment
          risks,     including
                possible  loss  of
                      principal.

                      To   Place   Orders  and   for Account   Information:
          Contact  the Schwab
                Annuity Service
                      Center at  800-838-0649    or  P.O.   Box  7806,  San
          Francisco,  California
                94120-9327.

                      About This  Prospectus:    This Prospectus  concisely
          presents important
                information
                      you should  have before   investing in the Contract.
          Please read it
                carefully and
                      retain  it  for   future  reference.  You  can  find
          more  detailed
                information
                      pertaining    to  the  Contract  in  the    Statement
          of    Additional
                Information  dated
                      _____________,   1997 (as may be  amended  from  time
          to time),   and
                filed with the
                      Securities     and  Exchange    Commission.       The
          Statement  of Additional
                Information is
                      incorporated      by     reference      into   this
          Prospectus,    and may  be
                obtained  without
                      charge  by     contacting  the   Schwab   Annuity
          Service  Center  at
                800-838-0649 or P.O.
                      Box 7806 San Francisco, California 94120-9327.

             TABLE    OF
                CONTENTS







                                 Page




          DEFINITIONS......................................................
          ..........
                ....................
                               K   E   Y          F   E   A   T   U   R   E
           S           O
                 F          T   H   E


          ANNUITY..........................................................
          ..........
                      FIRST GREAT-WEST LIFE & ANNUITY  INSURANCE COMPANY
                                                             A  N  D
             T  H  E
                     S  E  R  I  E  S







          ACCOUNT..........................................................
          ....
                                        T      H      E         E      L
           I      G
                I      B      L      E


          FUNDS............................................................
          ..........
                .......
                               T   H   E          G   U   A   R   A   N   T
           E   E
                P   E   R   I   O   D


          FUND.............................................................
          .........
                               T   H   E                  M   A   R   K   E
           T
                    V   A   L   U   E


          ADJUSTMENT.......................................................
          ..........
                ...













                                     A     P     P      L     I     C     A
             T      I
                O     N   A     N     D


          CONTRIBUTIONS....................................................
          ..........
                ....
                            A  N  N  U  I  T  Y                  A  C  C  O
          U  N  T
                        V  A  L  U  E






















          .................................................................
          ........



          TRANSFERS........................................................
          ..........
                ....................
                                                                C
            A
                 S              H


          WITHDRAWALS......................................................
          ..........
                ...............
                                           T        E       L       E
          P       H
                O       N       E


          TRANSACTIONS.....................................................
          ..........
                ..........
                                                          D            E
                 A
                    T            H


          BENEFIT..........................................................
          ..........
                ..............
                                           C        H       A       R
          G       E
                S     A       N       D


          DEDUCTIONS.......................................................






          ..........
                ........
                                                 P         A         Y
            M         E
                      N         T


          OPTIONS..........................................................
          ..........
                ............
                                           F        E       D       E
          R       A
                L     T       A       X


          MATTERS..........................................................
          ..........
                ........
                                     A     S      S     I     G     N     M
              E     N
                T     S         O     R


          PLEDGES..........................................................
          ..........
                .....
                                        P       E      R      F       O
          R      M      A
                   N      C      E


          DATA.............................................................
          ..........
                ........
                               D   I   S   T   R   I   B    U    T   I   O
          N            O













                F            T   H   E


          CONTRACTS........................................................
          ..........
                               S   E   L   E   C   T   E   D
              F   I   N
                A   N   C   I   A   L


          DATA.............................................................
          ..........




















                .
                                                    V          O          T
                  I
                   N          G


          RIGHTS...........................................................
          ..........
                .............
                            R  I   G  H   T  S            R  E  S   E  R  V
          E  D
                B  Y            T  H  E




























          COMPANY..........................................................
          .......
                                                          L            E
                 G
                    A            L


          PROCEEDINGS......................................................
          ..........
                ..............
                                                          L            E
                 G
                    A            L


          MATTERS..........................................................
          ..........
                ..............



          EXPERTS..........................................................
          ..........
                ....................
                                           A        V       A       I
          L       A
                B       L       E


          INFORMATION......................................................
          ..........
                ..........









          EXHIBITS.........................................................
          ..........
                ....................
                                           F        I       N       A
          N       C
                I       A       L


          STATEMENTS.......................................................
          ..........
                ..........F-1






          -----------------------------------------------------------------
          ----------
                -----


                      THIS     PROSPECTUS      DOES   NOT  CONSTITUTE  AN
          OFFERING  IN  ANY
                JURISDICTION  IN WHICH

                      SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESPERSON, OR
                OTHER PERSON
                      IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN
                CONNECTION
                      WITH THIS  OFFERING  OTHER  THAN THOSE   CONTAINED IN
          THIS  PROSPECTUS,
                AND, IF GIVEN
                      OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED

                ON.




          -----------------------------------------------------------------
          ----------
                -----

                                               The    Contract    is    not
          available in all states.

                -----------------------------------------------



                DEFINITIONS


                -----------------------------------------------

                      Accumulation   Period  - The  period   between    the
          Effective  Date  and
                the Payment
                      Commencement Date.

                      Annuitant  - The  person  named in  the   application
          upon whose life the
                payment of
                      an  annuity  is based and  who will  receive  annuity
          payments.   If a
                Contingent
                      Annuitant  is  named,  then  the  Annuitant  will  be
          considered the Primary
                Annuitant.
                      While  the  Annuitant   is  living  and at  least  30
          days  prior  to
                the  annuity
                      commencement  date, the Owner may, by Request, change
          the Annuitant.

                      Annuity  Account -  An  account established   by  the
          Company in  the name
                of the Owner
                      that  reflects  all   account  activity  under   this
          Contract.

                      Annuity  Account   Value     -   The   sum   of   the
          Variable   and  Fixed
                Sub-Accounts  credited
                      to the   Owner under  the   Annuity   Account;   less
          Transfers,  partial
                withdrawals,
                      amounts  applied to  an  annuity  option,    periodic
            withdrawals,
                charges  deducted
                      under the Contract and, less Premium Tax, if any.

                      Annuity  Payment  Period   -  The  period   beginning
          on  the  annuity
                commencement  date
                      and continuing until all annuity payments have been made under the

                Contract.

                      Annuity Unit -   An   accounting   measure   used  to
          determine the dollar
                value of any
                      variable annuity payment after the first annuity payment is made.

                      Automatic  Contribution  Plan   ("ACP")   -   A  plan
          which  allows  for
                automatic periodic
                      Contributions.  The   Contribution   amount  will  be
          withdrawn  from a
                designated
                      pre-authorized  account  and   automatically credited
          to  the Annuity
                Account.

                      Beneficiary  -  The  person(s)   designated   by  the
          Owner,  in  the
                application,  or as
                      subsequently   changed by the   Owner by  Request, to
          receive any death
                benefit which
                      may become payable under the terms of the Contract. If the surviving spouse of
                      an  Owner  is  the   surviving    Joint  Owner,   the
          surviving  spouse will
                become the
                      Beneficiary upon such   Owner's death and  may  elect
          to take the death
                benefit,  if
                      any, or elect to continue the Contract in force.

                      Company -  First Great-West Life  & Annuity Insurance
          Company,   the
                issuer of this
                      annuity, located at 125 Wolf Road, Suite 110, Albany, New York 12205.

                      Contingent   Annuitant -  The  person   named in  the
          application, unless
                later changed
                      by  the Owner  by Request   while  the Annuitant   is
          alive  and before
                annuity payments
                      have      commenced,    who  becomes   the  Annuitant
          when  the  Primary
                Annuitant dies. No
                      new    Contingent   Annuitant   may be   designated
          after the  death of
                the  Primary
                      Annuitant.

                      Contractual     Guarantee  of  a    Minimum  Rate  of
          Interest - The minimum
                interest rate
                      applicable to  each  Fixed  Sub-Account equal   to an
          annual effective
                rate in effect
                      at  the   time the   Contribution  is   made and   as
          reflected  in written
                confirmation of
                      the   Contribution.    This is  the   minimum    rate
          allowed by law and is
                subject to
                      change  in      accordance      with  changes    in
          applicable   law.   Under
                current law, the
                      minimum rate is 3%.

                      Contributions    - Purchase   amounts  received under
          the Contract and
                allocated to
                      the  Fixed  or   Variable  Sub-Account(s)  prior   to
          any  Premium  Tax
                or  other
                      deductions.

                      Effective  Date   - The   date on  which the   first
          Contribution   is
                credited to the
                      Annuity Account.

                      Eligible    Fund     -  A    registered    management
          investment  company,  or
                portfolio
                      thereof, in which the assets of the Series Account may be invested.

                      Fixed    Sub-Accounts   -   The   subdivision(s)  of
          the   Owner's
                Annuity
                   Account
                      reflecting  the   value   of    Contributions   made
          to   a   fixed
                interest
                   investment  option
                      available   under   the   Contract   and   any  Fixed
          Sub-Account Riders.

                      Guarantee    Period  - One   of  the time  intervals
            available in
                the
                   Guarantee Period
                      Fund during   which the Company will  credit a stated
          rate of interest.
                The
                   Company
                      may  stop  offering  any  time      interval  at  any
          time   for  new
                Contributions.
                   Amounts
                      allocated    to one  or  more   Guaranteed    Periods
          may  be subject to
                a
                   Market  Value
                      Adjustment.

                      Guarantee  Period   Fund  -   A  Fixed    Sub-Account
          in  which amounts
                allocated
                   will be
                      credited    a   stated   rate    of   interest   for
          the   applicable
                Guarantee
                   Period(s).

                      Guarantee Period Maturity Date - The last day of any Guarantee
                Period.

                      Individual   Retirement  Annuity   (IRA) - An annuity
          contract   used
                in a
                   retirement
                      savings   program  that  is intended  to  satisfy the
            requirements
                of
                   Section 408 of
                      the Internal Revenue Code of 1986, as amended.

                      Investment  Division   -  A  division  of  the Series
          Account containing
                the
                   shares of
                      an    Eligible  Fund.    There   is   an   Investment
          Division  for   each
                Eligible
                   Fund.

                      Market Value   Adjustment  - An  adjustment     which
          may be  made to
                amounts
                   paid out
                      before    the    Guarantee     Period     Maturity
          Date   due   to
                surrenders,
                   partial
                      withdrawals,  Transfers,    and  amounts  applied to
           the  periodic
                withdrawal
                   option or
                      to purchase an annuity, as applicable. The Market Value Adjustment may
                   increase
                      or    decrease   the    amount   payable    on   one
           of   the
                above-described
                   distributions.  A
                      negative  adjustment   may  result   in an  effective
          interest   rate
                lower
                   than the
                      applicable   Contractual  Guarantee of a Minimum Rate
          of Interest and
                the
                   value of
                      the  Contribution(s)   allocated  to  the   Guarantee
          Period   being
                less
                   than the
                      Contribution(s)   made. The   Market Value Adjustment
          is  detailed on
                page
                   ---.

                      Net    Investment  Factor    - The    Net Investment
          Factor  for   each
                Variable

                   Sub-Account
                      for   any    valuation date     is    determined   by
          dividing  (a)   by (b),
                and
                   subtracting (c)
                      from  the  result   where:   (a) is  the net   result
          of  (i) the net
                asset
                   value per
                      share   of  underlying  fund   shares  determined  as
          of the  end  of
                the
                   current
                      valuation   period,  plus (ii) the per share   amount
          of any  dividend
                (or
                   capital
                      gain,  if  applicable)   if the  "ex-dividend"  date
          occurs  during
                the
                   current
                      valuation period,   minus or  plus (iii) a  per  unit
          charge or credit
                for
                   any taxes
                      incurred   by  or   provided for   in    the Variable
          Sub-Account,   which
                is
                   determined by
                      First GWL&A  to have  resulted   from the  investment
          operations  of
                the
                   Variable

                      Sub-Account;    and (b) is the net result  of (i) the
          net asset  value
                per
                   share of
                      the   underlying     fund   determined    as  of  the
            end  of  the
                immediately
                   preceding
                      valuation period, minus or   plus (ii) the   per unit
          charge  or credit
                for
                   any taxes
                      incurred  by or provided   for in the   Variable Sub-
          Account;   and (c)
                the
                   mortality
                      risk charge of 0.85%.

                      Non-Qualified   Annuity    Contract   - An   annuity
          contract which  is
                not
                   intended to be
                      part  of  a  qualified   retirement  plan    and   is
          not   intended
                to
                   satisfy  the
                      requirements of Section 408 of the Internal Revenue Code of 1986,
                as
                   amended.

                      Owner   (Joint Owner)    or   You -   The  person(s),
          while the  Annuitant
                is
                   living, named
                      in  the     Contract Data  Page who   is  entitled to
          exercise all  rights
                and
                   privileges
                      under the  Contract.   Joint  Owners  must be husband
          and wife   as of
                the
                   date the
                      Contract   is    issued.    The Annuitant     will be
          the Owner   unless
                otherwise
                   indicated
                      in the  application.    If a Contract is   purchased
          as an IRA,   the
                Owner
                   and the
                      Annuitant   must  be the  same   individual   and  no
          Joint   Owner may
                be
                   named.  Any
                      reference    to    Owner in   the   singular    tense
          shall    include the
                plural,
                   and vice
                      versa, as applicable.

                      Payment  Commencement   Date  -  The  date on which
          annuity  payments
                or
                   periodic
                      withdrawals         commence   under   a   payment
          option.  The  Payment
                Commencement
                   Date must
                      be at least  one year  after the   Effective  Date of
          the  Contract.
                If a
                   Payment
                      Commencement     Date  is    not  shown     on    the
          Contract   Data Page,
                annuity
                   payments will
                      commence on  the  first  day  of the  month   of the
            Annuitant's
                90th
                   birthday.  The
                      Payment  Commencement   Date may be changed    by the
          Owner  within 60
                days
                   prior to
                      commencement   of  annuity     payments   or  it  may
          be  changed  by
                the
                   Beneficiary  upon
                      the  death  of the  Owner.    If  this  is an  IRA,
          payments  which satisfy
                the
                   minimum
                      distribution requirements of the Internal Revenue Code of 1986, as
                   amended, must
                      begin no later than the Owner's attainment of  age 70
          1/2.

                      Premium  Tax    - The   amount  of   tax,   if  any,
          charged  by  a
                state
                   or  other
                      governmental authority.

                      Request -  Any instruction in   a form   satisfactory
          to  the Company
                and
                   received at
                      the    Schwab  Annuity    Service Center   (or  other
          annuity  service
                center
                   subsequently
                      named) from the   Owner  or the Owner's      designee
          (as specified in a
                form
                      acceptable to   the   Company) or the     Beneficiary
          (as   applicable)
                as
                   required by
                      any provision  of  the   Contract or  as  required by
           the  Company.
                All
                   Requests are
                      subject to any action taken or payment made by the Company before it was
                   processed.

                      Schwab   Annuity   Service    Center   -       P.O.
          Box   7806,   San
                Francisco,

                   California
                      94120-9327, telephone 800-838-0649.

                      Series     Account   - The   segregated    account
          established  by the
                Company
                   under New
                      York   law  and   registered as   a   unit investment
          trust  under   the
                Investment
                   Company
                      Act of 1940, as amended.

                      Simplified     Employee   Pension   - An  individual
          retirement  annuity
                (IRA)
                   which may
                      accept    contributions       from   one  or   more
          employers    under   a
                retirement
                   savings
                      program  intended  to satisfy   the  requirements  of
          Section 408(k) of
                the
                   Internal
                      Revenue Code of 1986, as amended.

                      Surrender  Value    -  The  Annuity   Account  Value
          with  a   Market
                Value
                   Adjustment,  if
                      applicable, on the effective date of the surrender, less Premium Tax, if
                   any.

                      Transaction     Date -  The  date   on   which    any
          Contribution or Request
                from
                   the Owner
                      will   be    processed   by   the   Company  at  the
          Schwab  Annuity
                Service
                   Center.
                      Contributions   and   Requests   received  after 4:00
          p.m.  EST/EDT will
                be
                   deemed to
                      have  been  received   on the   next business   day.
          Requests  will  be
                processed
                   and the
                      Variable    Account  Value    will be  determined  on
          each day that the
                New
                   York Stock
                      Exchange is open for trading.

                      Transfer    -  The moving    of  money    from  among
          and  between   the
                Investment
                   Division(s)
                      and the Guaranteed Period Fund.

                      Variable    Account    Value   - The    sum of  the
          values   of the
                Variable
                   Sub-Accounts
                      credited to the Owner under the Annuity Account.

                      Variable   Sub-Accounts   -  The    sub-division(s)
          of  the Owner's
                Annuity
                   Account
                      containing    the  value    credited    to the  Owner
          under  the Annuity
                Account
                   from an
                      Investment Division.

                      We,  our,  us, or  First   GWL&A:   First  Great-West
          Life  & Annuity
                Insurance
                   Company.

          KEY  FEATURES OF
                THE
                   ANNUITY

                      The  Contract   currently    allows  you to    invest
          in  your   choice
                of
                   twenty-four
                      different      Investment    Divisions      offered
          by     thirteen
                different
                   mutual  fund
                      investment  advisers.     You  can    also invest in
          the   Guarantee
                Period
                   Fund.  Your
                      Annuity   Account Value  allocated  to an  Investment
           Division will
                vary
                   with the
                      investment   performance       of  the   Investment
          Division  you select.
                You
                   bear the
                      entire      investment  risk     for   all   amounts
          invested  in   the
                Investment
                   Division(s).
                      Your     Annuity   Account   Value   could   be  less
          than   the  total
                amount
                   of your
                      Contributions.

                      Who should  invest.  The   Contract is  designed  for
          investors  who
                are
                   seeking
                      long-term     tax    deferred   asset    accumulation
          with a  wide  range
                of
                   investment
                      options.       The Contract   can    be   used    for
          retirement or  other
                long-term
                   investment
                      purposes.     The  deferral  of     income  taxes  is
          particularly   attractive
                to
                   investors
                      in  high  federal  and state   tax brackets who  have
          already   fully
                taken
                   advantage of
                      their    ability  to  make  IRA      contributions
          or  "pre-tax"
                contributions
                   to their
                      employer sponsored retirement or savings plans.

                      A   Wide  Range   of  Variable   Investment  Choices.
           The  Contract
                gives
                   you an
                      opportunity   to     select   among   twenty-four
            different
                Investment
                   Divisions.  Each
                      Investment    Division     invests  in shares  of  an
          Eligible   Fund.
                The
                   Eligible Funds
                      cover a wide range of investment objectives as follows:



                      Investment Objective
          Eligible Funds
                      Aggressive Growth
          SteinRoe Capital
                Appreciation Fund

          Janus      Aspen
                Aggressive Growth Portfolio

          Alger   American
                Small Capitalization
                      Portfolio

          American
                Century     VP     Capital
                   Appreciation

          Berger IPT-Small
                Company Growth Fund




























          Strong Discovery
                Fund II

                      International Aggressive  Growth

                Montgomery Variable  Series:
                   International

              Small  Cap
                Fund

          Lexington
                Emerging Markets Fund

                      Growth
              Montgomery
                Variable Series: Growth Fund

          Schwab     Asset
                Director - High Growth
                      Portfolio

          Janus      Aspen
                Growth Portfolio

          Alger   American
                Growth Portfolio

                      International  Growth
             Janus Aspen
                Worldwide Growth Portfolio







          American Century
                VP International

                      Index
          Schwab S&P 500
                Portfolio

                      Growth & Income
              SAFECO RST
                Equity Portfolio

          Federated
                American Leaders Fund II

                      Equity Income
                 INVESCO
                VIF-Industrial Income Portfolio

                      Balanced/Asset Allocation
                 INVESCO
                VIF-Total Return Portfolio













                      Specialized
               Federated
                Utility Fund II

          Van          Eck
                Worldwide Hard Assets Fund

                      High Yield Bond
          INVESCO VIF-High
                Yield Portfolio




















                      Government Bond
          Federated Fund
                for U.S. Government
                      Securities II

                      Money  Market
            Schwab Money
                Market Portfolio

                      The distinct   investment   objectives and   policies
          for each  Eligible
                Fund
                   are more
                      fully   described  in    their   individual   fund
          prospectuses   which
                are
                   available from
                      the    Schwab   Annuity    Service   Center,     P.O.
          Box   7806,    San
                Francisco,
                   California
                      94120-9327, or via telephone at 1-800-838-0649.

                      The    Guarantee   Period   Fund.    The   Contract
          also gives   you
                an
                   opportunity  to
                      allocate your     Contributions    and   to  transfer
          your   Annuity
                Account
                   Value to the
                      Guarantee  Period Fund.    This Fixed   Sub-Account
          option is comprised
                of
                   Guarantee
                      Periods,   each of which  has  its own stated rate of
          interest and its
                own
                   maturity
                      date.    The  stated   rate of    interest for   the

          Guarantee   Period
                will
                   depend on the
                      date the    Guarantee   Period is    established  and
          the  duration  of
                the
                   Guarantee
                      Period you select  from among those available.    The
          rates  declared
                are
                   subject to
                      a minimum (Contractual Guarantee of a Minimum Rate of
          Interest),  but
                the
                   Company
                      may   declare   higher   rates    (the   stated  rate
          of  interest).
                The
                   Contractual

                      Guarantee  of a  Minimum  Rate of  Interest  will  be
           disclosed  in
                the
                   written
                      confirmation.     The  stated rate of   interest will
          not  be less  than
                the
                   Contractual
                      Guarantee   of   a   Minimum    Rate  of    Interest
          and will  also be
                disclosed
                   in the
                      written     confirmation.     Amounts   withdrawn  or
          transferred  from
                a
                   Guarantee Period
                      prior to the    Guarantee   Period    Maturity  Date
          may be subject
                to a
                   Market Value
                      Adjustment. (See "Market Value Adjustment," page __.)

                      How   to Invest.   You   must complete a  Contract
          application form in
                order
                   to invest
                      in  the   Contract  and you   must pay  by  check  or
          instruct   us to
                transfer
                   funds from
                      your Schwab     account.     The  minimum initial
          investment  is $5,000
                (or
                   $2,000 if in
                      an  IRA).    Subsequent    investments    must  be at
          least  $500.    The
                minimum
                   initial
                      investment    may be reduced  to $1,000   should  the
          Owner  agree to
                make
                   additional
                      $100 per month minimum recurring deposits through an ACP.

                      Free Look   Period.    The Contract  provides   for a
          Free  Look Period
                which
                   allows you
                      to    cancel  your   investment    generally   within
          10  days of  your
                receipt
                   of the
                      Contract.   You  can cancel  the Contract  during the
          Free  Look Period
                by
                   delivering
                      or   mailing  the  Contract to  the  Schwab   Annuity
          Service  Center.
                The
                   cancellation
                      is   not  effective    unless we   receive  a  notice
          which  is postmarked
                before
                   the end
                      of  the  Free   Look  Period.  If  the  Contract   is
          returned,  the Contract
                will
                   be void
                      from    the    start  and the    greater  of:     (a)
          Contributions   received
                less
                   surrenders,
                      withdrawals and distributions, or (b) the Annuity Account Value less
                   surrenders,
                      withdrawals and   distributions,  will   be refunded.
          These  procedures
                may
                   vary where
                      required   by  state   law.  (See   "Application  and

          Contributions," page
                ___.)

                      Allocation   of    the     Initial   Investment.
          Any    initial
                Contribution
                   allocated to an
                      Investment       Division  (other   than    certain
          1035  exchanges   -
                see
                   "Application  and
                      Contributions,"    page  __)  will be  allocated  to
          the Schwab Money
                Market
                   Portfolio
                      until  the  next   Transaction   Date following   the
          end of  the Free
                Look
                   Period.  At
                      that time,   the    Variable  Account  Value  will be
          allocated    to
                the
                   Investment
                      Divisions  in  accordance with  your   instructions.
           (See "Annuity
                Account
                   Value,"
                      page    __.)   Your    initial   investment    inthe
          Guarantee Period  Fund
                   will  be
                      immediately     allocated    to      the    Guarantee
          Period(s)  specified  in
                the
                   application.

                      Charges    and Deductions  Under the   Contract.  The
          Contract is a "no
                load"
                   variable
                      annuity     and,   as such,      imposes   no   sales
          charges,   redemption
                or
                   withdrawal
                      charges.

                      There is  a Mortality    and Expense   Risk    Charge
          at an   effective
                annual
                   rate of
                      0.85%  of  the   value  of the net   assets  in   the
          Variable  Account.
                A
                   Contract
                      Maintenance   Charge   of $25  will  be  deducted
          annually from  your
                Annuity
                   Account
                      Value.   There  will  be a transfer fee   of $10  for
          each Transfer in
                excess
                   of twelve
                      Transfers   per  calendar  year.  (See  "Charges  and
          Deductions," page __.)

                      Depending   on your  state of     residence,  we  may
          deduct  a charge
                for
                   Premium Tax
                      from  purchase   payments   or   amounts   withdrawn
          or  at     the

                Payment

                   Commencement Date.
                      (See "Charges and Deductions," page __.)

                      The  Market   Value    Adjustment   may  increase  or
          decrease the value
                of a
                   Guarantee
                      Period    if the Guarantee   Period   is broken prior
          to the Guarantee
                Period
                   Maturity
                      Date.  A    negative  adjustment  may  result   in an
          effective  interest
                rate
                   lower than
                      the  stated   rate of   interest  for  the  Guarantee
           Period    and
                the
                   Contractual
                      Guarantee   of a   Minimum  Rate of   Interest    and
          the  value  of the
                Guarantee
                   Period
                      being  less    than Contribution(s).   (See  "Market
          Value Adjustment,"
                page
                   __.)

                      Switching     Investments.      You   may      switch
          Contributions   among
                the
                   Investment
                      Divisions    or Guarantee   Period  Fund as  often as
          you like  with
                no
                   immediate  tax
                      consequences.   You   may make  a Transfer    Request
          to the   Schwab
                Annuity
                   Service
                      Center.   A  transfer      fee  may  apply.     (See
          "Charges  and
                Deductions,"
                   page __.)
                      Amounts     Transferred      out of   a   Guarantee
          Period  prior  to the
                Guarantee
                   Period
                      Maturity    Date  may be  subject to   a Market Value
            Adjustment.
                (See
                   "Market Value
                      Adjustment," page __.)

                      Full and   Partial   Withdrawals.  You may  withdraw
          all or  part of
                your
                   Annuity
                      Account Value  before the  earlier   of the annuity
          commencement  date
                you
                   selected
                      or the  Annuitant's   or Owner's  death.  Withdrawals
          may be taxable
                and
                   if made
                      prior to  age 59 1/2 may be  subject to a 10% penalty
          tax.  Withdrawals
                of
                   amounts
                      allocated to   a  Guarantee    Period  prior  to  the
          Guarantee   Period
                Maturity
                   Date may
                      be  subject  to  Market     Value  Adjustment.   (See
          "Market   Value
                Adjustment,"
                   page __.)
                      The  minimum      partial     withdrawal    prior  to
          the Market  Value
                Adjustment
                   is $500.
                      There  is no  limit  on the   number of   withdrawals
            made.   The
                Company
                   may delay
                      payment  of   withdrawals     from  your  Variable
          Sub-Accounts by up to  7
                days
                   and may
                      delay     withdrawals   from  the Guarantee    Period
          Fund  by up   to 6
                months.
                   (See "Cash
                      Withdrawals," page __.)

                      Annuity  Options.      Beginning on    the  first day
          of   the  month
                immediately
                   following
                      the      annuity   commencement   date  you   select,
          you  may elect to
                receive
                   annuity
                      payments   on   a fixed    or variable   basis.  (The
          default   date is the
                first
                   day of the
                      month that   the   Annuitant   attains   age 91.)   A
          wide  range  of
                annuity
                   options are
                      available   to provide      flexibility   in choosing
          an  annuity
                payment
                   schedule that
                      meets   your   particular     needs.  These   annuity
          options  include
                alternatives
                   designed
                      to   provide  payments   for life   (for    either  a
          single or joint
                life),
                   with or
                      without    a    guaranteed      minimum    number of
          payments.     (See
                "Payment
                   Options," page
                      __.)

                      Death     Benefit.     The   amount  of   the  death
          benefit,   if  payable
                before
                   annuity
                      payments     commence,    will  be  the    greater of
          (a)  the  Annuity
                Account
                   Value with a
                      Market Value  Adjustment,  if applicable,   as of the
          date a Request
                for
                   payment is
                      received,     less  Premium  Tax, if    any; or  (b)
           the sum    of
                Contributions
                   paid, less
                      partial   withdrawals   and  Periodic   Withdrawals,
          less   charges
                deducted
                   under the
                      Contract, if any,   less Premium Tax,  if   any. (See
          "Death  Benefit,"
                page
                   __.)

                      Customer     Service.   Schwab's   professional
          representatives  are
                available
                   toll-free
                      to    assist you.  If you have   any  questions about
          your  Contract,
                please
                   telephone
                      the Schwab   Annuity Service Center    (800-838-0649)
          or  write to  the
                Schwab
                   Annuity
                      Service      Center   at P.O.   Box   7806,      San
            Francisco,
                California
                   94120-9327.  All
                      inquiries should include the Contract number and the Owner's name.
                As a
                   Contract
                      Owner  you   will  receive    periodic  statements
          confirming  any
                transactions
                   relating
                      to your Contract, as well as a quarterly statement and an annual report.

          VARIABLE   ANNUITY  FEE
                TABLE

                               The purpose  of this table  and the examples
          that  follow is
                to
                   assist you
                      in   understanding    the various  costs and expenses
          that  you  will
                bear
                   directly or
                      indirectly   when   investing   in  the    Contract.
          The   table and
                examples
                   reflect
                      expenses    related  to the  Investment    Divisions
          as well  as  of
                the
                   Eligible Funds.
                      The table   assumes   that    the entire     Annuity
          Account  Value   is
                allocated
                   to one or
                      more  Investment   Divisions.  The   information  set
           forth  should
                be
                   considered
                      together  with the    narrative  provided  under  the
          heading  "Charges
                and
                   Deductions,"
                      page   __   of   this   Prospectus,   and  with   the
          Funds'  prospectuses.
                In
                   addition to the
                      expenses listed below, Premium Tax may be applicable.

                      Contract Owner Transaction Expenses1

                                        Sales Load





                      None
                                        Surrender Fee





                      None
                                        Transfer Fee (First 12 Per Year)2





                      None
                                        Annual Contract Maintenance Charge3


                                 $25.00






                      Investment Division Annual Expenses1
                      (as a percentage of average Variable
                      Account assets)

                                        Mortality and Expense Risk Charge





                      0.85%
                                        Administrative Expense Charge


















                      0.00%
                                        Other  Fees  and  Expenses  of  the
          Variable Account
























                      0.00%






                      -----
                                        Total  Investment  Division  Annual
          Expenses




                      0.85%




























                      --------
                      1   The   Contract    Owner Transaction    Expenses
          apply   to   each
                Contract,
                   regardless of
                      how  the   Annuity Account  Value   is  allocated.
          The Investment
                Division
                   Annual
                      Expenses do not apply to the Guarantee Period Fund.
                      2 There   is a   $10 fee     for  each  transfer   in
          excess of  12 in  any
                calendar
                   year.
                      3 The  Contract    Maintenance   Charge  is currently
           waived  for
                Contracts
                   with an
                      Annuity      Account Value of   at  least  $50,000.
          If  your  Annuity
                Account
                   Value falls
                      below     $50,000  due   to  a     withdrawal,    the
          Contract   Maintenance
                Charge
                   will be
                      reinstated   until such time as  your Annuity Account
          Value is equal to
                or
                   greater
                      than   $50,000.  This charge  may also be  waived for

          Contracts issued
                under
                   certain
                      sponsored arrangements.

                                                     Eligible  Fund  Annual
          Expenses (1)
                         (as   a   percentage  of    Eligible   Fund   net
          assets,   after
                expenses
                   reimbursements)







                          Total



          Management

                   Other             12b-1


                              Eligible Fund

          Fees

                   Expenses          Fees







                              Expenses

          (after    expenses

                   (after expenses   (after
                      expenses  (after expenses

          reimbursement)

                   reimbursement)
                      reimbursement)    reimbursement)
                                Portfolio

                               Alger American Growth Portfolio       .75%
                    .04%














                              0%


                      .79%
                               Alger American Small
                                 Capitalization Portfolio
          .85%





















                   .03%               0%


                            .88%
                               American Century VP Capital Appreciation
                   1.00%

                              0%


                              0%           1.00%
                               American Century VP International
           1.50%

                     0%


                        0%         1.50%



























                               Berger IPT-Small Company Growth Fund
            .0%

                   1.15%             0%


                           1.15%
                               Federated American Leaders  Fund II


                   .53%              .32%


                              0%            .85%
                               Federated    Fund   for    U.S.   Government
          Securities II         .0%

                            .80%


                              0%            .80%
                               Federated Utility Fund II
           .24%

                   .61%          0%


                            .85%
                               INVESCO VIF-High Yield  Portfolio
          .60%

                   .27%               0%




































                            .87%
                               INVESCO   VIF-Industrial  Income   Portfolio
          .75%           .20%

                              0%


                      .95%
                               INVESCO VIF-Total Return Portfolio
          .75%

                   .19%               0%


                            .94%
                               Janus Aspen Aggressive
                                  Growth Portfolio
          .72%

                   .04%               0%


                            .76%
                               Janus Aspen Growth Portfolio          .65%
                    .04%







                              0%


                      .69%
                               Janus Aspen Worldwide
                                 Growth Portfolio
          .66%

                   .14%               0%


                            .80%













                               Lexington Emerging Markets Fund
           .85%

                   .79%


                        0%         1.64%
                               Montgomery Variable Series: Growth Fund2
           1.00%





















                   .25%


                        0%         1.25%
                               Montgomery Variable Series:
                                 International Small Cap Fund2
           1.25%

                   .25%


                        0%         1.50%
                               SAFECO RST Equity Portfolio            .70%
                   .02%

                   0%       .72%
                               Schwab Asset Director -



























                                 High Growth Portfolio               .60%
                    .15%

                              0%


                      .75%
                               Schwab Money Market  Portfolio
          .44%

                   .06%               0%


                            .50%
                               Schwab S&P 500  Portfolio3
          .13%

                   .15%               0%


                            .28%
                               SteinRoe Capital Appreciation Fund
                    .50%

                            .26%


                              0%            .76%
                               Strong  Discovery Fund II
          1.00%

                   .21%               0%







                           1.21%
                               Van Eck Worldwide Hard Assets Fund
                    .90%

                            .18%


                              0%           1.08%

                      ---------------------------------

                      (1)  The figures   given   above   (other   than  for
          the   Montgomery
                Variable
                   Series:
                      Growth  Fund,       Montgomery   Variable     Series:
          International   Small Cap
                Fund
                   and Schwab

                      S&P    500  Portfolio    - see    notes 2    and  3,
          below)   reflect the
                amounts
                   deducted after
                      expense offset     arrangements,   if any,   from the
          Eligible Funds
                during
                   1996. From
                      time  to    time,   an  Eligible   Fund's investment
          adviser,  in  its
                sole
                   discretion, may
                      waive    all    or  part   of   its    fees    and/or
          voluntarily   assume
                certain
                   expenses.  For a
                      more  complete      description    of  the  Eligible
          Funds'  fees and
                expenses,
                   see the
                      Eligible  Funds'      prospectuses.     As   of  the
          date  of   this
                Prospectus,
                   certain fees
                      are being  waived or  expenses   are  being  assumed,
          in each case on
                a
                   voluntary
                      basis.         Without  such       waivers  or
          reimbursements,    the  total
                Eligible
                   Fund annual
                      expenses that   would  have been   incurred   for the
          last   completed
                fiscal
                   year would
                      be:   8.57%  for  Berger   IPT-Small  Company  Growth
          Fund; 1.07%  for
                Federated
                   American
                      Leaders  Fund   II;   1.81%   for Federated      Fund
           for   U.S.
                Government
                   Securities  II;
                      1.32%   for    INVESCO         VIF-High   Yield
          Portfolio;    1.19%   for
                INVESCO
                   VIF-Industrial
                      Income   Portfolio;      1.30% for INVESCO  VIF-Total
          Return Portfolio;
                .83%
                   for Janus
                      Aspen  Aggressive   Growth   Portfolio;     .83%  for
           Janus   Aspen

                Growth
                   Portfolio;  .91%
                      for    Janus   Aspen  Worldwide   Growth   Portfolio;
          2.23%  for Lexington
                Emerging
                   Markets
                      Fund;  and 0.95% for Schwab Money Market   Portfolio;
          2.68% forSchwab
                   S&P 500

                      Portfolio  and  3.92%  for  Schwab  asset  Directors-
          High  Growth
                Portfolio.
                   See the
                      Eligible  Funds'   prospectuses   for a  discussion
          of  fee  waiver
                and
                   expense
                      reimbursements.

                      2  For   the    Montgomery      Variable    Series:
          Growth   Fund  and
                Montgomery
                   Variable
                      Series:   International     Small-Cap     Fund,   the
          fund    manager has
                agreed
                   to reduce
                      management  fees,  if   necessary,   to   keep  total
          annual  operating
                expenses
                   to 1.25%
                      and    1.50%,        respectively.        The  fund
          manager   may   also
                voluntarily
                   further reduce
                      management  fees and    other  expenses  to  increase
          the  return  to
                the
                   Funds'
                      investors and   voluntarily    elected to do   so  in
          1996  so that the
                actual
                   expenses
                      charged in  1996   for both  of  these  funds    were
          0.00%.    Without
                such
                   waivers or
                      reimbursements,  the total     Eligible Fund expenses
          that would  have
                been
                   incurred
                      for  the  last completed    fiscal  year   would  be:
          6.98%  for the
                Montgomery
                   Variable
                      Series:    Growth    Fund  and  6.30%     for    the
          Montgomery  Variable
                Series:
                   International
                      Small-Cap Fund.

                      3 The   figures  given   above   reflect a  voluntary
           waiver   of a
                portion
                   of the
                      management    fee for the Schwab   S&P 500 Portfolio
          effective May 1,
                1997.
                   Prior to
                      that date the applicable management fee was 0.20%.

          Examples(1)

                      If you retain, annuitize, or surrender the Contract at the end of the
                   applicable
                      time    period,   you   would    pay the   following
          fees  and  expenses
                on a
                   $1,000
                      investment, assuming a 5% annual return on assets:


                      Investment Divisions
                 1 Year

                                   3
                      Years

                      Alger American Growth Portfolio
                 $ 8.26


                      $27.11
                      Alger American Small
                        Capitalization Portfolio
                 $ 9.20








                      $30.16
                      American Century VP Capital Appreciation
                 $10.45


                      $34.21
                      American Century VP International
                 $15.63


                      $50.93
                      Berger IPT-Small Company Growth Fund
                 $12.00















                      $39.25
                      Federated American Leaders Fund II
                 $ 8.89


                      $29.14
                      Federated Fund for U.S. Government Securities II
                 $ 8.37






















                      $27.45
                      Federated Utility Fund II
                 $ 8.89


                      $29.14
                      INVESCO VIF-High Yield Portfolio
                 $ 9.09


                      $29.82
                      INVESCO VIF-Industrial Income Portfolio
                 $ 9.93


                      $32.52
                      INVESCO VIF-Total Return Portfolio
                 $ 9.82


                      $32.19
                      Janus Aspen Aggressive
                         Growth Portfolio
                 $ 7.95





























                      $26.09
                      Janus Aspen Growth Portfolio
                 $ 7.22


                      $23.71
                      Janus Aspen Worldwide
                        Growth Portfolio
                 $ 8.37


                      $27.45
                      Lexington Emerging Markets Fund
                 $17.08


                      $55.57
                      Montgomery Variable Series: Growth Fund
                 $13.04


                      $42.60
                      Montgomery Variable Series:
                        International Small-Cap Fund
                 $15.63


                      $50.93
                      SAFECO RST Equity Portfolio
                 $ 7.53


                      $24.73






                      Schwab Asset Director -
                        High Growth Portfolio
                 $ 7.84


                      $25.75
                      Schwab Money Market Portfolio
                 $ 5.24


                      $17.23
                      Schwab S&P 500 Portfolio
                 $ 2.94

                                    $
                      9.68













                      SteinRoe Capital Appreciation Fund
                 $ 7.95


                      $26.09
                      Strong Discovery Fund II
                 $12.63






















                      $41.26
                      Van Eck Worldwide Hard Assets Fund
                 $11.28


                      $36.90


                      THESE     EXAMPLES  SHOULD    NOT    BE    CONSIDERED
          REPRESENTATIONS  OF  PAST
                OR
                   FUTURE
                      EXPENSES.   ACTUAL  EXPENSES PAID MAY BE   GREATER OR
          LESS THAN THOSE
                SHOWN,
                   SUBJECT
                      TO THE GUARANTEES IN THE CONTRACT.

                      These   examples   assume that   no   premium   taxes
          have  been assessed
                (although
                   premium
                      taxes  may be  applicable -  see "Premium  Tax," page
          __).

                      (1) The  Eligible   Fund Annual   Expenses  and these
           examples  are
                based
                   on data
                      provided by the Eligible Funds. The Company has no reason to doubt the
                   accuracy
                      or   completeness  of that    data,   but the Company
          has not   verified
                the
                   Eligible
                      Funds'    figures.  In preparing    the Eligible Fund
          Expense table and
                the
                   Examples
                      above,   the    Company has relied   on   the figures
          provided by   the
                Eligible
                   Funds.

                   ------------------------------------------------------

                                                    FIRST  GREAT-WEST  LIFE
             &   ANNUITY
                INSURANCE
                   COMPANY
                                                                      AND
           THE    SERIES
                ACCOUNT

                   ------------------------------------------------------

                      First Great-West Life & Annuity Insurance Company ("First GWL&A")

                               The Company   is a  stock   life insurance
          company  organized
                under
                   the laws
                      of    the  state  of  New  York.  First  GWL&A    was
          incorporated on April  9,
                1996
                   and is a
                      wholly   owned   subsidiary   of   Great-West   Life
          &   Annuity
                Insurance
                   Company
                      ("Great-West").   First GWL&A  commenced   operations
          upon receipt  of
                its
                   certificate
                      of authority from the Superintendent of Insurance of New York on May
                28,
                   1997.

                               First    GWL&A is    principally    engaged
          in the   sale  of
                life
                   insurance,
                      accident and  health  insurance  and  annuities.   It
          is admitted  to
                do
                   business in
                      the states of New York and Iowa.

                               Great-West is a wholly-owned subsidiary of The Great-West

                Life
                      Assurance Company   ("GWL").  GWL   is  a subsidiary
          of  Great-West
                Lifeco
                   Inc., a
                      holding company.    Great-West    Lifeco Inc.  is  in
          turn  a subsidiary
                of
                   Power

                      Financial   Corporation,  a      financial   services
          company.    Power
                Corporation
                   of
                      Canada,    a holding  and    management company,  has
          voting   control of
                Power
                   Financial
                      Corporation.       Mr. Paul   Desmarais,    through a
          group   of private
                holding
                   companies,
                      which  he  controls,  has  voting  control  of  Power
          Corporation of Canada.

                      The Series Account

                               The     Variable       Annuity-1      Series
              Account
                ("Series
                   Account")  was
                      established     by   the  Company  on  January    15,
          1997 as  a separate
                account
                   under the
                      laws  of the   State  of   New   York.   The   Series
           Account    is
                registered
                   with the
                      Securities      and     Exchange      Commission
          ("Commission")    under  the
                Investment
                   Company
                      Act of   1940,  as   amended ("1940    Act"),   as  a
          unit   investment
                trust.

                   The Series
                      Account  meets  the    definition  of  a  "separate
          account"   under
                the
                   federal
                      securities     laws.        However,             such
          registration     does  not
                involve
                   supervision of the
                      management of the Series Account or the Company by the Commission.

                               The  Company     does  not    guarantee  the
          investment performance
                of
                   the Series
                      Account.    The portion   of    the Annuity   Account
          Value  attributable
                to
                   the Series
                      Account  and   the  amount of    variable   annuity
          payments    depend on
                the
                   investment
                      performance  of  the Eligible  Funds.  Thus,    the
          Contract  Owner
                bears
                   the full
                      investment   risk  for  all  Contributions  allocated
          to  the  Series
                Account.

                               The  Series   Account is   administered  and
           accounted for
                as
                   part of the
                      general  business of the   Company;   but the income,
          capital  gains,
                or
                   capital
                      losses   of each  Investment   Division are  credited
          to   or charged
                against
                   the assets
                      held  in that     Investment   Division in accordance
          with the  terms of
                the
                   Contract,
                      without  regard  to other income,   capital  gains or
          capital  losses
                of
                   any other
                      Investment  Division     or    arising   out of   any
          other   business
                the
                   Company  may
                      conduct.  Under   New York  law,   the assets  of the
          Series   Account are
                not
                   chargeable
                      with    liabilities    arising  out  of    any  other
          business   the  Company
                may
                   conduct.
                      Nevertheless,    all    obligations  arising    under
          the   Contracts
                are
                   generally
                      corporate obligations of the Company.

                               The  Series    Account     currently     has
           twenty-four
                Investment
                   Divisions
                      available  for   allocation  of  Contributions.   If,
          in the  future,
                the
                   Company
                      determines      that     marketing        needs  and
          investment    conditions
                warrant,
                   it may
                      establish additional     Investment  Divisions  which
          will   be  made
                available
                   to Owners
                      to the   extent  and on a basis    to be   determined
          by the Company,
                (See
                   "Addition,
                      Deletion,    or   Substitution").    Each Investment
          Division  invests
                in
                   shares of an
                      Eligible Fund, each having a specific investment objective.

                   ------------------------------------------------------
                                                                        THE
          ELIGIBLE FUNDS

                   ------------------------------------------------------

                               The  Eligible    Funds  described      below
          are    offered
                exclusively
                   for use as
                      funding  vehicles  for   insurance  products     and,
          consequently,  are
                not
                   publicly
                      available  mutual    funds.    Each     Eligible Fund
          has   separate
                investment
                   objectives
                      and policies.     As a  result,   each Eligible  Fund
          operates  as a
                separate
                   investment
                      portfolio  and the   investment  performance   of one
          Eligible Fund has
                no
                   effect on
                      the investment   performance  of  any other  Eligible
          Fund.  See  the
                Eligible
                   Funds'
                      prospectuses for more information.

                      The Alger American Fund

                               Alger     American    Small   Capitalization
          Portfolio:    Seeks
                long-term
                   capital
                               appreciation    by    investing    at  least
          65%  of its  total
                assets,
                   except
                               during   temporary  defensive periods,    in
          equity securities
                of
                   companies
                               that,    at  the    time   of   purchase,
            have   total
                market
                   capitalization within
                               the    range of      companies   included
          in the   Russell
                2000
                   Growth  Index
                               ("Russell   Index")   or   the   S&PSmallCap
          600Index ("S&P Index"),
                   updated
                               quarterly.   Both     indexes    are  broad
           indexes    of
                small
                   capitalization
                               stocks.   As     of     March  31,     1997,
          the    range   of
                market
                   capitalization of the
                               companies    in the   Russell      Index was
          $10  million  to
                $1.94
                   billion;  the
                               range  of market     capitalization   of the
          companies  in  the
                S&P
                   Index at
                               that   date  was  $32 million   to  $2.579
          billion.     The
                combined
                   range as of
                               that    date  was $10  million   to $2.579
          billion.    The
                Portfolio
                   may invest
                               up   to   35%   of  its  total   assets   in
          equity    securities
                of
                   companies  that,
                               at   the    time  of    purchase,       have
          total    market
                capitalization
                   outside this
                               combined    range,  and in  excess  of  that
          amount (up to 100% of
                its
                   assets)
                               during temporary defensive periods.

                               Alger    American   Growth    Portfolio:
          Seeks  long-term
                capital
                   appreciation
                               by    investment  of at  least   65% of its
          total   assets,
                except
                   during
                               temporary  defensive  periods,  in    equity
          securities  of
                companies
                   that, at
                               the    time  of      purchase     of    the
          securities,    have
                total
                   market
                               capitalization  of $1   billion  or greater.
          The  Portfolio
                may
                   invest up to
                               35%   of  its    total assets   in  equity
          securities   of
                companies
                   that, at the
                               time of    purchase,   have total     market
          capitalization  of
                less
                   than $1
                               billion.

                      American Century Variable Portfolios, Inc.

                               American        Century     VP  Capital

          Appreciation:   Seeks
                capital
                   growth by
                               investing        in   common      stocks
           (including
                securities
                   convertible  into
                               common     stocks and     other   equity
          equivalents)     and
                other
                   securities that
                               meet  certain    fundamental  and  technical
          standards   of
                selection
                   and have,
                               in      the    opinion         of      the
          investment   manager,
                better-than-average
                   potential
                               for    appreciation.     The   Portfolio's
          investment   manager
                intends
                   to stay
                               fully   invested  in   such   securities,
          regardless  of  the
                movement
                   of stock
                               prices generally.

                               American  Century  VP  International:  Seeks
          capital  growth
                by
                   investing
                               primarily    in  an      internationally
          diversified  portfolio
                of
                   securities of
                               foreign   companies     that   meet  certain
          fundamental   and
                technical
                   standards
                               of    selection    and  have,    in  the
          opinion   of  the
                investment
                   manager,
                               potential  for   capital appreciation.  The
          Portfolio will
                invest
                   primarily
                               in   common       stocks     (defined   to
          include   depository
                receipts
                   for common
                               stock     and       other      equity
          equivalents)  of   such
                companies.
                   Investment in
                               securities       for    foreign     issues
          typically   involves   a
                greater
                   degree of
                               risk   than   an   investment  in   domestic
          securities.

                      Berger Institutional Products Trust

                               Berger     IPT-Small    Company     Growth
          Fund:        Seeks
                capital
                   appreciation by
                               investing primarily   in equity   securities
          (including common
                and
                               preferred    stocks,     convertible    debt
          securities and other
                               securities         having        equity
          features)     of   small
                growth
                   companies  with
                               market    capitalization   of  less  than $1
          billion at the time
                of
                   initial
                               purchase.

                      Federated Insurance Series

                               Federated         American    Leaders  Fund
          II:    Seeks   to
                achieve
                   long-term growth
                               of capital     as  a  primary    objective
          and  seeks  to
                provide
                   income as a
                               secondary   objective   through   investment
          of  at least 65 %
                of
                   its total
                               assets   (under    normal     circumstances)
          in  common stocks
                of
                   "blue chip"
                               companies.

                               Federated     Fund  for  U.S.     Government
          Securities  II:  Seeks
                to
                   provide
                               current  income    through   investment  of
          at least  65% of
                its
                   total assets
                               in   securities  which  are    primary    or
          direct  obligations
                of
                   the U.S.
                               government   or       its   agencies      or
          instrumentalities  or  which
                are
                   guaranteed
                               as to    principal  and   interest  by   the
          U.S. government,
                its
                   agencies,  or
                               instrumentalities    and    in  certain
          collateralized
                mortgage
                   obligations,
                               and repurchase agreements.

                               Federated     Utility    FundII:   Seeks  to
          provide   highcurrent
                   income and
                               moderate     capital    appreciation     by
          investing    in
                a
                   professionally-managed,
                               diversified      portfolio   of      utility
          company   equity  and
                debt
                   securities.

                      INVESCO Variable Investment Funds, Inc.

                               INVESCO         VIF-Industrial     Income
          Portfolio:   Seeks   the
                best
                   possible
                               current  income  while    following    sound
            investment
                practices.
                   Capital
                               growth    potential  is    an    additional
          consideration   in
                the
                   selection of
                               portfolio   securities.    The Portfolio
          normally invests
                at
                   least 65% of
                               its  total    assets  in     dividend-paying
          common  stocks.   Up
                to
                   10% of the
                               Portfolio's      total     assets   may   be
          invested  in  equity
                securities
                   that do
                               not   pay    regular     dividends.      The
          remaining  assets are
                invested
                   in other
                               income-producing    securities   such     as
          corporate    bonds.
                The
                   Portfolio also
                               has the flexibility to invest in other types
          of securities.

                               INVESCO    VIF-Total   Return     Portfolio:
          Seeks   a high
                total
                   return  on
                               investment               through   capital
          appreciation   and  current
                income.
                   The Total
                               Return  Portfolio    seeks  to  achieve  its
          investment objective
                by
                   investing
                               in   a combination   of equity    securities
          (consisting   of
                common
                   stocks and,
                               to     a        lesser  degree,   securities
          convertible   into common
                stock)
                   and fixed
                               income securities.

                               INVESCO  VIF-High  Yield  Portfolio:   Seeks
          a high   level
                of
                   current income
                               by investing   substantially     all of its
          assets in lower
                rated
                   bonds and
                               other debt    securities  and  in preferred
           stock.  These
                bonds
                   and other
                               securities  are     sometimes  referred   to
          as  "junk bonds."
                The
                   High Yield
                               Portfolio      pursues   its     investment
            objective
                through
                   investment in a
                               variety        of         long-term,
          intermediate-term,      and
                short-term
                   bonds.
                               Potential   capital    appreciation   is   a
           factor    in
                the
                   selection  of
                               investments,    but    is   secondary    to
          the   Portfolio's
                primary
                   objective.

                      Janus Aspen Series

                               Janus     Aspen    Aggressive       Growth
          Portfolio:    Seeks
                long-term
                   growth of
                               capital in    a  manner     consistent  with
          the   preservation
                of
                   capital.  The
                               Portfolio   normally    invests  at    least
           50%   of its
                equity
                   assets  in
                               securities         issued       by
          medium-sized    companies.
                Medium-sized
                   companies are
                               those whose  market   capitalizations   fall
          within the  range
                of
                   companies
                               in    the   S&P    MidCap      400   Index
          (the     "MidCap
                Index").
                   Companies  whose
                               capitalization     falls       outside  this
          range  after  the
                Portfolio's
                   initial
                               purchase           continue       to  be
          considered   medium-sized
                companies
                   for the
                               purpose of   this   policy.  As  of December
            30,   1996,
                the

                   MidCap  Index
                               included        companies      with
          capitalizations
                between
                   approximately  $192
                               million  to  $6.5   billion.    The range of
          the MidCap  Index
                is
                   expected to
                               change on a regular   basis.  Subject to the
          above  policy,
                the
                   Portfolio
                               may  also   invest  in  smaller   or  larger
          issuers.

                               Janus   Aspen Growth    Portfolio:     Seeks
          long-term   growth
                of
                   capital in a
                               manner          consistent    with   the
          preservation  of  capital.
                The
                   Portfolio
                               pursues   its  objective   by  investing  in
          common  stocks
                of
                   companies of any
                               size.      This   Portfolio     generally
          invests in larger,
                more
                   established
                               issuers.

                               Janus   Aspen       Worldwide     Growth
          Portfolio:    Seeks
                long-term
                   growth of
                               capital in  a manner    consistent with  the
            preservation
                of
                   capital.  The
                               Portfolio    pursues      its    objective
          primarily  through
                investments
                   in common
                               stocks   of    foreign      and    domestic
          issuers.    The

                Portfolio
                   has  the
                               flexibility        to    invest     on    a
          worldwide     basis
                in
                   companies   and
                               organizations       of     any    size,
          regardless  of  country
                of
                   organization  or
                               place   of   principal  business   activity.
          The   Portfolio
                normally
                   invests in
                               issuers        from  at   least      five
          different     countries,
                including
                   the United
                               States;  however,  it  may at  times invest
          in fewer  than
                five
                   countries or
                               even a single country.

                      Lexington Emerging Markets Fund, Inc.

                               Lexington   Emerging  Markets   Fund:  Seeks
          long term  growth
                of
                   capital
                               primarily       through     investment   in
          equity  securities
                of
                   companies
                               domiciled   in,     or  doing   business  in
          emerging   countries
                and
                   emerging
                               markets. For  purposes   of  its investment
          objective,   the
                Fund
                   considers
                               emerging   country   equity   securities  to
          be   any country
                whose
                   economy and
                               market the  World Bank  or United   Nations
          considers   to
                be
                   emerging or
                               developing.     The   Fund     may    also
          invest   in
                equity
                   securities  and
                               equivalents     traded  in  any   market  of
          companies  that  derive
                50%
                   or more
                               of   their   total     revenue from   either
          goods or  services
                produced
                   in such
                               emerging  countries  or   markets  or  sales
          made  in  such
                countries.

                      Montgomery Variable Series

                               Montgomery   Growth Fund:   Seeks   capital
           appreciation
                by
                   investing at
                               least  65%  of   its    total assets  (under
          normal  conditions)
                in
                   the equity
                               securities    of    domestic   corporations.
           In   addition
                to
                   capital
                               appreciation,     this  Fund      emphasizes
          value.    While the
                Fund
                   emphasizes
                               investments   in  common  stock,   it   also
          invests in other
                types
                   of equity
                               securities     (including        options
          on     equity
                securities,
                   warrants  and
                               futures  contracts  on  equity  securities).
          The   Fund  may
                invest
                   up to 35%
                               of its  total assets   in debt   securities
          rated within  the
                three
                   highest
                               grades   of  S&P,     Moody's  or  Fitch, or
            unrated debt
                securities
                   deemed to
                               be  of      comparable   quality     by  its
          portfolio    manager
                using
                   guidelines
                               approved by the Board of Trustees.

                               Montgomery      International   Small   Cap
          Fund:    Seeks
                capital
                   appreciation by
                               investing at   least   65%  of   its   total
          assets   (under
                normal
                   conditions) in
                               equity       securities   of   companies
          outside  the   United
                States
                   having total
                               market    capitalizations   of  less    than
          $1   billion,
                sound
                   fundamental
                               values  and    potential for    long-term
          growth   at  a
                reasonable
                   price.  The

                               Fund      generally     invests        the
          remaining    35% of  its
                total
                   assets in a
                               similar       manner   but    may    invest
          those   assets   in
                companies
                   having market
                               capitalizations    of  $1 billion  or  more,
            or  in  debt
                securities,
                   including
                               up  to    5% of its    total  assets in debt
          securities   rated
                below
                   investment
                               grade.

                      SAFECO Resource Series Trust

                               SAFECO RST   Equity     Portfolio:   Seeks
          long-term   growth
                of
                   capital  and
                               reasonable      current   income.      The
          Portfolio   ordinarily
                invests
                   principally
                               in     common   stocks     or     securities
          convertible  into  common
                stocks.

                      Schwab Annuity Portfolios

                               Schwab  Money    Market   Portfolio:  Seeks
          maximum  current
                income
                   consistent
                               with  liquidity and   stability  of capital.
           It seeks   to
                achieve
                   its
                               objective by investing  in short-term  money
          market
                               instruments.       This       Portfolio   is
          neither     insured
                nor
                   guaranteed by the
                               United States  Government  and there can  be
          no assurance that
                it
                   will be
                               able  to   maintain  a   stable    net asset
          value of  $1.00  per
                share.

                               Schwab    Asset    Director-High    Growth
          Portfolio:   Seeks
                to
                   provide high
                               capital   growth  with   less     volatility
          than   an  all
                stock
                   portfolio.  The
                               High    Growth Fund   seeks  to   meet   its
          investment  objective
                by
                   investing in
                               a   mix   of   stocks,   bonds,   and   cash
          equivalents.

                               Schwab  S&P   500    Portfolio:   Seeks   to
          track    the  price
                and
                   dividend
                               performance      (total      return)      of
          common    stocks  of
                U.S.
                   companies,  as
                               represented  in  the    Standard  &   Poor's
          Composite Index  of
                500
                   stocks (the
                               "Index").     The S&P  500  Fund   invests
          primarily in the
                common
                   stocks of
                               companies composing the Index.


                      SteinRoe Variable Investment Trust

                               SteinRoe Capital   Appreciation  Fund: Seeks
          capital  growth
                by
                   investing
                               primarily      in   common      stocks,
          convertible
                securities,
                   and  other
                               securities selected for prospective capital growth.

                      Strong Discovery Fund II, Inc.

                               Strong       Discovery    Fund  II:    Seeks
          capital  growth.   The
                Fund
                   invests in
                               securities        that    the        Fund's
          investment    adviser
                believes
                   represent
                               attractive    growth       opportunities.
            The     Fund
                normally
                   emphasizes equity
                               investments,        although  it   has   the
          flexibility to invest in
                any
                   security
                               the Fund's   investment   adviser   believes
          has the  potential
                for
                   capital
                               appreciation.

                      Van Eck Worldwide Insurance Trust

                               Van   Eck      Worldwide     Hard    Assets
          Fund:     Seeks
                long-term
                   capital
                               appreciation     by   investing   in    hard
          asset   securities;
                i.e.,
                   commodities
                               or    securities   of    firms    involved
          (directly   or
                indirectly)
                   in the
                               following    areas:      precious    metals,
            ferrous  and
                non-ferrous
                   metals,
                               energy,    real   estate,       and    other
          non-agricultural
                commodities.
                   The Fund
                               seeks   opportunities  in  all the  global
          stock,  bond,
                and
                   commodity
                               markets,     including   domestic  markets.
          Current  income
                is
                   not  an
                               investment objective.

                               The    two  Alger    American   Funds    are
          advised   by  Fred
                Alger
                   Management, Inc.
                      of  New    York, New  York.      The  two   American
          Century  Variable
                Portfolios,
                   Inc., are
                      advised     by    American     Century   Investment
          Management   of Kansas
                City,

                   Missouri,
                      advisers   to   the  American   Century   family   of
          mutual funds.    The
                Berger
                   IPT-Small
                      Company    Growth   Fund   is  advised    by   Berger
          Associates  of  Denver,
                Colorado.
                   The
                      three     Federated Insurance     Series Portfolios
          are  advised   by
                Federated
                   Advisers of
                      Pittsburgh,    Pennsylvania.     The  three   INVESCO
          Variable   Investment
                Funds,
                   Inc.,
                      Portfolios    are    advised  by    INVESCO    Funds
          Group,   Inc.,  of
                Denver,

                   Colorado.
                      INVESCO     Trust    Company   is  the    sub-adviser
          for   the  INVESCO
                VIF-Industrial
                   Income
                      Portfolio.   The three  Janus Aspen Series Portfolios
          are advised by
                Janus
                   Capital

                      Corporation  of  Denver,  Colorado.    The  Lexington
          Emerging Markets Fund
                is
                   advised
                      by   Lexington   Management Corporation   of   Saddle
          Brook, New  Jersey.
                The
                   two
                      Montgomery  Variable   Series  Funds    are  advised
          by   Montgomery
                Asset
                   Management,
                      L.P.  of San Francisco, California.   The  SAFECO RST
          Equity Portfolio
                is
                   advised
                      by    SAFECO Asset  Management    Company of Seattle,
          Washington.    The
                three
                   Schwab
                      Annuity  Portfolios   are      advised   by   Charles
          Schwab  Investment
                Management,
                   Inc., of
                      San   Francisco, California.   The SteinRoe   Capital
          Appreciation  Fund
                is
                   advised by
                      Stein    Roe  &  Farnham  Incorporated   of  Chicago,
          Illinois.  Strong
                Discovery
                   Fund II
                      is  advised  by    Strong  Capital Management,  Inc.
           of Milwaukee,
                Wisconsin.
                   The Van
                      Eck   Worldwide   Hard   Assets  Fund   is   advised
          by   Van   Eck
                Associates
                   Corporation of

                      New York, New York.

             ***

                               Meeting     investment        objectives
          depends  on   various
                factors,
                   including,
                      but not  limited   to,   how well  the   Eligible
          Fund    managers
                anticipate
                   changing
                      economic  and  market    conditions.  THERE  IS  NO
          ASSURANCE THAT ANY  OF
                THESE
                   ELIGIBLE
                      FUNDS WILL ACHIEVE THEIR STATED OBJECTIVES.

                               The   Contracts   are  not deposits  of, or
          guaranteed  or
                endorsed
                   by, any
                      bank, nor  are  the  Contracts   federally    insured
          by the  Federal
                Deposit
                   Insurance
                      Corporation,     the    Federal    Reserve      Board
          or    any other
                government
                   agency.  The
                      Contracts       involve    certain     investment
          risks,    including
                possible
                   loss  of
                      principal.

                               Each    Eligible  Fund is   registered  with
          the  Commission as
                an
                   open-end
                      management   investment     company  or   portfolio
          thereof.    The
                Commission
                   does not
                      supervise     the  management  or     the  investment
          practices  and policies
                of
                   any of the
                      Eligible Funds.

                               Since  some  of   the  Eligible   Funds  are
          available   to
                registered
                   separate
                      accounts  of other insurance      companies  offering
          variable  annuity
                and
                   variable
                      life   products,  there  is    a possibility  that  a
          material conflict may
                arise
                   between
                      the  interests  of the Series  Accountand one or more
          other  separate
                   accounts
                      investing    in   the    Eligible    Funds.   In  the
          event  of  a
                material
                   conflict,  the
                      affected insurance companies are required to take any
          necessary steps
                to
                   resolve
                      the    matter,     including      stopping   their
          separate    accounts
                from
                   investing in the
                      Eligible   Funds.    See    the    Eligible    Funds'
          prospectuses  for  more
                details.

                               Additional                information
          concerning      the
                investment
                   objectives  and
                      policies  of   all   of   the Eligible   Funds   and
          the investment
                advisory
                   services and
                      administrative   services    and   charges  can   be
          found  in   the
                current
                   prospectuses for
                      the Eligible   Funds,   which   can be   obtained  by
          calling the  Schwab
                Annuity
                   Service
                      Center  at  800-838-0649,   or by  writing  to Schwab
          Annuity Service
                Center,
                   P.O. Box
                      7806, San  Francisco,     California    94120-9327.
          The   Eligible
                Funds'
                   prospectuses
                      should   be read carefully   before   any decision is
          made    concerning
                the
                   allocation
                      of   Contributions  to,   or  Transfers   among,  the
          Investment Divisions.

                      Addition, Deletion, or Substitution

                               The  Company     does     not control    the
          Eligible    Funds  and
                cannot
                   guarantee
                      that  any of   the   Eligible   Funds  will    always
          be   available
                for
                   allocation  of
                      Contributions  or  Transfers.   The  Company  retains
          the  right   to
                make
                   changes in the
                      Series   Account    and  in     its      investments.
          Currently,   Schwab  must
                approve
                   certain
                      changes.


                               First   GWL&A   and   Schwab  reserve   the
          right  to eliminate
                the
                   shares of any
                      Eligible Fund held by an Investment Division and to substitute shares of
                   another
                      Eligible Fund or   of another  investment    company,
          for the shares of
                any
                   Eligible
                      Fund,    if the shares  of  the Eligible  Fund are no
          longer  available
                for
                   investment
                      or  if, in  First GWL&A's   and Schwab's   judgment,
          investment  in
                any
                   Eligible Fund
                      would    be     inappropriate      in  view   of  the
          purposes of  the Series
                Account.
                   To the
                      extent       required  by     the    1940   Act,    a
          substitution     of
                shares
                   attributable to the
                      Owner's  interest  in  an  Investment   Division will
          not  be   made
                without
                   prior notice
                      to   the   Owners   and  the   prior   approval   of
          the   Commission.

                Nothing
                   contained herein
                      shall  prevent     the  Series       Account   from
          purchasing     other
                securities
                   for other
                      series or  classes of variable    annuity   policies,
          or from effecting
                an
                   exchange
                      between   series or  classes of   variable   policies
          on the  basis of
                Requests
                   made by
                      you.

                               New    Investment      Divisions may      be
          established   when,  in
                our
                   discretion,
                      marketing,   tax,   investment  or   other conditions
          so warrant.   Any
                new
                   Investment
                      Divisions   will  be  made     available  to   Owners
          on a   basis  to
                be
                   determined by us.
                      Each  additional     Investment        Division  will
          purchase shares  in  a
                Eligible
                   Fund or
                      in another  mutual fund or   investment   vehicle. We
          may also eliminate
                one
                   or more
                      Investment Divisions   if, in  our  sole  discretion,
           marketing,
                tax,
                   investment or
                      other   conditions   so  warrant. In   the  event any
          Investment Division
                is
                   eliminated,
                      we   will   notify   the     Owners and  request    a
          re-allocation   of the
                amounts
                   invested in
                      the eliminated Investment Division.

                               In  the  event  of  any  such   substitution
          or  change,   we
                may
                   make  such
                      changes  to your    Contract as  may be     necessary
          or   appropriate
                to
                   reflect such
                      substitution      or  change.   Furthermore,       if
          deemed  to be  in the
                best
                   interests of
                      persons     having   voting     rights  under   the
          Contracts,     the
                Series
                   Account may be
                      operated   as a management   company  under  the 1940
          Act or any other
                form
                   permitted
                      by law,  may   be de-  registered     under such  Act
          in  the   event
                such
                   registration is
                      no  longer  required,  or  may  be   combined    with
          one or  more other
                separate
                   accounts.
                      Such  changes   will  be  made  in   compliance  with
          applicable law.


                   ------------------------------------------------------

                                                                     THE
          GUARANTEE  PERIOD
                FUND

                   ------------------------------------------------------

                      Guarantee Period Fund

                               Amounts    allocated    to   the   Guarantee
          Period  Fund  under
                the
                   Contract will
                      be deposited     to, and   accounted   for,   in a
          non-unitized  market
                value
                   separate
                      account    established by  the  Company under Section
          4240 of the  New

                York
                   Insurance
                      Code and      in  accordance     with     New  York
          Regulation  128.   These
                amounts
                   accordingly,
                      are  not  partof  the Series  Account.A  non-unitized
          market valueseparate
                   account
                      is  a separate  account in  which  the Owner does not
          participate in
                the
                   performance
                      of    the    assets      through    unit    values.
          Therefore,    Owners
                allocating
                   Contributions do
                      not    receive a    unit  ownership   of  assets
          accounted  for in  this
                separate
                   account.
                      The  assets   accrue   solely to  the benefit  of the
          Company and any gain
                or
                   loss in
                      the separate   account  is  borne   entirely  by  the
          Company.    For
                amounts
                   allocated to
                      the   Guarantee    Period   Fund,       Owners   will
          receive  the  Contract
                guarantees
                   made by
                      the Company.

                               Contributions    allocated   to or   amounts
          transferred    to
                the
                   Guarantee
                      Period   Fund  will   establish  a   new  Guarantee
          Period   of   a
                duration
                   selected by the
                      Owner   from  those    currently being  offered    by
          the   Company.
                Every

                   Guarantee Period
                      offered  by  the    Company   will    have a    time
          interval  of  at
                least
                   one  year.
                      Contributions    allocated    to   the    Guarantee
          Period   Fund  will
                be
                   credited on the
                      Transaction Date.

                               Each    Guarantee    Period  will  have  its
          own  stated   rate
                of
                   interest  and
                      Guarantee       Period   Maturity       Date.    The
          stated   rate of
                interest
                   applicable to a
                      Guarantee  Period  will   depend  on   the date   the
          Guarantee  Period
                is
                   established and
                      the duration chosen by the Owner.

                               As  of  the date     of  this    Prospectus,
          Guarantee    Periods
                with
                   annual time
                      intervals   of  1  to 10  years   are  offered.   The
          Guarantee Periods may
                be
                   changed in
                      the   future;   however,    any such   modification
          will not have  an
                impact
                   on any
                      Guarantee Period then in effect.

                               The     value    of   amounts    in   each
          Guarantee    Period  is
                the
                   Owner's
                      Contributions,  less Premium   Tax, if any, in   that
          Guarantee Period,
                plus
                   interest
                      earned,    less amounts    distributed,     withdrawn
          (in  whole  or  in
                part),
                   Transferred
                      or  applied  to   an  annuity   option,    periodic
          withdrawals,   and
                charges
                   deducted
                      under the    Contract.  If  a   Guarantee   Period is
          broken,   a Market
                Value
                   Adjustment
                      may  be   assessed.     Any such amount   withdrawn
          or  Transferred
                from a
                   Guarantee
                      Period    will  be paid  in    accordance   with  the
          MVA    formula
                (See
                   "Market  Value
                      Adjustment," page __.)

                      Investments

                               The     Company   intends    to invest    in
          assets   which,    in
                the
                   aggregate,  have
                      characteristics,     especially      cash      flow
          patterns,    reasonably
                related
                   to the
                      characteristics     of  its   liabilities.    Various
          techniques will be used
                to
                   achieve
                      the objective of close aggregate matching of assets and liabilities.
                The
                   Company
                      will    primarily   invest    in   investment-grade
          fixed   income
                securities
                   including:

                                        Securities  issued   by  the   U.S.
          Government  or
                its
                   agencies or
                      instrumentalities, which  issues   may or may  not be
          guaranteed  by the
                U.S.

                      Government.

                                        Debt  securities  which    have  an
          investment grade, at
                the
                   time of
                               purchase,   within     the  four     highest
          grades   assigned by
                Moody's
                   Investment
                               Services,  Inc.   (Aaa,  Aa,   A  or   Baa),
            Standard   &
                Poor's
                   Corporation (AAA,
                               AA,     A    or   BBB)     or   any   other
          nationally  recognized
                rating
                   service.

                                        Other    debt     instruments,
          including, but   not
                limited
                   to, issues
                               of      banks     or     bank     holding
          companies    and   of
                corporations,
                    which
                               obligations,    although not       rated  by
          Moody's,  Standard &
                Poor's,
                   or other
                               nationally   recognized    rating    firms,
          are  deemed  by
                the
                   Company's
                               management   to      have   an    investment
          quality    comparable
                to
                   securities which
                               may be purchased as stated above.

                                        Commercial      paper,      cash
           or     cash
                equivalents,
                   and  other
                               short-term      investments    having      a
          maturity  of  less than
                one
                   year which
                               are   considered  by   the      Company's
          management to  have
                investment
                   quality
                               comparable   to   securities which  may   be
           purchased  as
                stated
                   above.

                               In    addition,   the    Company  may invest
          in   futures and
                options.
                   Financial
                      futures and related     options  thereon  and options
          on   securities
                are
                   purchased
                      solely   for    non-speculative  hedging    purposes.
          The   Company may
                sell a
                   futures
                      contract  or purchase  a put  option on   futures  or
           securities to
                protect
                   the value
                      of securities   held in    or to  be   sold for   the
          general   account or
                the
                   non-unitized
                      separate account in the event the securities prices are anticipated to
                   decline.
                      Similarly,    if  securities prices   are expected to
          rise,  the Company
                may
                   purchase a
                      futures  contract   or  a      call  option   thereon
          against    anticipated
                positive
                   cash flow
                      or may purchase options on securities.

                               WHILE  THE   FOREGOING  GENERALLY  DESCRIBES
          THE  INVESTMENT
                STRATEGY
                   FOR THE
                      GUARANTEE PERIOD  FUND, THE COMPANY  IS NOT OBLIGATED
          TO INVEST  THE
                ASSETS
                      ATTRIBUTABLE TO  THE GUARANTEE PERIOD  FUND ACCORDING
          TO ANY PARTICULAR
                      STRATEGY,  EXCEPT    AS  MAY BE   REQUIRED   BY   NEW
          YORK   AND  OTHER
                STATE

                   INSURANCE

                      LAWS,   NOR  WILL   THE   STATED  RATE   OF  INTEREST
          THAT  THE  COMPANY
                ESTABLISHES
                      NECESSARILY   RELATE  TO   THE   PERFORMANCE OF   THE
          NON-UNITIZED MARKET
                VALUE
                      SEPARATE ACCOUNT.
                      Subsequent Guarantee Periods

                               Prior  to   the date   annuity  payments
          commence,   you may
                invest
                   the value
                      of  amounts  held  in a maturing    Guarantee  Period
          in any Guarantee
                Period
                   that we
                      offer at that  time.  On the  quarterly  statement
          issued prior to
                the
                   end of any
                      Guarantee   Period,    we will    notify you  of  the
          upcoming  maturity of
                a
                   Guarantee
                      Period.    THE   GUARANTEE PERIOD AVAILABLE  FOR  NEW
          CONTRIBUTIONS MAY
                BE
                   CHANGED AT
                      ANY   TIME,    INCLUDING     BETWEEN   THE DATE   OF
          NOTIFICATION   OF A
                MATURING
                   GUARANTEE

                      PERIOD  AND   THE    DATE   A  SUBSEQUENT   GUARANTEE
          PERIOD  BEGINS.
                Information
                   regarding
                      the  current  Guarantee    Periods then available and
          their stated rate
                of
                   interest
                      may be obtained by calling the Schwab Annuity Service Center at:



                1-800-838-0649.


                               If   the Company     receives   no direction
            from   the
                Contract
                   Owner by the

                      Guarantee       Period      Maturity      Date,   the
          Company   will
                automatically
                   allocate the
                      amount  from   the   maturing  Guarantee   Period  to
           a   Guarantee
                Period
                   equal in
                      duration   to    the   one  just    ended.   If    at
          that   time,  the
                duration
                   previously chosen
                      is no   longer    available,  the   amount  will   be
          allocated   to the
                next
                   shortest
                      available     Guarantee    Period     duration.    If
          none of  the  above
                is
                   available,  the
                      value    of matured     Guarantee  Periods    will be
          allocated  to  the
                Schwab
                   Money Market
                      Investment Division.     In any  event,   a Guarantee
          Period will  not
                renew
                   for a term
                      equal in    duration    to   the one   just  ended if
          the   Guarantee
                Period
                   will mature
                      after the   Payment     Commencement     Date.     No
          Guarantee Period   may
                mature
                   later than
                      six    months  after a  Payment    Commencement Date.
          For  example, if a
                3-year
                   Guarantee
                      Period   matures   and  the Payment     Commencement
          Date begins 1 3/4
                years
                   from the
                      Guarantee      Period     Maturity    Date,       the
          matured  value  will
                be
                   transferred  to a
                      2-year Guarantee Period.

                      Breaking A Guarantee Period

                               Any     Transfer,  withdrawal     or     the
          selection of  an annuity
                option
                   prior to
                      the Guarantee Period Maturity Date will be known as breaking a
                Guarantee
                   Period.
                      When  a  Request  to break   a Guarantee    Period is
          received,    the
                Guarantee
                   Period
                      that is      closest  to     the  Guarantee  Period
          Maturity Date   will be
                broken
                   first. If a
                      Guarantee     Period is   broken,   a   Market Value
          Adjustment    may
                be
                   assessed.  The
                      Market   Value    Adjustment    may    increase    or
          decrease   the value of
                the
                   amount
                      Transferred   or    withdrawn    from the   Guarantee
          Period    Fund.
                The
                   Market Value
                      Adjustment may reduce   the value  of amounts   held
          in a  Guarantee
                Period
                   below the
                      amount of  your Contribution(s)    allocated  to that
          Guarantee  Period.
                (See
                   "Market
                      Value Adjustment," page __.)

                      Interest Rates

                               Declared   rates  are     effective   annual
          rates of   interest.
                The
                   rate is
                      guaranteed   throughout   the   Guarantee   Period.
          FOR  GUARANTEE
                PERIODS
                   NOT YET IN
                      EFFECT, FIRST   GWL&A   MAY DECLARE   INTEREST RATES
          DIFFERENT THAN

                THOSE
                   CURRENTLY IN
                      EFFECT.  When    a  subsequent      Guarantee  Period
          begins,   the rate
                applied
                   will not be
                      less than the rate then applicable to new Contracts of the same type with the
                      same Guarantee Period.

                               The stated rate  of interest     must be  at
          least  equal  to
                the
                   Contractual
                      Guarantee of   a    Minimum Rate    of  Interest.
          The  Company  may
                declare
                   higher rates.
                      The    Contractual  Guarantee    of a  Minimum   Rate
          of   Interest  is
                based
                   on the
                      applicable     state   standard  non-forfeiture   law
          which is  currently
                3%
                   for the
                      Contract.

                               The    determination   of  the  stated  rate
          of interest  is
                influenced
                   by, but
                      does not    necessarily   correspond  to,    interest
          rates   available
                on
                   fixed income
                      investments   which  the   Company    may   acquire
          using   funds
                deposited
                   into the
                      Guarantee    Period Fund.  In addition,   the Company
          will  consider
                other
                   items in
                      determining     the    stated   rate    of   interest
              including
                regulatory
                   and  tax
                      requirements,         sales      commissions      and
          administrative   expenses
                borne
                   by  the
                      Company, general economic trends, and competitive factors.

                      Market Value Adjustment

                               Distributions  from the   amounts  allocated
          to  a Guarantee
                Period
                   due to a
                      full     surrender  or    partial       withdrawal,
          Transfer,   application
                of
                   amounts to the
                      periodic  withdrawal   option   or to   purchase   an
          annuity  prior  to
                a
                   Guarantee Period
                      Maturity Date  will be  subject to  a   Market  Value
          Adjustment  ("MVA").
                An
                   MVA may
                      increase  or   decrease   the   amount  payable    on
          one  of   the
                above
                   described
                      distributions.     Amount        available for    a
          full    surrender,
                partial
                   withdrawal or
                      Transfer =  amount    Requested   + MVA.  The  MVA is
            calculated
                by
                   multiplying  the
                      amount  Requested  by  the  Market  Value  Adjustment
          Factor ("MVAF").

                               The MVA   reflects   the  relationship    as
          of the  time of
                its
                   calculation
                      between  (a) the U.S.  Treasury  Strip ask side yield
          as   published
                in
                   the Wall
                      Street   Journal on the    last business day  of the
          week prior to the
                date
                   the stated
                      rate  of  interest  was    established      for   the
          Guarantee   Period;  and
                (b)
                   the U.S.
                      Treasury    Strip ask  side   yield as     published
           in the   Wall
                Street

                   Journal on the
                      last business day of the week prior to the week the Guarantee Period is
                   broken.
                      There would be   a downward adjustment if    Treasury
          rates at the time
                the
                   Guarantee
                      Period  is broken,    exceed Treasury rates  when the
          Guarantee  Period
                was
                   created.
                      There  would be  an upward    adjustment  if Treasury
          rates at  the time
                the
                   Guarantee
                      Period   is broken,   are  lower   than    when   the
          Guarantee  Period was
                created.
                   The MVA
                      factor is the same for all Contracts.

                      1.       The formula used to determine the MVA is:

                                        MVA = (amount applied) X (MVAF)

                                        The Market  Value Adjustment Factor
          (MVAF) is:

                                        MVAF = {[(1 + i)/(1 + j)] N/12} - 1

                               where:

                                        a)                 i is  the  U.S.
          Treasury Strip ask side
                yield
                   as
                                        published  in    the Wall   Street
          Journal  on  the
                last
                   business day
                                        of the  week   prior  to   the date
          the stated  rate
                of
                   interest was
                                        established  for   the    Guarantee
          Period.  The   term
                of i
                   is
                                        measured   in   years  and   equals
          the  term of  the
                Guarantee
                   Period;

                                        b)          j  is the U.S. Treasury
          Strip ask side
                yield
                   as
                                        published   in    the Wall   Street

          Journal   on  the
                last
                   business day
                                        of the week prior  to the  week the
          Guarantee Period
                is
                   broken.
                                        The term of  j equals the remaining
          term to maturity
                of
                   the
                                        Guarantee  Period,   rounded  up to
          the  higher number
                of
                   years;and

                                        c)            N is  the number  of
          complete months
                remaining
                   until
                                        maturity.

                               If N is less than 6, the MVA will equal 0.

                      2. The  Market Value   Adjustment  will apply  to any
          Guarantee  Period
                six
                   or more
                      months  prior to the   Guarantee   Period   Maturity
          Date in  each of
                the
                   following
                      situations:

                                        a)             Transfer to  another
          Guarantee Period or to
                an

                                        Investment  Division offered  under
          this Contract; or

                                        b)
          Surrenders,    partial
                withdrawals,
                   annuitization or
                                        Periodic Withdrawals.


                      3.  The  Market    Value     Adjustment    will  not
          apply to   any
                Guarantee
                   Period having
                      fewer    than six  months   prior  to   the Guarantee
          Period Maturity  Date
                in
                   each of the
                      following situations:

                                        a)                Transfer  to  an
          Investment Division
                offered
                   under this
                                        Contract; or

                                        b)
          Surrenders,   partial
                withdrawals,
                   annuitization or
                                        Periodic Withdrawals.

                                        c)            A single sum  payment
          upon death  of the
                Owner
                   or
                                        Annuitant.


                      See Appendix A for Illustrations of the MVA.


                   ------------------------------------------------------


          APPLICATION
                AND
                   CONTRIBUTIONS

                   ------------------------------------------------------

                      Contributions

                               All  Contributions   may be    paid at   the
          Schwab   Annuity
                Service
                   Center by a
                      check      payable to  the   Company  or  by transfer
          to  the  Company
                of
                   available  funds
                      from your Schwab account.

                               The  initial      Contribution     for   the
          Contract must  be  at
                least
                   $5,000 (or

                      $2,000  if      for  an       IRA).    Subsequent
          Contributions    must be at
                least
                   $500.  This
                      minimum  initial    investment  may be   reduced  to
          $1,000, but only if
                you
                   participate
                      in an Automatic Contribution Plan and contribute at least $100 per
                      month through   a recurring deposit.   A confirmation
          will be issued to
                you
                   upon
                      the acceptance of each Contribution.

                               Your  Contract  will  be  issued  and  your
           Contribution
                generally
                   will be
                      accepted  and credited    within two business    days
          after   receipt of
                an
                   acceptable
                      application       and    receipt   of  the   initial
          Contribution   at the
                Schwab
                   Annuity
                      Service Center.   All Contributions   should  be paid
          to the  Schwab
                Annuity
                   Service
                      Center by  check  (payable   to   First GWL&A)  or by
          instructing Schwab
                to
                   transfer to
                      First GWL&A available funds from your account with Schwab. Acceptance is
                   subject
                      to  there being  sufficient   information  in a  form
          acceptable to us and
                we
                   reserve
                      the right to reject any application or Contribution.

                               The   Schwab    Annuity      Service  Center
           will  process
                your
                   application  and
                      Contributions.      If     your    application     is
          complete   and   your
                initial
                   Contribution is
                      being    transferred    from    funds      available
          in your    Schwab
                account,
                   then  the
                      Contribution   will      generally     be   credited
          within two business
                days
                   following
                      receipt      of  the       application.   If    your
          application     is
                incomplete,
                   the Schwab
                      Annuity    Service Center  will  either  complete the
            application
                from
                   information
                      Schwab   has  on  file,  or  contact    you  for  the
          additional  information.

                No
                   transfer
                      of funds    will    be  made    from your     Schwab
          account     until
                your
                   application  is
                      complete.    The     funds   will be   credited    as
          Contributions  to the
                Contract
                   when they
                      are transferred.

                               If   your  Contribution  is by  check,   and
          the  application
                is
                   complete,
                      Schwab    will  use  its best   efforts   to   credit
          the   Contribution
                on
                   the day of
                      receipt,     but  in    all such cases    it will  be
          credited   to your
                Contract
                   within two
                      business days   of receipt.  If  your  application is
          incomplete,   the
                Schwab
                   Annuity
                      Service Center  will   complete the  application from
          information Schwab
                has
                   on file
                      or   contact      you by    telephone   to    obtain
          the   required
                information.
                   If your
                      application    remains      incomplete    for    five
          business   days,  we
                will
                   return to you
                      both  the   check  and the     application    unless
          you    consent to
                our
                   retaining  the
                      initial  Contribution and  crediting   it as  soon as
          the requirements
                are
                   fulfilled.

                               A    Contract may    be returned      within
          ten   days after
                receipt
                   ("Free Look
                      Period").    During  the   Free Look   Period,    all
          contributions   will
                be
                   processed as
                      follows:

                               (1)        Amounts to  be  allocated  to one
          or more of the
                then
                   available
                                        Guarantee      Periods  will  be
          allocated     as
                directed,
                   effective
                                        upon the Transaction Date.

                               (2)      Amounts  the Owner has  directed to
          be allocated to
                one
                   or more
                                        of      the          Investment
          Divisions    will  first
                be
                   allocated to the
                                        Schwab         Money     Market
          Investment      Division
                until
                   the  next
                                        Transaction  Date     following the
          end of   the Free
                Look
                   Period. On
                                        that   date, the  Variable  Account
          Value   held  in
                the
                   Schwab Money
                                        Market    Investment Division  will
          be allocated   to
                the

                   Investment
                                        Divisions selected by the Owner.

                               (3)         During   the Free Look   Period,
          you may   change
                the
                   allocation
                                        percentages       among      the
          Investment

                Divisions
                   and/or  your
                                        selection    of    Investment
          Divisions    to
                which
                   Contributions will
                                        be  allocated  after the  Free Look
          Period.

                               (4)         If the   Contract is   returned,
          the contract  will
                be
                   void from
                                        the      start      and      the
          greater    of:    (a)
                Contributions
                   received less
                                        surrenders,     withdrawals     and
          distributions, or (b)
                the
                   Annuity
                                        Account   Value  less   surrenders,
             withdrawals
                and
                   distributions,
                                        will  be    refunded.   Exercising
           the    return
                privilege
                   requires the
                                        return  of   the  Contract to   the
          Company  or to  the
                Schwab
                   Annuity
                                        Service Center.

                               Amounts the  Owner has contributed    from a
          1035 exchange of
                the
                   variable
                      annuity    issued by      Transamerica    Occidental
          Life    Insurance
                Company
                   and First
                      Transamerica   Occidental  Life Insurance    Company
          distributed by
                Charles
                   Schwab &
                      Co.,   Inc.    (previously     referred   to as   the
          Schwab   Investment
                Advantage
                   Annuity
                      Contract)  will   be  immediately     allocated    to
          the   Investment
                Divisions
                   selected by
                      the Owner.  If the   Contract is returned,    it will
          be void  from the
                start
                   and the
                      greater of: (a) Contributions
                      received  less    surrenders,      withdrawals    and
          distributions,  or (b)
                the
                   Annuity
                      Account  Value   less  surrenders,    withdrawals and
          distributions, will
                be
                   refunded.

                               Additional   Contributions  may   be made at
          any time prior to
                the
                   Payment
                      Commencement Date,    as long   as    the Annuitant
          is living.
                Additional
                   Contributions
                      must    be  at   least   $500  or   $100  per   month
          if   under   an
                ACP.
                   Additional
                      Contributions   will  be  credited  within  two  days
          following receipt.

                               Total      Contributions    may      exceed
          $1,000,000   with  our
                prior
                   approval.

                               The Company    reserves the  right to modify
          the   limitations
                set
                   forth in
                      this section.


                   ------------------------------------------------------


          ANNUITY      ACCOUNT
                VALUE

                   ------------------------------------------------------

                               Before the     date    annuity   payments
          commence,      your
                Annuity
                   Account Value
                      is   the  sum   of   each    Variable     and   Fixed
             Sub-Account
                established
                   under  your
                      Contract.

                               Before the   annuity    commencement   date,
          the    Variable
                Account
                   Value is the
                      total  dollar   amount  of all  Accumulation  Units
          under  each of
                your
                   Variable
                      Sub-Accounts.     Initially,   the   value  of   each
          Accumulation Unit was set
                at
                   $10.00.
                      Each    Variable    Sub-Account's    value  prior  to
            the  Payment
                Commencement
                   Date is
                      equal      to:        (a)   net       Contributions
          allocated      to the
                corresponding
                   Investment
                      Division;     plus  or minus  (b)   any  increase  or
          decrease  in the value
                of
                   the assets
                      of the  Variable   Sub-  Account due to    investment
          results;  less
                (c)
                   the daily
                      Mortality  and   Expense  Risk    Charge;  less  (d)
          reductions  for
                the
                   Contract
                      Maintenance     Charge    deducted  on     the   last
          business  day   of each
                Contract
                   Year; less
                      (e) any applicable Transfer Fees; and less (f) any withdrawals
                or
                   Transfers from
                      the Variable Sub-Account.

                               A  Valuation    Period   is  the   period
          between successive
                Valuation
                   Dates. It
                      begins  at     the close  of   the  New   York  Stock
          Exchange   (generally
                4:00
                   p.m. ET) on
                      each   Valuation  Date  and  ends at   the  close  of
          the  New  York
                Stock
                   Exchange on the
                      next   succeeding  Valuation  Date.  A Valuation Date
          is each day that
                the
                   New York
                      Stock  Exchange  is  open   for   regular  business.
          The  value   of
                an
                   Investment
                      Division's assets is determined at the end of each Valuation Date.
                To
                   determine
                      the  value  of   an asset  on a  day   that is  not a
          Valuation  Date,  the
                value
                   of that
                      asset as of the end of the previous Valuation Date will be used.

                               The   Variable        Account   Value   is
          expected  to   change
                from
                   Valuation Period
                      to  Valuation  Period,  reflecting    the  investment
          experience  of
                the
                   selected
                      Investment Division(s) as well as the deductions for charges.

                               Contributions   which   you  allocate to  an
          Investment Division
                are
                   used to
                      purchase   Variable     Accumulation  Units   in  the
          Investment   Division(s)
                you
                   select.
                      The  number  of   Accumulation  Units  to be credited
          will be determined
                by
                   dividing
                      the    portion    of     each        Contribution
          allocated   to   the
                Investment
                   Division by the
                      value  of an     Accumulation   Unit   determined  at
          the  end  of the
                Valuation
                   Period
                      during   which  the    Contribution  was    received.
          In  the  case  of
                the
                   initial
                      Contribution,     Accumulation    Units   for   that
          payment   will be
                credited
                   to the
                      Variable      Account Value    (and,     except  for
          certain  1035
                exchanges),
                   held in the
                      Schwab Money Market    Investment  Division     until
          the  end  of the
                Free
                   Look Period
                      (see   "Application and   Contributions,"  page  __).
          In the case  of
                any
                   subsequent
                      Contribution, Accumulation Units   for that   payment
          will be  credited
                at
                   the end of
                      the  Valuation Period  during which  we receive  the
           Contribution.
                The
                   value of an
                      Accumulation    Unit       for each       Investment
          Division    for  a
                Valuation
                   Period  is
                      established at the end  of each  Valuation Period and
          is  calculated
                by
                   multiplying
                      the    value  of   that  unit    at the   end of the
          prior  Valuation
                Period
                   by the
                      Investment Division's  Net Investment Factor  for the
          Valuation Period.

                              Unlike  a    brokerage   account,    amounts
          held  under a
                Contract
                   are not
                      covered   by   the  Securities   Investor  Protection
          Corporation ("SIPC") .


                   ------------------------------------------------------


          TRANSFERS

                   ------------------------------------------------------

                      In General

                               Prior  to the Payment  Commencement Date you
          may Transfer all
                or
                   part of
                      your  Annuity     Account  Value   among and  between
          the   Investment
                Divisions
                   and the
                      available      Guarantee     Periods  by   sending  a
          Request to  the Schwab
                Annuity
                   Service
                      Center. The  Request must specify   the amounts being
            Transferred,
                the
                   Investment

                      Division(s)  and/or   Guarantee  Period(s) from which
          the Transfer is
                to
                   be made,
                      and the   Investment    Division(s) and/or Guarantee
          Period(s) that
                will
                   receive the
                      Transfer.

                               Currently,   there  is   no  limit  on   the
          number of   Transfers
                you
                   can make
                      among the  Investment  Divisions during  any calendar
          year. There  is
                no
                   charge for
                      the  first  twelve   Transfers   per calendar   year,
          but   there will
                be a
                   charge of $10
                      for each additional  Transfer in each  calendar year.
          We reserve the
                   right to
                      limit   the number  of  Transfers   you make.     The
          charge will  be
                deducted
                   from the
                      amount    transferred.  All  Transfers    made on   a
          single  Transaction
                Date
                   will be
                      aggregated    to   count as  only   one    Transfer
          toward   the twelve
                free
                   Transfers;
                      however,  if    a  one  time   rebalancing   Transfer
          also  occurs  on
                the
                   Transaction Date,
                      it  will  be counted  as  a  separate and  additional
          Transfer.

                               Transfers        involving  the   Guarantee
           Period   Fund
                (including
                   Transfers to
                      or  from  the    Investment   Division(s))   are  not
          limited  during
                any
                   calendar year.
                      These    Guarantee     Period Fund  Transfers     are
          counted    against
                your
                   twelve free
                      Transfers as discussed above. The $10 charge will apply to each
                Transfer
                   made in
                      excess of the first twelve Transfers each calendar year.

                               A Transfer   generally   will  be  effective
            on  the date
                the
                   Request for
                      Transfer   is received   by the   Schwab    Annuity
          Service   Center if
                received
                   before
                      4:00   p.m.  Eastern Time.  Under  current law, there
          will not be any
                tax
                   liability
                      to you if you make a Transfer.

                               Transfers    involving    the    Investment
          Divisions    will
                result
                   in  the
                      purchase  and/or cancellation of   Accumulation Units
          having  a total
                value
                   equal to
                      the  dollar  amount   being  Transferred  to or  from
          a   particular
                Investment
                   Division.
                      The  purchase   and/or   cancellation  of such  units
          generally  shall  be
                made
                   using the
                      Variable    Account  Value  as  of  the  end  of  the
          Valuation Date on which
                the
                   Transfer
                      is effective.

                               When    a Transfer  is made    from amounts
          in a  Guarantee
                Period
                   before the
                      Guarantee    Period    Maturity  Date,    the amount
          Transferred   may
                be
                   subject to a
                      Market   Value   Adjustment.  (See   "Market   Value
          Adjustment," page
                --.) A
                   Request for
                      Transfer  from   amounts  in  a   Guarantee    Period
          made prior  to  the
                Guarantee

                   Period
                      Maturity   Date for    Transfers on the    Guarantee
          Period   Maturity
                Date
                   will not be
                      counted for  the    purpose of   determining      any
          Transfer  Fee  on
                Transfers
                   in excess
                      of the twelve   Transfers per calendar year  if these
          Transfers  are
                to
                   take place
                      on the Guarantee Period Maturity Date.

                      Possible Restrictions

                               We   reserve   the right   without     prior
          notice  to modify,
                restrict,
                   suspend
                      or  eliminate   the   Transfer   privileges   at  any
           time.   For
                example,
                   restrictions may
                      be   necessary  to   protect   Owners   from adverse
            impacts   on
                portfolio
                   management of
                      large  and/or  numerous  Transfers by  market  timers
          or others.   We
                have
                   determined
                      that the  movement of  significant  amounts from  one
          Investment Division
                to
                   another
                      may  prevent  the  underlying    Eligible  Fund  from
          taking  advantage
                of
                   investment
                      opportunities     because   the     Eligible     Fund
          must    maintain
                a
                   significant  cash
                      position   in  order  to   handle  redemptions.  Such
          movement
                      may     also cause    a substantial     increase   in
          Eligible   Fund
                transaction
                   costs which
                      must be indirectly  borne by Owners.   Therefore,  we
          reserve the right
                to
                   require
                      that  all Transfer     Requests be made  by the Owner
          and   not by an
                Owner's
                   designee
                      and   to    require  that   each    Transfer Request
          be   made   by a
                separate
                   communication to
                      us. We also reserve   the right to request  that each
          Transfer  Request
                be
                   submitted
                      in   writing    and be   manually    signed by    the
          Owner;    facsimile
                Transfer
                   Requests may
                      not   be  allowed.  Transfers   among  the Investment
          Divisions  may also
                be
                   subject to
                      such terms  and conditions as  may be imposed  by the
          Eligible Funds.

                      Custom  Transfer:  Dollar  Cost Averaging  (Automatic
          Transfers)

                               The   Owner may   Request to  automatically
           Transfer   at
                regular
                   intervals,
                      predetermined    amounts   from  one    Investment
          Division   selected
                from
                   among those
                      being    allowed   under this option  (which may   be
          modified  by the
                Company
                   from time
                      to   time)   to   any of   the   other    Investment
          Divisions.   The
                intervals
                   between
                      Transfers        may   be  monthly,     quarterly,
          semi-annually  or annually.
                The
                   Transfer
                      will  be initiated   on the      Transaction    Date
          one frequency
                period
                   following the
                      date of the    Request.   Transfers   will  continue
          on that same day
                each
                   interval
                      unless  terminated   by you   or for   other reasons
          as set  forth in
                the
                   Contract.  If
                      there  are  insufficient  funds   in  the  applicable
          Variable  Sub-Account
                on
                   the date
                      of Transfer,      no  Transfer     will    be made;
          however,     Dollar
                Cost
                   Averaging  will
                      resume  once    there are    sufficient   funds   in
          the applicable
                Variable
                   Sub-Account.
                      Dollar       Cost  Averaging      will      terminate
          automatically   upon   the
                annuity
                   commencement
                      date.   Amounts    transferred  through  Dollar  Cost
          Averaging  are not
                counted
                   against
                      the twelve free Transfers allowed in a calendar year.

                               Automatic Transfers must meet the following conditions:

                               1.    The   minimum   amount  that  can   be
          Transferred  out  of
                the
                   selected
                      Investment Division is $100 per month.

                               2.      The   Owner  must   specify   dollar
          amount    to  be
                Transferred,
                   designate
                       he Investment     Division(s)to which the   Transfer
          will be  made and
                the
                   percent to
                      be   allocated   to  such  Investment   Division(s).
          The  Accumulation
                Unit
                   values will
                      be determined on the Transfer Date.

                               Dollar    Cost Averaging    may    be used
          to    purchase
                Accumulation
                   Units of the
                      Investment   Divisions      over a  period of   time.
          The Owner,   by
                Request,
                   may cease
                      Dollar    Cost     Averaging    at    any   time.
          Participation    in  Dollar
                Cost
                   Averaging does
                      not,  however,    assure a    greater  profit,    nor
          will it   prevent
                or
                   necessarily
                      alleviate   losses in  a    declining  market.   The
          Company   reserves
                the
                   right to
                      modify, suspend or terminate Dollar Cost Averaging at any time.

                      Custom Transfer: Rebalancer Option

                               The Owner may    Request to    automatically
          Transfer   among
                the
                   Investment
                      Divisions on    a  periodic    basis   by   electing
          the  Rebalancer
                Option.
                   This option
                      automatically  reallocates    the Variable    Account
          Value to maintain
                a
                   particular
                      allocation  among   Investment   Divisions   selected
          by  the   Owner.
                The
                   amount
                      allocated  to  each    Investment    Division   will
          increase or decrease
                at
                   different
                      rates depending on the investment experience of the Investment
                Division.

                               The  Owner  may      Request       that  the
          rebalancing    occur one
                time
                   only,  in
                      which  case the   Transfer  will take   place  on the
          Transaction  Date of
                the
                   Request.
                      This  Transfer      will  count as  one      Transfer
          towards the   twelve
                free
                   Transfers
                      allowed in a calendar year. (See "Transfer Fee," page
          __.)

                               Rebalancing     may  also  be  set    up  on
          a     quarterly,
                semiannual
                   or annual
                      basis,   in  which  case the first    Transfer   will
          be initiated   on
                the
                   Transaction
                      Date  one frequency   period following  the   date of
          the Request.   On
                the
                   Transaction
                      Date       for    the       specified    Request,
          assets    will     be
                automatically
                   reallocated to the
                      selected   Investment Divisions.   Rebalancing   will
          continue on   the
                same
                   Transaction
                      Date for
                      subsequent periods.   In  order  to participate    in
          the  Rebalancer
                Option,
                   the entire
                      Variable  Account     Value  must    be     included.
          Transfers set   up with
                these
                   frequencies
                      will  not count  against the   twelve  free Transfers
          allowed   in a
                calendar
                   year.

                               The  Owner   must specify  the    percentage
          of   Variable
                Account
                   Value to be
                      allocated  to   each     Investment    Division   and
          the    frequency
                of
                   rebalancing.  The
                      Owner,   by  Request,   may  modify  the allocations
          or  cease  the
                Rebalancer
                   Option at
                      any  time. The  Rebalancer   Option  will   terminate
          automatically  upon
                the
                   Payment
                      Commencement      Date.    Participation    in   the
          Rebalancer   Option
                and
                   Dollar  Cost

                      Averaging     at  the same    time is not    allowed.
          Participation   in
                the
                   Rebalancer
                      Option    does not  assure  a greater    profit,  nor
          will it   prevent
                or
                   necessarily
                      alleviate   losses in  a     declining   market.  The
          Company   reserves
                the
                   right to
                      modify, suspend, or terminate the Rebalancer Option at any time.


                   ------------------------------------------------------


          CASH WITHDRAWALS

                   ------------------------------------------------------

                      Withdrawals

                               You  (the  Owner) may   withdraw    from the
          Contract   all or
                part
                   of your
                      Annuity  Account  Value at any time  during  the life
          of the Annuitant
                and
                   prior to
                      the  date   annuity  payments   commence  by Request
          at  the Schwab
                Annuity
                   Service
                      Center  subject to  the   rules below.     Federal or
          state   laws,  rules
                or
                   regulations
                      may  apply.    The amount   payable  to  you  if you
          surrender   your
                Contract
                   is your
                      Annuity   Account Value,     with  a   Market  Value
          Adjustment,    if
                applicable,
                   on the
                      effective    date  of the  surrender,   and      less
          any   applicable
                Premium
                   Tax.  No
                      withdrawals  may  be  made  after  the  date  annuity
          payments commence.

                               A  Request   for a   partial    withdrawal
          will  result  in a
                reduction
                   in your
                      Annuity Account  Value   equal  to the  sum   of  the
          dollar  amount
                withdrawn.
                   A Market

                      Value   Adjustment     may apply.     (See    "Market
          Value   Adjustment,"
                page
                   __.) The
                      partial   withdrawal    proceeds may   be  greater or
          less  than  the
                amount
                   requested,
                      depending  on   the  effect  of   the  Market   Value
          Adjustment.

                               The  minimum  partial      withdrawal before
          application of  the
                MVA
                   is $500.
                      Partial   withdrawals    are   unlimited;   however,
          you must specify
                the
                   Investment
                      Division(s) or Guarantee Period(s) from which the withdrawal is to
                   be made.
                      After  any  partial  withdrawal,    if the remaining
          Annuity  Account
                Value
                   is less
                      than $2,000, then a full surrender may be required.

                               The following terms apply:
                               (a)             No partial withdrawals   are
          permitted after the
                date
                   annuity
                                        payments commence.

                               (b)           A partial  withdrawal will  be
          effective  upon
                the
                   Transaction
                                        Date.

                               (c)           A   partial  withdrawal   from
          amounts   in  a
                Guarantee
                   Period may be
                                        subject         to        the
          Market      Value
                Adjustment
                   provisions,   the
                                        Guarantee         Period     Fund
          provisions    of  the

                Contract,
                   and the
                                        terms    of       the    attached
          Guarantee  Period  Fund
                Rider(s),
                   if any.

                               Withdrawals      may     be      taxable
          (this    includes

                Periodic
                   Withdrawals,
                      discussed    below).     Moreover,   the   Internal
          Revenue   Code  (the
                "Code")
                   provides that
                      a 10%    penalty    tax may   be  imposed    on the
          taxable   portions
                of
                   certain  early
                      withdrawals.    The  Code generally   requires us  to
          withhold federal
                income
                   tax from
                      withdrawals.   However,     generally   you will   be
          entitled  to  elect,
                in
                   writing, not
                      to have tax    withholding apply unless   withholding
          is mandatory  for
                your
                   Contract.
                      Withholding     applies   to  the   portion  of   the
          withdrawal   which  is
                included
                   in your
                      income and subject to federal income tax. The tax withholding rate is
                   10% of the
                      taxable  amount    of  the   withdrawal.  Withholding
          applies  only if
                the
                   taxable amount
                      of   the      withdrawal  is   at    least  $200.
          Some   states also
                require
                   withholding  for
                      state income taxes. (See  "Federal Tax Matters," page
          __.)

                               Withdrawal    Requests must  be  in  writing
          to  ensure that
                your
                   instructions
                      regarding    withholding     are  followed.    If  an
          adequate   election is
                not
                   made, the
                      Request    will   be    denied   and  no   withdrawal
           or    partial
                withdrawal
                   will  be
                      processed.

                               After  a  withdrawal   of    all  of  your
          total Annuity
                Account
                   Value,  or at
                      any  time that   your   Annuity   Account    Value is
          zero,   all  your
                rights
                   under the
                      Contract will terminate.

                               Since IRAs are  offered by this  Prospectus,
          reference should
                be
                   made to
                      the    applicable     provisions   of   the     Code
           for    any
                additional
                   limitations  or
                      restrictions on cash withdrawals.

                   ------------------------------------------------------


          TELEPHONE
                TRANSACTIONS

                   ------------------------------------------------------

                               We    will        employ      reasonable
          procedures   to confirm
                that
                   instructions
                      communicated     by  telephone  are  genuine  and  if
          we  follow  such
                procedures
                   we will
                      not    be  liable    for    any  losses    due  to
          unauthorized     or
                fraudulent
                   instructions.
                      However,   we   may be  liable for  such   losses if
          we do not follow
                those
                   reasonable
                      procedures.  The  procedures    we  will  follow  for
          telephone transactions
                may
                   include
                      requiring  some form  of  personal    identification
          prior to  acting
                on
                   instructions
                      received   by    telephone,      providing   written
          confirmation    of
                the
                   transaction, and/or
                      tape recording the instructions given by telephone.

                               We    reserve       the     right     to
          suspend   telephone
                transaction
                   privileges at any
                      time,   for     some   or    all   Contracts,     and
          for  any   reason.
                Withdrawals
                   are not
                      permitted by telephone.



                   ------------------------------------------------------


          DEATH BENEFIT

                   ------------------------------------------------------

                      Payment of Death Benefit

                               Before    the    date    annuity    payments
          commence,   the  death
                benefit,
                   if any,
                      will  be  equal to  the greater  of: (a)  the Annuity
          Account  Value with
                an
                   MVA, if
                      applicable,    as  of  the date     the  Request  for
          payment  is  received,
                less
                   Premium
                      Tax,   if any,   or (b) the   sum of    Contributions
           paid,    less
                partial
                   withdrawals
                      and/or    Periodic     Withdrawals,    less Premium
          Tax, if any.   The
                death
                   benefit will
                      become    payable    following    the  Company's
          receipt  of   a
                Request
                   from  the
                      Beneficiary.    When an    Owner or    the Annuitant
          dies  before  the
                annuity
                   commencement
                      date  and  a   death  benefit     is  payable   to  a
          Beneficiary, the  death
                benefit
                   proceeds
                      will    remain invested     in     accordance with
          the    allocation
                instructions
                   given by the
                      Owner(s)   until new    allocation     instructions
          are Requested  by
                the
                   Beneficiary or
                      until   the death benefit is  actually  paid  to the
          Beneficiary.  The
                death
                   benefit
                      will  be   determined      as of  the   date payments
          commence;   however,
                on
                   the date a
                      payment     option   is    processed,   amounts    in
          the    Variable
                Sub-Account
                   will be
                      Transferred  to    the Money    Market     Investment
          Division   unless
                the
                   Beneficiary
                      otherwise   elects by   Request.     Subject to   the
          distribution  rules
                set
                   forth below,
                      payment of  the death benefit may be  Requested to be
          made as follows:

                               A.        Proceeds    from   the    Variable
          Sub-Account(s)
                                        1.        payment in a  single sum;
          or
                                        2.              payment   under any
          of  the  variable
                annuity
                   options
                                                 provided     under    this
          Contract.

                               B.  Proceeds from the Guarantee Period(s)

                                        1.        payment  in a single sum;
          or
                                        2.              payment under   any
          of   the annuity
                options
                   provided
                                                 under this Contract.

                               In any  event,    no  payment of   benefits
          provided  under
                the
                   Contract will
                      be allowed that   does not satisfy  the  requirements
          of Section 72(s)
                of
                   the Code
                      and any other applicable federal or state laws, rules or regulations.

                      Distribution Rules

                      1.  Death of Annuitant

                               Upon   the     death of   the  Annuitant
          while  the  Owner is
                living,
                   and before
                      the  annuity     commencement   date,    the  Company
          will   pay  the
                death
                   benefit to the
                      Beneficiary unless there is a Contingent Annuitant.

                               If a      Contingent    Annuitant     was
          named   by   the
                Owner(s)
                   prior to the
                      Annuitant's      death,  and    the   Annuitant  dies
           before   the
                annuity
                   commencement date
                      while the   Owner and    Contingent    Annuitant  are
          living,   no death
                benefit
                   will be
                      payable    by  reason   of    the    Annuitant's
          death  and   the
                Contingent
                   Annuitant will
                      become the Annuitant.

                               If   the     Annuitant     dies after    the
          date    annuity
                payments
                   commence and
                      before the entire interesthas been distributed, any benefit payable must be
                      distributed  to   the   Beneficiary    in  accordance
          with and at  least
                as
                   rapidly as
                      under   the  payment   option    applicable  to   the
          Annuitant  on  the
                Annuitant's
                   date of
                      death.

                               If a  corporation  or  other  non-individual
          is  an  Owner,
                or
                   if  the
                      deceased   Annuitant  is an Owner,   the death of the
          Annuitant  will
                be
                   treated as
                      the   death  of an Owner  and  the  Contract     will
          be subject to the
                "Death
                   of Owner"
                      provisions described below.

                      2.  Death of Owner

                               If the Owner is not the Annuitant:

                               (1)  If  there   is a Joint   Owner   who is
          the  surviving
                spouse
                   of the
                               deceased    Owner,   the  Joint  Owner  will
          become the Owner
                and
                   Beneficiary
                               and   may    elect  to   take the     death
          benefit   or   elect
                to
                   continue  the
                               Contract in force.

                               (2)  In  all other   cases,    the  Company
          will  pay   the
                death
                   benefit to the
                               Beneficiary     even   if a   Joint    Owner
          (who  was  not  the
                Owner's
                   spouse on
                               the date   of the  Owner's     death),   the
          Annuitant   and/or
                the
                   Contingent
                               Annuitant    are  alive at the  time of  the
          Owner's   death,
                unless
                   the sole
                               Beneficiary    is  the   deceased    Owner's
              surviving
                spouse
                   and  the
                               Beneficiary elects to become the Owner and Annuitant and
                to
                   continue
                               the Contract in force.

                               If the   Owner is not the   Annuitant,   and
          the Owner  dies
                after
                   annuity
                      payments      commence    and   before   the   entire
          interest  has   been
                distributed
                   while the
                      Annuitant  is  living,    any  benefit  payable  will
           continue  to
                be
                   distributed to the

                      Annuitant     at least  as  rapidly  as   under the
          payment   option
                applicable
                   on the
                      Owner's death.     All    rights granted  the   Owner
          under   the Contract
                will
                   pass to any
                      surviving Joint Owner and, if none, to the Annuitant.

                               If    the    Owner    is    the    Annuitant
          (Owner/Annuitant):

                               (1)  If   there  is  a Joint   Owner  who is
          the  surviving
                spouse
                   of the
                               deceased  Owner       and  a      Contingent
          Annuitant,    the  Joint
                Owner
                   will become
                               the  Owner     and the    Beneficiary, the
          Contingent Annuitant
                will
                   become the
                               Annuitant, and the Contract will continue in force.

                               (2)  If  there   is a Joint   Owner   who is
          the  surviving
                spouse
                   of the
                               deceased     Owner  but     no  Contingent
          Annuitant, the  Joint
                Owner
                   will become
                               the Owner,    Annuitant  and    Beneficiary
          and may elect  to
                take
                   the death
                               benefit or continue the Contract in force.

                               (3)  In  all other   cases,    the  Company
          will  pay   the
                death
                   benefit to the
                               Beneficiary,     even  if  a    Joint  Owner
          (who  was not  the
                Owner's
                   spouse on
                               the  date   of     the  Owner's  death),
          Annuitant    and/or
                Contingent
                   Annuitant
                               are alive   at the     time of the   Owner's
          death,  unless the
                sole
                   Beneficiary
                               is   the    deceased Owner's     surviving
          spouse  and  the
                Beneficiary

                   Requests
                               to   become  the  Owner  and      Annuitant
          and to   continue
                the
                   Contract  in
                               force.

                               Any     death   benefit  payable  to     the
          Beneficiary upon   an
                Owner's
                   death will
                      be distributed as follows:

                               (1) If the Owner's  surviving  spouse is the
          person entitled
                to
                   receive
                               benefits  upon  the  Owner's  death,     the
          surviving  spouse will
                be
                   treated
                               as the Owner and will be allowed to take the death benefit
                or
                   continue
                               the Contract in force; or

                               (2)  If  the  Beneficiary   is  a non-spouse
             individual,
                she/he
                   may elect,
                               not later  than one  year after the  Owner's
          date  of death,
                to
                   receive the
                               death    benefit   in    either  a single
          sum or    payment
                under
                   any of the
                               variable    or   fixed    annuity  options
          available  under
                the
                   Contract,
                               provided   that    (a)  such   annuity   is
             distributed
                in
                   substantially  equal
                               installments    over   the life  or  life
          expectancy  of
                the
                   Beneficiary  or
                               over     a    period     not    extending
          beyond   the     life
                expectancy
                   of  the
                               Beneficiary;   and  (b) such  distributions
          begin  not later
                than
                   one year
                               after   the     Owner's   date   of  death.
          If no   election
                is
                   received by the
                               Company     from      a   non-spouse
          Beneficiary       such
                that
                   substantially  equal
                               installments   have   begun not   later than
          one  year  after
                the
                   Owner's date
                               of    death, then the   entire   amount must
          be   distributed
                within
                   five years
                               of  the Owner's  date of  death.   The death
           benefit  will
                be
                   determined as
                               of the date the payments commence; or

                               (3) If    a      corporation     or    other
          non-individual   entity
                is
                   entitled to
                               receive     benefits    upon  the   Owner's
          death,   the  death
                benefit
                   must be
                               completely distributed within five years of the Owner's date of
                   death.

                      Beneficiary

                               You may  select one   or more Beneficiaries.
           If more  than
                one
                   Beneficiary
                      is  selected, unless   you  indicate otherwise,  they
          will share  equally
                in
                   any death
                      benefit   payable.  You may   change the  Beneficiary
          any time  before
                the
                   Annuitant's
                      death.

                               You  may,     while  the     Annuitant    is
          living,    change
                the
                   Beneficiary  by
                      Request.   A change  of Beneficiary will take  effect
          as of the  date
                the
                   Request is
                      processed    by the    Schwab      Annuity    Service
          Center,   unless  a
                certain
                   date is
                      specified   by   the  Owner.  If    the  Owner   dies
          before  the  Request
                was
                   processed,  the
                      change will take effect as of the date the Request was made, unless the
                   Company
                      has  already  made a    payment  or otherwise   taken
          action  on   a
                designation
                   or change
                      before    receipt     or   processing     of    such
            Request.   A
                beneficiary
                   designated
                      irrevocably  may    not  be   changed     without the
          written consent   of
                that
                   Beneficiary,
                      except as allowed by law.

                               The   interest    of any   Beneficiary   who
          dies    before
                the
                   Owner or the
                      Annuitant   will   terminate at  the death  of   the
          Beneficiary.
                The
                   interest of any
                      Beneficiary    who dies at   the  time of, or  within
          30 days   after,
                the
                   death of an
                      Owner   or the Annuitant  will also terminate  if  no
          benefits have been
                paid
                   to such
                      Beneficiary,        unless    the  Owner    otherwise
          indicates by   Request.
                The
                   benefits will
                      then  be paid    as  though  the   Beneficiary    had
          died   before the
                deceased

                   Owner or
                      Annuitant.   If  no  Beneficiary  survives the  Owner
          or  Annuitant,
                as
                   applicable, the
                      Company will pay the death benefit proceeds to the Owner's estate.

                               If  the surviving   spouse of  an  Owner  is
          the   surviving
                Joint
                   Owner,
                      the surviving spouse will
                      become  the   Beneficiary   upon  such  Owner's death
          and may  elect to
                take
                   the death
                      benefit or  may   elect to  continue the  Contract in
          force.  If there is
                no
                   surviving
                      Joint   Owner,      and no  named   Beneficiary   is
          alive at the time at
                the
                   time of an
                      Owner's death,  any benefits  payable  will be   paid
          to  the  Owner's
                estate.

                      Contingent Annuitant

                               While  the    Annuitant   is     living, the
          Owner(s) may,    by
                Request,
                   designate
                      or    change a   Contingent  Annuitant  from  time to
          time.   A change
                of
                   Contingent
                      Annuitant  will   take  effect as    of the  date the
          Request  is processed
                at
                   the Schwab
                      Annuity   Service Center,   unless   a  certain date
          is specified  by
                the

                   Owner(s).


                   ------------------------------------------------------


          CHARGES           AND
                DEDUCTIONS

                   ------------------------------------------------------

                               No  deductions       are     made  from
          Contributions   except for
                any
                   applicable
                      Premium      Tax.    Therefore,       the    full
          amount    of     the
                Contributions

                   (less  any
                      applicable Premium Tax) are invested in the Contract.

                               As more   fully  described  below,   charges
          under the Contract
                are
                   assessed
                      only  as     deductions  for   Premium    Tax,   if
          applicable,      for
                certain
                   Transfers,  as a
                      Contract     Maintenance   Charge,    and as  charges
          against the assets in
                the
                   Owner's
                      Variable    Sub-Account(s)    for  our assumption of
          mortality  and
                expense
                   risks.  In
                      addition,   a Market    Value   Adjustment may  apply
          to withdrawals
                and
                   surrenders,
                      Transfers,    amounts     applied  to    purchase  an
           annuity,  and
                distributions
                   resulting
                      from  death  of  the Owner   or Annuitant    if   the
          amounts held  in a
                Guarantee
                   Period
                      are paid  out prior to the  Guarantee Period Maturity
          Date.

                      Mortality and Expense Risk Charge

                               We deduct  a    Mortality     and    Expense
          Risk   Charge  from
                your
                   Variable
                      Sub-Account(s)  at  the end of each Valuation  Period
          to compensate us
                for
                   bearing
                      certain    mortality   and expense  risks   under the
          Contract.   This is
                a
                   daily charge
                      equal to an    effective  annual   rate of  0.85%  of
          the  value of the
                net
                   assets in
                      your    Variable         Sub-Account(s).        The
          approximate    portion  of
                this
                   charge
                      attributable to   mortality risks   is 0.68%;     the
          approximate portion
                of
                   this charge
                      estimated   to be   attributable  to  expense risk is
          0.17% of the value
                of
                   the net
                      assets    in    your  Variable   Sub-Account(s).   We
          guarantee  that  this
                charge
                   will never
                      increase beyond 0.85%.

                               The   Mortality and    Expense   Risk Charge
          is  reflected  in
                the
                   Accumulation
                      Unit     Values for     each  of your     Variable
          Sub-Accounts.    Thus,
                this
                   charge will
                      continue  to   be    applicable should you   choose a
          variable   annuity
                payment
                   option or
                      the periodic withdrawal option.

                               Annuity Account Values and  annuity payments
          are not affected
                by
                   changes
                      in  actual  mortality   experience incurred   by  us.
          The   mortality
                risks
                   assumed by us
                      arise   from our    contractual       obligations  to
          make  annuity
                payments
                   determined in
                      accordance     with the     annuity    tables    and
          other   provisions
                contained
                   in the
                      Contract.     Thus  you   are  assured  that  neither
          the   Annuitant's
                longevity
                   nor an
                      unanticipated     improvement     in general     life
          expectancy    will
                adversely
                   affect the
                      annuity payments under the Contract.

                               We     bear      substantial       risk   in
          connection    with  the
                death
                   benefit before
                      the    annuity     commencement   date,     since we
          will pay  a  death
                benefit
                   equal to the
                      greater   of   the     Annuity    Account    Value
          with a     Market
                Value
                   Adjustment,  if
                      applicable,  as    of the    later   of the date   of
          death  or the  date
                the
                   Request  for
                      payment   is received,    less Premium  Tax, if  any;
          or  the sum  of
                the
                   Contributions
                      paid,  less partial   withdrawals     and/or Periodic
          Withdrawals,  less
                any
                   charges
                      under Contract less Premium Tax, if any (i.e., we bear the risk of
                   unfavorable
                      experience in your Variable Sub-Accounts).

                               The   expense risk    assumed   is the  risk
          that  our   actual
                expenses
                   in
                      administering the Contracts and
                      the   Series     Account  will  be  greater     than
          anticipated,  or
                exceed
                   the amount
                      recovered     through the     Contract    Maintenance
          Charge   plus   the
                amount,
                   if any,
                      recovered through Transfer Fees.

                               If  the     Mortality      and     Expense
          Risk   Charge  is
                insufficient
                   to cover
                      actual   costs  and    risks   assumed,      the loss
          will  fall  on  us.
                Conversely,
                   if this
                      charge  is more  than sufficient,    any excess  will
          be profit   to
                us.
                   Currently,  we
                      expect  a   profit from this charge.   Our   expenses
          for  distributing
                the
                   Contracts
                      will be   borne by    our general assets,   including
          any  profits from
                this
                   charge.

                      Contract Maintenance Charge

                               We    currently  deduct     a    $25  annual
          Contract   Maintenance
                Charge
                   from the
                      Annuity    Account   Value  only  on each   Contract
          anniversary  date.
                This
                   charge
                      partially   covers  our costs for  administering  the
          Contracts   and
                the
                   Series
                      Account.  Once you have   selected a payment  option,
            this  charge
                will
                   cease to
                      apply  other  than   for the  Periodic    Withdrawal
          Option.    The
                Contract

                   Maintenance
                      Charge   is  deducted   from your     Annuity Account
          Value allocated  to
                the
                   Schwab Money
                      Market Investment    Division.     If    you do   not
          have   sufficient
                Annuity
                   Account Value
                      allocated  to the Schwab  Money Market   Investment
          Division to cover
                the
                   Contract
                      Maintenance  Charge,   then  the   charge   or  any
          portion thereof  will
                be
                   deducted on a
                      pro  rata     basis  from     all   your  Variable
          Sub-Accounts   with current
                value.
                   If the
                      entire  Annuity   Account is held  in the  Guarantee
          Period Fund or
                there
                   are not
                      enough   funds  in  any   Variable    Sub-Account  to
          pay  the  entire
                charge,
                   then the
                      Contract  Maintenance    Charge will be deducted  on
          a pro rata basis
                from
                   amounts
                      held in all    Guarantee   Periods.   There    is  no
          MVA  on   amounts
                deducted
                   from a
                      Guarantee      Period for      the    Contract
          Maintenance Charge.   The
                Contract
                   Maintenance
                      Charges is    currently   waived    for   Contracts
          with  an   Annuity
                Account
                   Value of at
                      least   $50,000.    If   your     Annuity    Account
          Value falls   below
                $50,000
                   due to a
                      withdrawal,   the  Contract   Maintenance Charge will
          be  reinstated
                until
                   such time
                      as  your   Annuity     Account Value   is  equal   to
          or greater   than
                $50,000.
                   This charge
                      may   also   be   waived    for   Contracts   issued
          under   certain
                sponsored
                   arrangements. We
                      do   not   expect    a  profit     from    amounts
          received   from   the
                Contract
                   Maintenance
                      Charge.

                      Premium Tax

                               We   may  be     required  to  pay  state
          premium    taxes
                or
                   retaliatory  taxes
                      currently       ranging   from  0%   to     3.5%   in
          connection     with
                Contributions
                   or values
                      under the Contracts.    Currently,  the   premium tax
          rate  in New York
                for
                   annuities
                      is  0%. Depending on  applicable  state  law, we will
          deduct charges for
                the
                   premium
                      taxes we  incur with   respect   to a     particular
          Contract    from
                the
                   Contributions,
                      from    amounts    withdrawn,     or from   amounts
          applied on  the
                Payment
                   Commencement
                      Date.    In some  states,   charges  for both direct
          premium    taxes
                and
                   retaliatory
                      premium   taxes  may  be imposed   at   the same   or
          different   times
                with
                   respect to the
                      same Contribution, depending on applicable state law.

                      Transfer Fee

                               There  will   be a  $10  charge    for each
           Transfer   in
                excess
                   of twelve
                      Transfers in  anycalendar   year. We do not expect  a
          profit from the
                   Transfer fee
                      for excess Transfers.

                      Other Taxes

                               Under    present laws,  we  will incur state
          or local   taxes
                (in
                   addition to
                      the   Premium  Tax described    above) in  New  York.
          No  charges are
                currently
                   made for
                      taxes  other  than Premium Tax.   However, we reserve
           the right  to
                deduct
                   charges in
                      the future  for federal,   state,  and    local taxes
          or  the economic
                burden
                   resulting
                      from  the  application   of   any    tax  laws   that
          we  determine  to
                be
                   attributable to the
                      Contracts.

                      Expenses of the Eligible Funds

                               The    value of      the   assets  in    the
          Investment   Divisions
                reflect
                   the value
                      of  Eligible    Fund  shares    and  therefore    the
          fees and  expenses
                paid
                   by each
                      Eligible   Fund.  A    complete description   of  the
          fees,   expenses,
                and
                   deductions from
                      the   Eligible      Funds   are   found  in   the
          Eligible    Funds'
                prospectuses.
                   (See "The
                      Eligible   Funds,"   page __.) Current   prospectuses
          for the  Funds can
                be
                   obtained by
                      calling    the Schwab   Annuity   Service  Center  at
          800-838-0649,   or
                by
                   writing to the
                      Schwab      Annuity   Service     Center,    P.O.
          Box   7806,    San
                Francisco,
                   California
                      94120-9327.


                   ------------------------------------------------------

          PAYMENT OPTIONS

                   ------------------------------------------------------

                      Periodic Withdrawal Option

                               The   Owner may   Request  that all  or part
          of the  Annuity
                Account
                   Value be
                      applied   to a   Periodic   Withdrawal  Option.   The
          amount  applied
                to a
                   Periodic
                      Withdrawal is the Annuity Account Value with an MVA, if applicable, less
                   Premium
                      Tax, if any.

                               In  Requesting   Periodic  Withdrawals,  the
          Owner must elect:

                               -             The  withdrawal frequency   of
          either 12-,  6-, 3-,
                or
                   1-month
                                      intervals;

                               -        A  withdrawal amount; a  minimum of
          $100 is required;

                               -        The  calendar day of   the month on
          which withdrawals
                will
                   be made;

                               -      One withdrawal option; and

                               -            The allocation   of withdrawals
          from the  Owner's
                Variable
                   and/or
                                      Fixed Sub-Account(s) as
                                        follows:
                                        1)           Prorate the amount  to
          be  paid across
                all
                   Variable and
                                                 Fixed   Sub-Accounts  in
          proportion  to
                the
                   assets in
                                                 each sub-account; or

                                        2)                     Select   the
          Variable   and/or
                Fixed
                   Sub-Account(s) from
                                                 which   withdrawals   will
          be made.    Once
                the
                   Variable
                                                 and/or      Fixed
          Sub-Accounts      have
                been
                   depleted,  the
                                                 Company            will
          automatically    prorate
                the
                   remaining
                                                 withdrawals     against
          all   remaining
                available
                   Variable
                                                 and/or        Fixed
          Sub-Accounts    unless  the
                Owner
                   Requests
                                                 the     selection      of
             another
                Variable
                   and/or  Fixed
                                                 Sub-Account.

                               The    Owner    may    elect to     change
          the    withdrawal
                option
                   and/or  the
                      frequency once each calendar year.

                               While   Periodic   Withdrawals   are   being
          received:
                               1.             the  Owner   may continue  to
          exercise    all
                contractual
                   rights that
                                        are      available   prior     to
          electing an   annuity
                option,
                   except that
                                        no Contributions may be made;
                               2.            for Periodic  Withdrawals from
          Guarantee Periods six
                or
                   more
                                        months  prior  to   its   Guarantee
          Period Maturity
                Date, a
                   Market
                                        Value  Adjustment,  if  applicable,
          will be assessed;
                               3.             the Owner  may keep  the same
          investment options  as
                were
                   in
                                        force  before periodic  withdrawals
          began;
                               4.            charges  and   fees under  the
          Contract  continue to
                apply;
                   and
                               5.            maturing   Guarantee   Periods
          renew into   the
                shortest
                   Guarantee
                                        Period then available.

                               Periodic  Withdrawals  will  cease   on  the
          earlier of the date:
                               1.               the amount   elected to  be
          paid   under the
                option
                   selected has
                                        been reduced to zero;
                               2.       the Annuity Account Value is zero;
                               3.       the Owner Requests that withdrawals
          stop; or
                               4.       an Owner or the Annuitant dies.

                               The   Owner   must     elect   one   of  the
          following  five   (5)
                withdrawal
                   options:

                               1.                  Income for   a Specified
          Period for  at least
                thirty-six
                   (36)
                                        months   - The   Owner  elects the
          duration  over
                which
                   withdrawals
                                        will  be  made.    The  amount paid
          will vary  based on
                the
                                        duration; or

                               2.                Income  of  a  Specified
          Amount for  at least
                thirty-six

                   (36)
                                       months   -  The   Owner elects   the
          dollar  amount  of
                the
                   withdrawals.
                                       Based  on the   amount  elected, the
          duration may vary;
                or

                               3.         Interest Only - The withdrawals
          will be based on
                the
                   amount of
                                        interest      credited     to   the
          Guarantee  Period  Fund
                between
                   each
                                        withdrawal.    Available   only  if
          100%  of   the
                account
                   value is
                                        invested  in  the Guarantee  Period
          Fund; or

                               4.       MinimumDistribution - If  thisis an
          IRA contract, the
                   Owner
                                        may        Request          minimum
          distributions   as specified
                under

                   Code
                                        Section 401(a)(9); or

                               5.   Any Other   Form for  a  period of   at
          least  thirty-six
                (36)
                   months - Any
                               other  form of Periodic Withdrawal  which is
          acceptable   to
                the
                   Company.

                               If    Periodic      Withdrawals   cease,
          the  Owner   may
                resume
                   making
                      Contributions.      The  Owner   may   elect   to
          restart  a  Periodic
                Withdrawal
                   program;
                      however,  the   Company   may   limit the  number  of
          times the Owner
                may
                   restart a
                      Periodic Withdrawal program.

                               Periodic  withdrawals  may     be   taxable,
          subject to withholding
                and
                   subject
                      to  the 10%   penalty  tax.    IRAs are  subject   to
          complex   rules
                with
                   respect to
                      restrictions       on    and      taxation     of
          distributions,     including
                the
                   applicability of
                      penalty      taxes.    A   competent  tax   adviser
          should   be consulted
                before a
                   Periodic
                      Withdrawal Option is requested. (See "Federal Tax Matters," page __.)

                      Annuity Date

                               The date annuity    payments   commence  may
          be chosen   when
                the
                   Contract is
                      purchased   or  at a later   date.   This  date  must
          be at least one
                year
                   after the
                      initial   Contribution.  In   the    absence of    an
          earlier  election, the
                annuity
                   date is
                      the first  day of the  month of the  Annuitant's 90th
          birthday.

                               If an   option   has  not   been     elected
          within   30  days of
                the
                   annuity
                      commencement    date,  the  Annuity     Account Value
          held  in   the
                Fixed
                   Sub-Account(s)
                      will    be   applied     under   Fixed     Annuity
          Payment     Option 3,
                discussed
                   below,  to
                      provide    payments   for life  with   a   guaranteed
          period of  20 years.
                The
                   Annuity
                      Account Value   held in   the Variable Sub-Account(s)
          will be  applied
                under
                   Variable
                      Annuity Payment   Option 1,   discussed    below,  to
          provide   payments
                for
                   life with a
                      guaranteed period of 20 years.

                               Under section   401(a)(9)  of   the Code,  a
          Contract  which
                is
                   purchased and
                      used     in      connection  with    an  Individual
          Retirement    Account  or
                with
                   certain other
                      plans   qualifying  for  special federal  income  tax
          treatment is subject
                to
                   complex
                      "minimum     distribution"  requirements,      which
          require    that
                distributions
                   under such
                      a   plan  must begin   by  a  specific  date,     and
          also   that the
                entire
                   interest of the
                      plan      participant       must be    distributed
          within   certain
                specified
                   periods under
                      formulas   that   specify      minimum      annual
          distributions.    The
                application
                   of the
                      minimum     distribution     requirements    to  each
          person  will vary
                according
                   to the
                      person's   age  and     other   circumstances.    A
          prospective  purchaser
                may
                   wish to
                      consult  a  competent   tax adviser   regarding   the
          application  of the
                minimum
                      distribution   requirements.      (See  "Federal  Tax
          Matters," page __.)

                      Annuity Options

                               An annuity    option may  be   selected   by
          the  Owner when
                the
                   Contract is
                      purchased,  or   at  a later  date.   This  selection
          may  be  changed,
                by
                   Request, at any
                      time up to 30 days  before  the  annuity  date.    In
          the  absence of
                an
                   election,
                      payments   will    automatically   commence on    the
          annuity   date  as
                described
                   above. The
                      amount to  be applied    is the   Annuity     Account
          Value   on the
                annuity
                   date.  The
                      minimum amount that may be withdrawn from the Annuity
           Account Value
                to
                   purchase
                      an  annuity payment option  is $2,000 with an MVA, if
          applicable.  If
                the
                   amount is
                      less than   $2,000,     the Company   may  pay    the
          amount in  a single
                sum
                   subject to the
                      Contract   provisions   applicable   to   a   partial
          withdrawal.  Payments may
                be
                   elected
                      to   be   received       monthly,     quarterly,
          semi-annually   or
                annually.
                   Payments to be
                      made under  the annuity payment  option selected must
          be at least $50.
                The
                   Company
                      reserves  the right  to make    payments   using  the
          most   frequent
                payment
                   interval
                      which     produces a   payment  of   not less    than
          $50.   The  maximum
                amount
                   that may be
                      applied   under    any    payment      option    is
          $1,000,000,    unless
                prior
                   approval  is
                      obtained from the Company.

                               A single  sum payment    may be    elected.
          If it is,   then
                the
                   amount to be
                      paid  is   the  Surrender    Value.    If the   Owner
          elects   a variable
                annuity
                   with funds
                      from the     Owner's     Variable      Sub-Accounts,
          then the  amount to
                be
                   applied is the
                      Annuity    Account    Value held  in  the  Variable
          Sub-Account(s),  as of
                the
                   annuity
                      commencement     date, less  any   applicable Premium
          Tax.  If the  Owner
                elects
                   a fixed
                      annuity   with  funds from  the   Fixed Sub-Accounts,
          then the  amount to
                be
                   applied is
                      the Annuity      Account  Value  held  in  the  Fixed
          Sub-Account(s),  as of
                the
                   annuity
                      commencement     date      with   an      MVA,     if
          applicable,   less    any
                applicable
                   Premium Tax.

                      Fixed Annuity Payment Options

                               Option 1: Income of Specified Amount

                               The    amount   applied  under  this  option
          may  be paid in
                equal
                   annual,
                      semiannual,    quarterly or monthly      installments
          of   the  dollar
                amount
                   elected for
                      not  more   than  240    months.    Upon  death   of
          the    Annuitant,
                the
                   Beneficiary  will
                      begin  to   receive  the remaining   payments at  the
          same  interval that
                was
                   elected by
                      the Owner.

                               Option 2: Income for a Specified Period

                               Payments      are   paid         annually,
          semiannually,    quarterly
                or
                   monthly,  as
                      elected,   for  a selected   number of years  not  to
          exceed 240 months.
                Upon
                   death of
                      the   Annuitant,      the Beneficiary   will   begin
          to receive   the
                remaining
                   payments at
                      the same interval that was elected by the Owner.

                               Option 3: Fixed Life Annuity with Guaranteed
          Period

                               This    option   provides   for   monthly
          payments   during  a
                designated
                   period
                      and  thereafter     throughout    the   lifetime   of
          the  Annuitant.
                The
                   designated period
                      may be 5, 10,  15  or 20 years.  Upon death  of   the
          Annuitant,  for
                each
                   remaining
                      designated period, the amounts payable under this payment option will be
                   paid to
                      the Beneficiary.

                               Option 4: Fixed Life Annuity

                               This  annuity   is payable   monthly  during
          the  lifetime of
                the
                   Annuitant,
                      terminating  with   the  last payment  due  prior  to
          the  death  of
                the
                   Annuitant. Since
                      no  minimum number of payments is  guaranteed,   this
          option may offer
                the
                   maximum
                      level of monthly payments of the annuity options. It is possible that
                      only  one payment may be made if the Annuitant   died
          before the date
                on
                   which the
                      second  payment  was  due.    Upon the  death  of the
          Annuitant,    all
                payments
                   cease and
                      no amounts are payable to the Beneficiary.

                               Option 5: Any Other Form

                               This   option  allows an  Owner the  ability
           to choose any
                other
                   form of
                      annuity which is acceptable to the Company.

                      Variable Annuity Payment Options

                               Option   1:   Variable  Life   Annuity  with
          Guarantee Period

                               This       option     provides      for
          payments   during   a
                designated
                   period and
                      thereafter    throughout   the  life    time   of the
          Annuitant.     The
                designated
                   period may
                      be 5, 10,  15   or  20  years.   Upon    death of the
          Annuitant,   for
                each
                   remaining
                      designated period, the amounts payable under this payment option will be
                   paid to
                      the Beneficiary.

                               Option 2:  Variable Life Annuity

                               This     annuity is  payable    during the
          lifetime    of
                the
                   Annuitant.  The
                      annuity   terminates  with   the  last   payment  due
           prior  to the
                death
                   of the
                      Annuitant.    Since no  minimum  number  of  payments
          is    guaranteed,
                this
                   option may
                      offer  the   maximum   level   of monthly    payments
          of  the   annuity
                   options.  It is
                      possible  that  only  one  payment may   be made if
          the Annuitant died
                before
                   the date
                      on which     the      second   payment    was due.
          Upon  the  death of
                the
                   Annuitant,  all
                      payments  cease and  no  amounts are  payable to  the
          Beneficiary.

                               Variable     annuity      payment   options
          are   subject  to
                the
                   following
                      provisions:

                               Amount of First Payment

                               The   first    payment  under  a    variable
          annuity payment option
                will
                   be based
                      on  the   value   of  the   amounts   held  in   each
          Variable   Sub-Account
                on
                   the 5th
                      Valuation Date preceding the annuity commencement date. It will be
                   determined by
                      applying    the appropriate   rate    to the   amount
          applied   under the
                payment
                   option.

                               Annuity Units

                               The  number of Annuity    Units paid to the
          Annuitant   for
                each
                   Variable
                      Sub-Account     is  determined   by     dividing  the
          amount of   the first
                monthly
                   payment by
                      its  Accumulation   Unit  Value  on the 5th Valuation
          Date  preceding
                the
                   date the
                      first  payment is  due. The number of Annuity   Units
          used to calculate
                each
                   payment
                      for   a     Variable Sub-Account     remains   fixed
          during the   Annuity
                Payment
                   Period.

                               Amount of Payments after the First

                               Payments   after   the   first   will vary
          depending   upon
                the
                   investment
                      experience   of  the Investment     Divisions.    The
          subsequent   amount
                paid
                   from each
                      sub-account is determined by   multiplying     (a) by
          (b) where (a)  is
                the
                   number of
                      sub-account    Annuity     Units to     be paid   and
          (b)   is  the
                sub-account
                   Annuity Unit
                      value on   the 5th   Valuation Date    preceding  the
          date  the  annuity
                payment
                   is due.
                      The   total    amount  of   each   variable   annuity
          payment   will be
                the
                   sum of the
                      variable   annuity  payments    for  each   Variable
          Sub- Account.   The
                Company
                   guarantees
                      that the dollar   amount of  each payment  after  the
          first will  not
                be
                   affected by
                      variations in expenses or mortality experience.

                      Transfers After the Annuity Commencement Date

                               Once    annuity  payments  have   begun,  no
          Transfers may be made
                from
                   a fixed
                      annuity  payment   option to  a  variable   annuity
          payment   option,
                or
                   vice versa;
                      however,  for variable   annuity   payment   options,
          Transfers   may
                be
                   made among
                      Investment  Divisions. Transfers   after  the annuity
          commencement date
                will
                   be made
                      by  converting   the number of    Annuity Units being
          Transferred   to
                the
                   number of
                      Accumulation   Units  of the  Variable   Sub-Account
           to  which the
                Transfer
                   is made.
                      The result will   be that the next annuity  payment,
          if it were  made
                at
                   that time,
                      would   be the   same  amount  that it    would  have
          been  without
                the

                   Transfer.
                      Thereafter,    annuity    payments    will    reflect
          changes  in the  value
                of
                   the new
                      Annuity Units.


            ***

                               For    annuity   options  involving     life
          income,  the  actual
                age
                   and/or sex of
                      the  Annuitant     will   affect  the amount  of each
          payment.  We reserve
                the
                   right to
                      ask for   satisfactory  proof   of   the  Annuitant's
          age. We  may  delay
                annuity
                   payments
                      until       satisfactory    proof     is   received.
          Since   payments  to
                older
                   Annuitants are
                      expected to be fewer innumber, the amount of each annuity payment under a
                      selected  annuity   form will be greater   for older
          Annuitants  than
                for
                   younger
                      Annuitants.

                               If  the  age or sex of  the  Annuitant   has
          been  misstated,
                the
                   payments
                      established   will  be  made on  the  basis of  the
          correct   age or sex.
                If
                   payments
                      were   too large       because of      misstatement,
          the    difference
                with
                   interest may be
                      deducted    by  the  Company  from the   next payment
          or payments.   If
                payments
                   were too
                      small, the difference with interest may be added by the Company to
                   the next
                      payment.  This   interest is at an  annual  effective
          rate which will
                not
                   be less
                      than the Contractual Guarantee of a Minimum Rate of Interest.

                               The   Payment     Commencement     Date  and
          annuity options
                available
                   for IRAs
                      may   also  be   controlled    by  endorsements,  the
          plan   documents,
                or
                   applicable law.

                               Once  payments     start under   the annuity
          form   selected by
                the
                   Owner:  (a)
                      no    changes   can   be   made    in  the   annuity
          form,   (b)   no
                additional
                   Contributions will
                      be      accepted     under  the    Contract,      and
          (c)    no further
                withdrawals,
                   other than
                      withdrawals made to provide annuity benefits, will be allowed.


             ***

                               A  portion  or the  entire    amount of  the
          annuity  payments may
                be
                   taxable
                      as  ordinary  income.  If,    at the time the annuity
          payments  begin,
                we
                   have not
                      received  a  proper  written election   not to   have
          federal  income
                taxes
                   withheld, we
                      must by   law   withhold   such   taxes    from  the
          taxable  portion  of
                such
                   annuity
                      payments    and  remit that  amount   to the  federal
             government
                (an
                   election not to
                      have    taxes        withheld  is    not   permitted
          for  certain
                Qualified
                   Contracts).  State
                      income     tax   withholding  may    also    apply.
          (See   "Federal
                Tax-Matters,"
                   below.)

                   ------------------------------------------------------


          FEDERAL TAX MATTERS

                   ------------------------------------------------------

                      Introduction

                               The  following   discussion is   a  general
          description of
                federal
                   income tax
                      considerations  relating   to the  Contracts  and  is
          not  intended as
                tax
                   advice.
                      Further,     this    discussion  is  based  on    the
          assumption  that the
                Contract
                   qualifies
                      as an  annuity      contract   for   federal   income
          tax   purposes.
                This
                   discussion is not
                      intended    to   address  the    tax     consequences
          resulting  from all  of
                the
                   situations in
                      which  a  person   may   be   entitled    to or  may
            receive   a
                distribution
                   under the
                      Contract.   Any    person    concerned about   these
          tax   implications
                should
                   consult a
                      competent  tax  adviser  before    initiating     any
           transaction.
                This
                   discussion is
                      based upon our
                      understanding   of the    present   federal    income
          tax laws  as they
                are
                   currently
                      interpreted by    the  Internal Revenue Service.   No
          representation is
                made
                   as to the
                      likelihood of the     continuation  of  the   present
          federal  income tax
                laws
                   or of the
                      current   interpretation  by   the Internal   Revenue
          Service.  Moreover,
                no
                   attempt has
                      been made  to consider any applicable  state or other
          tax laws.

                               The   Contract   may   be    purchased    on
           a   non-tax
                qualified
                    basis
                      ("Non-Qualified    Contract") or  purchased  and used
          in   connection
                with
                   IRAs.  The
                      ultimate   effect  of   federal    income taxes    on
          the   amounts held
                under a
                   Contract, on
                      annuity      payments,     and   on   the economic
          benefit  to you,  the

                Annuitant,
                   or the
                      Beneficiary    may      depend    on the    type of
          Contract,   and on  the
                tax
                   status of the
                      individual    concerned.    In  addition,    certain
          requirements must
                be
                   satisfied in
                      purchasing an IRA and receiving  distributions   from
          an IRA in order
                to
                   continue
                      receiving        favorable  tax        treatment.
          Therefore,  purchasers of
                IRAs
                   should seek
                      competent   legal and   tax  advice   regarding   the
          suitability   of
                the

                   Contract for
                      their        situation,     the        applicable
          requirements,    and the
                tax
                   treatment of the
                      rights  and   benefits  of   the    Contract.     The
          following    discussion
                assumes
                   that an

                      IRA  is   purchased    with  proceeds from   and/or
          Contributions   that
                qualify
                   for the
                      intended special federal income tax treatment.

                      Tax Status

                               The    Company    is    taxed as    a  life
          insurance  company
                under
                   Part I of
                      Subchapter L of the Code.

                      Taxation of Annuities

                      In General

                               Section 72  of the  Code governs   taxation
          of  annuities
                in
                   general.  An
                      Owner who  is a  natural   person  generally  is  not
          taxed on increases
                (if
                   any) in
                      the   value  of   an  Annuity  Account   Value  until
          distribution   occurs
                by
                   withdrawing
                      all or  part of  the   Annuity Account  Value (e.g.,
          withdrawals or
                annuity
                   payments
                      under  the     annuity  form   elected).  However,
          under  certain
                circumstances,
                   the Owner
                      may   be subject     to taxation     currently.    In
          addition,     an
                assignment,
                   pledge, or
                      agreement to   assign or pledge   any portion of  the
          Annuity Account
                Value
                   generally
                      will  be  treated  as  a  distribution.  The  taxable
          portion  of  a
                distribution
                   (in the
                      form of   a  single sum   payment  or   an annuity)
          is  taxable as
                ordinary
                   income.  An
                      IRA Contract may not be assigned as collateral.

                               The  Owner  of any   annuity    contract who
          is not a  natural
                person
                   (e.g. a
                      corporation)    generally must   include   in income
          any increase  in
                the
                   excess of the
                      Annuity    Account  Value  over  the  "investment  in
          the  contract"
                (discussed
                   below)
                      during  each   taxable  year.   The  rule  does   not
          apply  where  the
                non-natural
                   person
                      is  the  nominal   owner  of a    Contract  and   the
          beneficial  owner is  a
                natural
                   person.
                      The rule    also  does not  apply in  the   following
          circumstances:
                (1)
                   where the
                      annuity Contract is acquired by the estate of a decedent, (2) where the
                   Contract
                      is held   under an  IRA,    (3) where the    Contract
          is a  qualified
                funding
                   asset for a
                      structured      settlement,     and    (4) where  the
          Contract is  purchased
                on
                   behalf of an
                      employee upon termination   of a   qualified plan.  A
          prospective  Owner
                that
                   is not a
                      natural   person  may wish to  discuss  these matters
          with a competent
                tax
                   adviser.

                               The  following    discussion     generally
          applies   to a
                Contract
                   owned by a
                      natural person.

                      Withdrawals

                               In   the   case   of   a   withdrawal  under
           an   IRA,
                including
                   withdrawals under
                      the    Periodic     Withdrawal   Option,   a  ratable
          portion   of  the
                amount
                   received may be
                      non-taxable.     The   amount   of   the  non-taxable
            portion   is
                generally
                   determined by
                      the ratio  of  the "investment  in the  contract"  to
          the  individual's
                total
                   accrued
                      benefit under       the retirement     plan.    The
          "investment   in  the
                contract"
                   generally
                      equals  the     amount    of     any    nondeductible
          Contributions  paid by  or
                on
                   behalf of any
                      individual.   Special     tax   rules     may    be
          available  for  certain
                distributions
                   from an
                      IRA.

                               With     respect         to    Non-Qualified
          Contracts,   partial
                withdrawals,
                   including
                      Periodic  Withdrawals,   are generally     treated as
          taxable income  to
                the
                   extent that
                      the      Annuity    Account   Value     immediately
          before     the
                withdrawal
                   exceeds  the
                      "investment in the  contract" at   that time.   If  a
          partial  withdrawal
                is
                   made from
                      a     Guarantee   Period      which is  subject  to a
          Market    Value
                Adjustment,
                   then the
                      Annuity   Account  Value   immediately     before the
          withdrawal will not
                be
                   altered to
                      take into   account the  Market   Value  Adjustment.
          As a  result,
                for
                   purposes of
                      determining   the taxable   portion of   the partial
          withdrawal,   the
                Annuity
                   Account
                      Value   will  not   reflect  the    amount,   if any,
          deducted   from
                or
                   added to the
                      Guarantee Period due to the Market Value Adjustment. Full surrenders are
                   treated
                      as taxable income   to the   extent  that the  amount
          received  exceeds
                the
                   "investment
                      in  the  contract."   The  taxable   portion   of any
          annuity  payment
                is
                   taxed at
                      ordinary income tax rates.

                      Annuity Payments

                               Although   the tax   consequences   may vary
           depending  on
                the
                   annuity form
                      elected  under the  Contract,   in general, only  the
          portion  of the
                annuity
                   payment
                      that    represents     the amount  by    which the
          Annuity    Account

                Value
                   exceeds  the
                      "investment  in   the contract" will  be taxed; after
          the investment in
                the
                   contract
                      is  recovered, the   full amount  of any   additional
          annuity  payments
                is
                   taxable. For
                      fixed     annuity   payments,    in  general    there
          is no tax  on the
                portion
                   of each
                      payment  which  represents   the same ratio that the
          "investment  in
                the
                   contract"
                      bears    to the  total    expected   value   of   the
          annuity   payments for
                the
                   term of the
                      payments;       however,    the remainder   of  each
          annuity  payment is
                taxable.
                   Once the
                      investment   in   the   Contract    has  been  fully
          recovered,    the
                full
                   amount of any
                      additional    annuity   payments   is  taxable.    If
          the     annuity
                payments
                   cease as a
                      result  of  an    Annuitant's     death  before  full
          recovery   of
                the
                   "investment in the
                      contract,"       you    should        consult     a
          competent     tax
                adviser
                   regarding  the
                      deductibility of the unrecovered amount.

                      Penalty Tax

                               In  the     case  of  a       distribution
          pursuant   to  a
                Non-Qualified
                   Contract,
                      there  may  be    imposed  a federal    income tax
          penalty  equal to 10%
                of
                   the amount
                      treated  as   taxable    income.     In      general,
          however,   there is  no
                penalty
                   tax on
                      distributions:    (1) made  on or after  the date  on
          which the recipient
                of
                   payments
                      under   the    Contract  attains   age  59 1/2;   (2)
          made as a  result
                of
                   death or
                      disability    of the   recipient of payments    under
          the Contract;   or
                (3)
                   received in
                      substantially    equal periodic  payments  as  a life
          annuity or a joint
                and
                   survivor
                      annuity   for the     lives or life    expectancies
          of the    Owner
                and a
                   "designated
                      beneficiary."     Other      exemptions      or   tax
          penalties  may  apply
                to
                   certain
                      distributions    pursuant   to an    IRA. For   more
          details  regarding
                these
                   exemptions or
                      penalties consult a competent tax adviser.

                      Taxation of Death Benefit Proceeds

                               Amounts    may be    distributed  from   the
          Contract because  of
                the
                   death of an
                      Owner  or the  Annuitant.   Generally    such amounts
          are includible  in
                the
                   income of
                      the recipient  as follows:  (1)  if   distributed  in
          a lump sum, they
                are
                   taxed in
                      the same manner as  a full surrender,   as described
           above, or (2)
                if
                   distributed
                      under an annuity    form,  they are   taxed in    the
          same   manner as
                annuity
                   payments, as
                      described above.

                      Distribution-at-Death Rules

                               In     order    to be     treated   as  an
          annuity  contract,
                the
                   terms of the
                      Contract must provide the following two distribution rules: (A) if any
                   Contract
                      Owner  dies   on     or  after   the date     annuity
          payments  commence, and
                before
                   the entire
                      interest  in the Contract    has been    distributed,
          the  remainder of
                his
                   interest
                      will not be distributed under a slower distribution schedule than that
                   provided
                      for in the     method in  effect   on the   Contract
          Owner's  death;
                and
                   (B) if any

                      Contract       Owner     dies    before  the    date
          annuity    payments
                commence,
                   his entire
                      interest must generally be distributed within five years after the date
                   of death
                      provided  that   if    such  interest  is payable  to
          a    designated
                Beneficiary,
                   then such
                      interest     may be   made      over the   life    of
          that    designated
                Beneficiary
                   or over a
                      period   not extending beyond the  life expectancy of
          that Beneficiary,
                so
                   long as
                      payments     commence  within   one  year  after  the
          Contract Owner's death.
                If
                   the sole
                      designated Beneficiary
                      is the spouse of  the Contract  Owner,   the Contract
          may  be continued
                in
                   the name
                      of the spouse as  Contract   Owner.  The  designated
          Beneficiary  is
                the
                   natural
                      person      designated    by  the    terms of     the
          Contract   or by   the
                Contract
                   Owner as the
                      individual   to  whom   ownership   of the   contract
          passes by reason of
                the
                   Contract
                      Owner's   death. If   the Contract  Owner   is not an
          individual,   then
                for
                   purposes of
                      the    distribution     at   death     rules,     the
          Primary   Annuitant
                is
                   considered  the
                      Contract     Owner.     In   addition,     when   the
          Contract  Owner is  not
                an
                   individual,  a
                      change    in  the  Primary  Annuitant is   treated as
          the death  of the
                Contract
                   Owner.

                      Transfers, Assignments, or Exchanges

                               A  Transfer of ownership  of a Contract, the
          designation of
                an
                   Annuitant,
                      Payee or  other     Beneficiary    who is  not  also
          the   Owner,   or
                the
                   exchange  of a
                      Contract     may      result   in    adverse      tax
          consequences   to the Owner
                that
                   are not
                      discussed     herein.    An     Owner   contemplating
            any     such
                designation,
                   transfer,
                      assignment,   or   exchange  of a  Contract    should
          contact a competent
                tax
                   adviser
                      with respect to the potential tax effects of such a transaction.

                      Multiple Contracts

                               All  deferred,     non-qualified    annuity
          contracts   that
                are
                   issued by the
                      Company  (or our     affiliates)   to the  same Owner
          during  any calendar
                year
                   will be
                      treated  as   one  annuity   contract  for   purposes
          of  determining
                the
                   amount
                      includible   in gross  income under   section   72(e)
          of the Code.
                Amounts
                   received
                      under any   such  Contract  may be  taxable  (and may
          be subject to the
                10%
                   Penalty
                      Tax)   to the extent of the  combined  income in  all
          such  Contracts.
                In
                   addition,
                      the Treasury   Department has specific  authority  to
          issue regulations
                that
                   prevent
                      the    avoidance  of   section   72(e)   through  the
          serial   purchase  of
                annuity
                   contracts
                      or   otherwise.     Congress   has   also   indicated
          that  the  Treasury
                Department
                   may have
                      authority    to treat    the    combination  purchase
          of an   immediate
                annuity
                   contract and
                      separate   deferred      annuity    contracts as    a
          single   annuity
                contract
                   under its
                      general    authority to prescribe      rules as may
          be necessary  to
                enforce
                   the income
                      tax laws.

                      Withholding

                               Annuity       distributions     generally
          are  subject  to
                withholding
                   for the
                      recipient's    federal     income  tax      liability
          at   rates that
                vary
                   according to the
                      type  of      distribution   and  the   recipient's
          tax     status.
                Recipients,
                   however,
                      generally    are    provided the    opportunity    to
          elect not to  have
                tax
                   withheld from
                      distributions.     Certain  distributions  from  IRAs
          are subject  to
                mandatory
                   federal
                      income tax withholding.

                      Possible Changes in Taxation

                               In  past  years,       legislation has  been
          proposed that   would
                have
                   adversely
                      modified   the      federal   taxation  of  certain
          annuities.   For
                example,
                   one such
                      proposal        would    have    changed    the tax
          treatment   of
                non-qualified
                   annuities that
                      did  not have  "substantial  life  contingencies"  by
          taxing income  as it
                is
                   credited
                      to   the     annuity.    There     is always     the
          possibility   that the
                tax
                   treatment  of
                      annuities    could change  by legislation   or  other
          means  (such as
                IRS
                   regulations,
                      revenue  rulings,    judicial    decisions,    etc.).
          Moreover,it  is  also
                   possible that
                      any   change  could  be    retroactive    (that   is,
          effective   prior  to
                the
                   date of the
                      change).

                      Section 1035 Exchanges

                               Code  Section 1035   provides  that no  gain
          or loss  shall
                be
                   recognized on
                      the   exchange     of  one  annuity   contract   for
            another.   A
                replacement
                   contract
                      obtained  in   a tax-free   exchange   of   contracts
           succeeds   to
                the
                   status of the
                      original      contract.   Special    rules  apply  to
          Contracts  issued prior
                to
                   August 14,
                      1982.      Prospective   Owners      wishing to  take
          advantage of a Section
                1035
                   exchange
                      should consult their tax adviser.

                      Individual Retirement Annuities

                               The  Contract   may  be  used  with IRAs  as
          described in  Section
                408
                   of the
                      Code.   Section 408 of the

                      Code   permits      eligible     individuals       to
          contribute     to   an
                individual
                   retirement
                      program  known    as an   Individual    Retirement
          Annuity.   Also,
                certain
                   kinds of
                      distributions    from     certain      types     of
          qualified      and
                non-qualified
                   retirement plans
                      may be    "rolled  over"  following   the  rules  set
          out in the  Code
                to
                   maintain
                      favorable   tax     treatment,   to an   Individual
          Retirement  Annuity.
                The
                   sale of a
                      Contract   for use    with an   IRA  may   be subject
            to special
                disclosure
                   requirements
                      of   the Internal Revenue   Service.    Purchasers of
          the  Contract  for
                use
                   with IRA's
                      will  be   provided with  supplemental    information
          required by  the
                Internal
                   Revenue
                      Service  or other    appropriate     agency.   Such
          purchasers  will have
                the
                   right to
                      revoke   their  purchase   within    seven   days  of
          purchase of  the  IRA
                Contract.

                               Various   tax     penalties  may   apply  to
          contributions in excess
                of
                   specified
                      limits,       aggregate    distributions    in excess
           of   $150,000
                annually,
                   distributions
                      that   do    not  satisfy  specified   requirements,
            and  certain
                other
                   transactions. The
                      Contract    will  be  amended  as    necessary     to
          conform  to  the
                requirements
                   of the
                      Code.     Purchasers    should  seek     competent
          advice  as to  the
                suitability
                   of the
                      Contract for use with IRA's.

                               If      a  Contract      is issued    in
          connection   with   an
                employer's
                   Simplified
                      Employee    Pension    ("SEP")     plan,    Owners,
            Annuitants
                and
                   Beneficiaries  are
                      cautioned   that the     rights   of  any   person
          to  any of the
                benefits
                   under  the
                      Contract   may be   subject    to the   terms   and
          conditions  of  the
                plan
                   itself,
                      regardless  of  the  terms   and  conditions  of  the
          Contract.

                               If a  Contract is   purchased to fund an IRA
          the  Annuitant
                must
                   also be
                      the  Owner.   In     addition,   if  a  Contract is
          purchased   to fund an
                IRA,
                   minimum
                      distributions    must   commence    not  later   than
           April 1st  of
                the
                   calendar  year
                      following the calendar    year in  which you   attain
          age 70 1/2.  You
                should
                   consult
                      your tax adviser concerning these matters.

                               The     Contract    and     prototype    IRA
          endorsement   have  been
                submitted
                   for IRS
                      approval    and    determination   that    they are
          acceptable    under
                Section
                   408 of the
                      Code,   so  that each   individual  who   purchases a
          Contract  with an
                IRA
                   endorsement
                      will  be considered  to  have  adopted  a retirement
          savings   program
                that
                   satisfies
                      the  requirements   of  Section 408   of  the   Code.
          The   IRS approval
                is a
                   determination
                      only  as to  the   form  of  the  Contract  and  does
          not    represent
                a
                   determination  of
                      the merits of the Contract.

                               At        the     time  the        Initial
          Contribution  is   paid,  a
                prospective
                   purchaser
                      must  specify  whether  he  or she  is  purchasing  a
          Non-Qualified Contract
                or
                   an IRA.
                      If  the  initial   Contribution  is  derived from  an
          exchange or surrender
                of
                   another
                      annuity   contract,   we   may   require   that   the
             prospective
                purchaser
                   provide
                      information with  regard to  the  federal income  tax
          status  of  the
                previous
                   annuity
                      contract.    We   will    require     that   persons
          purchase    separate
                Contracts
                   if they
                      desire   to    invest    monies       qualifying  for
          different  annuity  tax
                treatment
                   under the
                      Code.  Each  such   separate Contract   would require
           the   minimum
                initial

                   Contribution
                      stated    above.   Additional   Contributions   under
          a  Contract must
                qualify
                   for the
                      same   federal     income    tax     treatment     as
          the   initial
                Contribution
                   under  the

                      Contract;  we   will   not   accept   an additional
            Contribution
                under a
                   Contract if the
                      federal    income  tax       treatment    of   such
          Contribution    would   be
                different
                   from that
                      of the initial Contribution.

                      Seek Tax Advice

                               The     foregoing   discussion     of    the
          federal   income  tax
                consequences
                   is only
                      a   brief summary   and   is  not  intended  as   tax
          advice.    Further,
                the
                   federal income
                      tax  consequences    discussed herein  reflect   our
          understanding of
                current
                   law and
                      the  law     may  change.       Federal   estate  tax
          consequences  and state and
                local
                   estate,
                      inheritance, and    other  tax   consequences      of
          ownership or  receipt
                of
                   distributions
                      under a    Contract    depend   on   the   individual
          circumstances    of
                each
                   Owner  or
                      recipient  of the   distribution.   A  COMPETENT  TAX
          ADVISER  SHOULD
                BE
                   CONSULTED FOR

                      FURTHER INFORMATION.

                   ------------------------------------------------------

          ASSIGNMENTS        OR
                PLEDGES

                   ------------------------------------------------------

                               Generally,   rights    in the   Contract may
          be assigned   or
                pledged
                   for loans
                      at  any time  during the  life   of the   Annuitant;
           however,   if
                the
                   Contract is an
                      IRA,  the  Owner  may  not  assign  the  Contract  as
          collateral.

                               If   a non-IRA    Contract is     assigned,
          the  interest  of
                the
                   assignee has
                      priority   over the  interest    of  the  Owner  and
          the  interest  of
                the
                   Beneficiary. Any
                      amount payable to the assignee will be paid in a single sum.

                               A copy  of any assignment  must be submitted
          to  the Company
                at
                   the Schwab
                      Annuity Service Center. Any assignment is subject to any action taken
                or
                   payment
                      made   by  the  Company    before  the    assignment
          was   processed.
                The
                   Company is not
                      responsible for the validity or sufficiency of any assignment.

                               If  any  portion of   the Annuity    Account
          Value is assigned
                or
                   pledged for
                      a loan, it  may be   treated as  a  distribution.   A
          competent   tax
                adviser
                   should be
                      consulted for further information.


                   ------------------------------------------------------


          PERFORMANCE DATA

                   ------------------------------------------------------

                               From  time  to  time,    we may    advertise
            yields   and
                average
                   annual total
                      returns    for   the    Investment   Divisions.   In
          addition,    we
                may
                   advertise  the
                      effective  yield    of  the Schwab    Money  Market
          Investment   Division.
                These
                   figures
                      will be    based  on   historical    information  and
          are not  intended
                to
                   indicate future
                      performance.

                               The     yield   of     the    Schwab  Money
          Market  Investment
                Division
                   refers to the
                      annualized      income     generated       by     an
          investment   in   that
                Investment
                   Division over a
                      specified       seven-day  period.    The  yield   is
          calculated  by assuming
                that
                   the income
                      generated    for  that    seven-day        period is
          generated     each
                seven-day
                   period over a
                      52-week     period and is shown as a percentage    of
          the  investment.
                The
                   effective
                      yield is     calculated     similarly   but,   when
          annualized,    the
                income
                   earned by an
                      investment    in    that    Investment   Division
          is   assumed   to
                be
                   reinvested.  The
                      effective   yield    will    be   slightly    higher
          than    the   yield
                because
                   of  the
                      compounding effect of this assumed reinvestment.

                               The   yield   of  an   Investment  Division
          (other than   the
                Schwab
                   Money Market
                      Investment     Division)  refers   to the  annualized
          income  generated by
                an
                   investment
                      in   that  Investment   Division  over   a  specified
          thirty-day   period.
                The
                   yield is
                      calculated     by assuming    that   the   income
          generated by   the
                investment
                   during that
                      thirty-day      period    is      generated    each
          thirty-day  period   over
                a
                   twelve-month period
                      and is shown as a percentage of the investment.

                               The yield   calculations   do  not   reflect
          the  effect  of
                any
                   Premium Tax
                      that may be  applicable   to a  particular  Contract.
          To the  extent
                that
                   premium
                      taxes   are applicable  to a   particular   Contract,
           the yield  of
                that
                   Contract will
                      be  reduced.  For     a description   of  the methods
          used  to  determine
                yield
                   and total
                      returns, see the Statement of Additional Information.



                      Investment Division                         Effective
          Yield

                      Money Market                               4.10%


                               The     average    annual  total   return of
          an    Investment
                Division
                   refers to
                      return    quotations  assuming   an  investment   has
          been   held in
                the
                   Investment
                      Division   for various   periods of time   including,
          but not limited
                to,
                   a period
                      measured    from   the    date   the    Investment
          Division      commenced
                operations.
                   When an
                      Investment

                      Division  has been  in operation  for   1, 5,  and 10
          years, respectively,
                the
                   average
                      annual   total return   for these   periods will   be
          provided.   The
                average
                   annual total
                      return   quotations     will  represent the   average
          annual    compounded
                rates
                   of return
                      that   would  equate  an initial    investment     of
          $1,000  to  the
                redemption
                   value of
                      that   investment  (excluding   Premium  Tax)   as of
          the   last  day
                of
                   each of the
                      periods    for   which   total   return    quotations
          are  provided.
                For
                   additional
                      information    regarding   yields and total  returns
          calculated  using
                the
                   standard
                      formats briefly    described  herein,    please refer
          to the Statement
                of

                   Additional
                      Information.


                      Investment Division
          One
                Three           Five


                      Since          Inception Date of
                                                                      Year
                   Year
                          Year

                      Inception         Underlying Fund













                      Alger American
                      Growth Portfolio                               12.39%
                  15.18%
                         15.60%


                                                                     17.58%





















                1/9/89

                      Alger American Small
                      Capitalization  Portfolio
          3.30%
                11.89%          10.04%



          17.70%
                9/21/88

                      American Century VP Capital
                      Appreciation
          -5.11%
                6.49%           5.23%


                                                                      9.78%

                11/20/87

                      American Century VP International              13.35%
                    N/A
                           N/A


                                                                     12.17%

                5/1/94



























                      Berger IPT-Small Company                         N/A
                     N/A
                           N/A


                                                                      1.73%

                4/15/96
                      Growth Fund

                      Federated American Leaders
                      Fund II                                        20.55%
                    N/A
                           N/A


                                                                     17.01%

                2/10/94

                      Federated Fund for U.S.
                      Government Securities                           3.32%
                    N/A
                          N/A


                                                                      4.71%

                3/28/94

                      Federated Utility Fund II                      10.62%
                    N/A
                          N/A







                                                                      9.67%

                2/10/94

                      INVESCO VIF-High
                      Yield Portfolio                                15.60%
                    N/A
                           N/A


                                                                     12.61%

                5/1/94

                      INVESCO VIF-Industrial













                      Income Portfolio                               21.25%
                    N/A
                          N/A


                                                                     20.41%

                8/1/94




















                      INVESCO VIF-Total
                      Return Portfolio                               11.23%
                    N/A
                           N/A


                                                                     12.98%

                6/1/94

                      Janus Aspen Aggressive
                      Growth  Portfolio
          7.04%
                15.97%            N/A


                                                                     20.27%

                9/13/93

                      Janus Aspen
                      Growth  Portfolio
          17.45%
                15.57%            N/A


                                                                     15.21%

                9/13/93

                      Janus Aspen Worldwide



























                      Growth Portfolio
          27.95%
                17.59%            N/A


                                                                     22.13%

                9/13/93

                      Lexington Emerging Markets Fund
                                                                      6.55%
                    N/A
                           N/A


                                                                      0.56%

                3/30/94

                      Montgomery Variable Series:
                      Growth Fund                                       N/A
                     N/A
                           N/A


                                                                     26.14%

                2/9/96

                      Montgomery Variable Series:
                      International Small-Cap Fund                     N/A
                     N/A
                           N/A







                                                                     -2.54%

                11/27/96

                      SAFECO RST  Equity Portfolio
          23.73%
                19.44%          18.25%


                                                                     13.45%

                7/21/87


                                37









































                      Schwab Asset Director-High
                      Growth Portfolio                                  N/A
                     N/A
                           N/A


                                                                      3.54%

                11/1/96

                      Schwab S&P 500 Portfolio                          N/A
                     N/A
                           N/A


                                                                      5.16%

                11/1/96

                      SteinRoe Capital Appreciation
                      Fund
          25.87%
                11.84%          16.37%


                                                                     16.50%

                1/1/89

                      Strong Discovery  Fund  II
          -0.04%
                7.92%            N/A







                                                                     11.30%

                5/8/92

                      Van Eck Worldwide Hard Assets
                      Fund
          17.04%
                6.72%          13.54%


                                                                      7.25%

                9/1/89


                               Performance        information     for   any
          Investment   Division
                reflects
                   only the
                      performance   of  a   hypothetical   Contract   under
          which   Annuity
                Account
                   Value is
                      allocated  to  an     Investment  Division  during  a
          particular time  period
                on
                   which the
                      calculations  are  based.    Performance  information
          should be considered
                in
                   light of
                      the   investment    objectives  and   policies    and
          characteristics of
                the
                   Eligible Funds
                      in  which   the  Investment      Division invests,
          and   the market
                conditions
                   during the
                      given time period, and should not be considered as a representation of
                   what may
                      be achieved in the future.

                               Reports   and promotional     literature may
           also  contain
                other
                   information
                      including  (1)   the ranking  of    any    Investment
          Division    derived
                from
                   rankings of
                      variable     annuity   separate    accounts  or their
             investment
                products
                   tracked by
                      Lipper     Analytical    Services,    Inc.,   VARDS,
          Morningstar,  Value
                Line,

                   IBC/Donoghue's
                      Money   Fund   Report,       Financial   Planning
          Magazine,   Money
                Magazine,
                   Bank Rate
                      Monitor,       Standard &   Poor's Indices,       Dow
          Jones    Industrial
                Average,
                   and other
                      rating    services,    companies,   publications,  or
          other  persons who
                rank
                   separate
                      accounts  or other   investment  products on  overall
          performance   or
                other
                   criteria,
                      and (2)  the effect  of  tax-deferred compounding  on
          investment returns,
                or
                   returns
                      in     general,   which   may    be   illustrated  by
          graphs,   charts,  or
                otherwise,
                   and which
                      may   include a    comparison,   at various    points
          in time,   of the
                return
                   from an
                      investment     in   a     Contract   (or      returns
          in     general)
                on a
                   tax-deferred  basis

                      (assuming one or more tax rates) with the return on a currently taxable
                   basis.
                      Other ranking services and indices may be used.

                               We   may   from    time   to   time    also
             disclose
                cumulative
                   (non-annualized)
                      total  returns   for the  Investment   Divisions.  We
          may from  time
                to
                   time  also
                      disclose      yield and    standard  total    returns
          for   any or   all
                Investment
                   Divisions.

                               We   may   also     advertise    performance
          figures  for   the
                Investment
                   Divisions
                      based  on the    performance   of an   Eligible  Fund
          prior  to the time
                the
                   Series
                      Account commenced operations.

                               For    additional          information
          regarding   the
                calculation
                   of  other
                      performance   data,     please   refer     to   the
          Statement   of
                Additional
                   Information.


                   ------------------------------------------------------

          DISTRIBUTION      OF
                THE
                   CONTRACTS

                   ------------------------------------------------------

                               Charles    Schwab     &      Co.,    Inc.
          ("Schwab")   is   the
                principal
                   underwriter and
                      distributor   of    the       Contracts.   Schwab  is
          registered    with the
                Securities
                   and
                      Exchange Commission as a broker/dealer and is a member of the
                National
                      Association of Securities Dealers, Inc. ("NASD"). Its principal offices
                   are
                      located at 101 Montgomery, San Francisco, California 94104, telephone

                      800-838-0649.

                               Certain   administrative    services     are
          provided  by Schwab
                to
                   assist the
                      Company  in   the   processing  of   the   Contracts,
          which  services  are
                described
                   in
                      written  agreements       between  Schwab    and  the
          Company.   The  Company
                has
                   agreed to
                      indemnify    Schwab   (and its  agents,   employees,
          and  controlling
                persons)
                   for
                      certain   damages  arising   out of   the  sale    of
          the   Contracts,
                including
                   those
                      arising under the securities laws.


                   ------------------------------------------------------


          SELECTED    FINANCIAL
                DATA

                   ------------------------------------------------------

                               First  GWL&A  was  incorporated   on April
          9, 1996 and had
                no
                   operations
                      until    receipt     of  its    certificate     of
          authority   from
                the
                   Superintendent  of
                      Insurance of     New  York    on  May    28, 1997.
          Please   see  the
                financial
                   statements of
                      First   Great-West   Life  &   Annuity    Insurance
          Company   included
                elsewhere
                   in this
                      Prospectus for  information related to  its financial
          condition.

                                                    MANAGEMENT'S
          DISCUSSION  AND  ANALYSIS
                OF
                   FINANCIAL
                                                          CONDITION    AND
           RESULTS    OF
                OPERATIONS

                      The Company

                               The Company   commenced  operations as a New
          York domiciled
                life
                   insurer
                      as   of May 28, 1997. Accordingly,  as of the date of
          this Prospectus,
                the
                   Company
                      has  not had   a   significant   operating   history.
            The  Company
                will
                   operate in one
                      business   segment as a provider of life, health  and
          annuity products
                to
                   groups of
                      individuals    associated        with  employers   or
          distributors;   however,
                the
                   business
                      operations  of    First  GWL&A  will    be segregated
          into   two major
                business
                   units:  the
                      Employee    Benefits        division,          which
          distributes    life,
                health,
                   disability income
                      insurance     and       401(k)     products      to
          employee     groups,

                   primarily   to
                      small-to-mid-sized       corporations;      and   the
            Financial
                Services
                   Division,  which
                      distributes   accumulation   and   payout  annuity
          products    for
                both
                   group  and
                      individual     clients,        primarily     in   the
          public\non-profit  sectors,
                as
                   well as
                      insurance products for individual clients.


                      Liquidity and Capital Resources

                               The   principal   short-   and  long-term
          liquidity needs  of
                the
                   Company will
                      be closely     managed to   satisfy   policyholder
          benefits.    The
                liquidity
                   needs of the
                      Company   will be  closely   managed   through   cash
          flow   matching
                of
                   assets  and
                      liabilities,  and    the   forecasting  of    earned
          and  required
                yields
                   to ensure
                      consistency between policyholder requirements and the yield of assets.

                      Regulation and Reserves

                               The  Company  is  subject to regulation  and
          supervision  by
                the
                   insurance
                      departments     of   the   state  in which  it   is
          licensed.   This
                regulation
                   covers a
                      variety  of   areas,    including     policy  reserve
          requirements,  adequacy
                of
                   company
                      capital  and  surplus,    operational    standards,
          and  financial
                accounting
                   policies
                      and procedures.

                               Pursuant   to  state  insurance    laws and
          regulations,  the
                   Company  is
                      obligated to   hold policy  reserves    to meet   its
          obligations   under
                all
                   outstanding
                      insurance      contracts.      These   reserves   are
          based  on  a  number
                of
                   assumptions as to
                      future     experience.      Neither  the    reserve
          requirements    nor the
                other
                   aspects of
                      state   insurance       regulation  provide  absolute
          protection to  holders
                of
                   insurance
                      contracts if    the Company    were  to    experience
          unexpected   losses
                (e.g.,
                   infectious
                      diseases or catastrophic investment losses).

                      Competition

                               The  Company  is   engaged  in  a   business
          that  is  highly
                competitive
                   due to
                      the large number of
                      insurance     companies    and   other   entities
          competing   in
                marketing,
                   administering,
                      and   selling  insurance     products.    There  are
          approximately
                2,300
                   insurers in the
                      life insurance business in the United States.

                      Segment Information

                               The   Company   operates in  one   business
           segment as  a
                provider
                   of life,
                      health  and annuity      products  to    groups    of
          individuals   associated
                with
                   employers
                      or distributors.

                      Employees and Facilities

                               The   Company    has an     administrative
          services   agreement
                with
                   Great-West
                      Life  & Annuity    Insurance   Company,   to provide
          administrative
                support
                   for all
                      aspects  of the  Company's    business.    Great-West
          Life &  Annuity
                has
                   approximately
                      4,300      employees in    its  U.S.     operations.
          The   Company's
                executive
                   offices are
                      located at 125 Wolf Road, Suite 110, Albany, New York
          12205.

                      State Regulation

                               As a life  insurance   company organized and
          operated  under
                New
                   York law,
                      First GWL&A   is subject   to  provisions   governing
          such   companies
                and
                   regulation by
                      the New York Superintendent of Insurance.

                               First    GWL&A's  books  and  accounts   are
          subject to  review
                and
                   examination
                      by   the  New   York   Division   of  Insurance    at
          any  time, and   a
                full
                   examination of its
                      operations is conducted triennially.

                               In   addition,  First    GWL&A is subject to
          comprehensive
                and
                   detailed
                      regulation  and   supervision  by   the  supervisory
            agencies  in
                each
                   jurisdiction in
                      which    it   conducts    business.   Each    state's
             supervisory
                agency
                   has  broad
                      administrative  authority  which   includes,   but is
          not limited to,
                the
                   power to
                      regulate      licenses    to    transact    business,
          trade    practices,
                agent
                   licensing, policy
                      forms,     claims   practices,         underwriting
          practices,     reserve
                requirements,
                   fixing
                      maximum  interest     rates  on  life   insurance
          policy loans  and
                minimum
                   rates for
                      accumulation    of  surrender   values,    the  form
          and content of
                required
                   financial
                      statements     and  the  type   and      amounts of
          investments  permitted.
                First
                   GWL&A is
                      required  to  file  detailed    annual  reports  with
          supervisory  agencies
                in
                   each of
                      the  jurisdictions   in which it does   business  and
          its   accounts
                are
                   subject to
                      examination    by    such agencies    at    regular
          intervals.    Under
                insurance
                   guaranty fund
                      laws  in    most   states,     insurers    can  be
          assessed   up   to
                prescribed
                   limits for
                      insurance  contract  losses  incurred   by  insolvent
          companies.

                               In  addition,      most    jurisdictions,
          including   New
                York,
                   regulate
                      affiliated     groups    of    insurers     such   as
          First   GWL&A  and
                its
                   affiliates  under
                      insurance     holding   company  legislation.   Under
             such  laws,
                intercorporate
                   transfers
                      of   assets and  dividend  payments   from  insurance
          subsidiaries   may
                be
                   subject to
                      prior notice  or approval,   depending on the size of
          such  transfers
                and
                   payments
                      in  relation to  the   financial   position  of   the
          company   making
                the
                   transfer.
                      Changes  in control  also are  regulated  under these
          laws.

                               Although the      federal       government
          generally   does  not
                directly
                   regulate
                      the     business      of     insurance,     federal
          initiatives   often have
                an
                   impact on the
                      business  in   a variety  of   ways.    Current   and
          proposed   federal
                measures
                   which may
                      significantly     affect    First  GWL&A's  insurance
          business include
                employee
                   benefits
                      regulation,     controls    on     medical     care
          costs,    insurance
                reform,
                   managed  care
                      regulation,     medical entitlement  programs  (e.g.,
          Medicare),  removal
                of
                   barriers
                      preventing   banks     from   engaging     in   the
          insurance  and  mutual
                fund
                   businesses,  the
                      taxation   of   insurance  companies   and   the  tax
           treatment  of
                insurance
                   products.

                               The      Securities     and    Exchange
          Commission   regulates
                certain
                   separate
                      accounts   of First   GWL&A and   the mutual    funds
          used  as funding
                vehicles
                   for those
                      accounts.

                      Directors and Officers

                               Set     forth   below      is   information
          concerning   the
                Company's
                   directors and
                      executive officers, together
                      with  their    principal   occupation  for   the past
          five    years.
                Unless
                   otherwise
                      indicated,  all   of the   directors  and   executive
          officers have  been
                engaged
                   for not
                      less  than  five  years in their  present   principal
          occupation  or
                in
                   another
                      executive  capacity  with   the  companies  or  firms
          identified.

                      Directors                                   Principal
          Occupation Last
                5 Years






                      Marcia D. Alazraki                           Partner,
          Simpson Thacher
                & Bartlett

                      James Balog
             Director of
                Great-West since March  1993;
                   previously
                      Chairman,
                                                                  Lambert
          Brussels Capital
                Corporation

                      James  W. Burns, O.C.
          Chairman  of the
                Boards of Lifeco1  and GWL;
                   Deputy













                      Chairman,
                                                                  PCC2

                      Paul  Desmarais, Jr.
          Chairman and Co-Chief
                Executive Officer, PCC;
                      Chairman, PFC3




















                      Robert Gratton
          Chairman of the Board
                of Great-West; President
                   and
                      Chief Executive
                                                                  Officer,
          PFC

                      N.  Berne Hart
          Director of Great-West
                since February 1992;
                      previously Chairman,
                                                                  United
          Banks of Colorado,
                Inc.

                      Stuart Z. Katz
          Partner, Fried,
                Frank,  Harris, Shriver &
                   Jacobson

                      William T.   McCallum
           President and
                Chief  Executive Officer,
                   Great-West;
                      President and
                                                                  Chief
          Executive  Officer
                (U.S. Operations), GWL



























                      Brian E.  Walsh
                Partner,
                Trinity L.P. since January
                   1996;
                      previously Managing

          Director     and
                Co-head, Global Investment
                      Bank, Bankers Trust

          Company

                      1 Great-West Lifeco Inc.
                      2 Power Corporation of Canada
                      3 Power Financial Corporation



























                      Executive Officers                          Principal
          Occupation Last 5 Years
                      ------------------
          ---------------------------------

                      William T. McCallum                     President and
          Chief Executive
                Officer of the
                      Company and Great-
                                                           West;
          President    and   Chief
                Executive Officer (U.S.
                      Operations), GWL

                      Dennis Low                                  Executive
          Vice President,
                Financial Services of the
                      Company, Great-
                                                           West and GWL

                      James D.  Motz                              Executive
          Vice President,
                Employee Benefits of the
                      Company, Great-
                                                           West and GWL

                      Robert D. Bond                                 Senior
          Vice President,
                Financial  Services of the
                   Company,
                      Great-
                                                           West   and GWL;
          prior  to  May






                1992,  National Director,
                   Public
                                                           Marketing, Aetna
          Life Insurance
                Company

                      John  T. Hughes                           Senior Vice
          President, Chief
                Investment Officer of
                      the Company,
                                                           Great-West   and
          GWL



             41




























                      D. Craig  Lennox                          Senior Vice
          President,  General
                Counsel and Secretary of
                   the
                                                          Company       and
          Great-West;  Senior
                Vice President and Chief
                      U.S.
                                                          Legal    Officer,
          GWL

                      Martin  L. Rosenbaum                      Senior Vice
          President, Employee
                Benefits Operations
                      of the
                                                          Company,
          Great-West and GWL

                      Douglas L. Wooden                         Senior Vice
          President, Financial
                Services of the
                      Company, Great-
                                                          West and GWL

                      Executive Compensation

                               Executive   officers   of  the   Company may
          also serve  one or
                more
                   affiliated
                      companies   of First   GWL&A.     Allocations   have
          been made  as to
                each
                   individual's
                      time devoted to  his duties as an   executive officer
          of the Company.
                The
                   following
                      table  shows the   cash  compensation paid,  based on
          these  allocations,
                to
                   the Chief
                      Executive   Officer  and   the    other   four   most
          highly  compensated
                executive
                   officers
                      (collectively,      the   "Named        Executive
          Officers")    whose
                allocated
                   compensation
                      exceeded  $60,000,   for  services   rendered in  all
          capacities    to
                the
                   Company in
                      1996.





















                      Compensation Table




          =================================================================
          ==========
                ====================
                      ==============================
                      Name and                         Year
          Annual

                      Long-Term
                      Principal Position
          Compensation(1)

                      Compensation Awards


          Salary
                Bonus
                      Securities Under

          ($)
                  ($)
                      Options Granted (2)



          -----------------------------------------------------------------
          ----------
                --------------------
                      ------------------------------
                      W.T. McCallum,                           1996
          0
                     0






























                               None
                      President and
                      Chief Executive
                      Officer



          -----------------------------------------------------------------
          ----------
                --------------------
                      ------------------------------
                      D.  Low, Executive                       1996
          0
                     0



                               None
                      Vice President,
                      Financial Services



          -----------------------------------------------------------------
          ----------
                --------------------
                      ------------------------------
                      J.T. Hughes, Senior                     1996
          0
                    0








                               None
                      Vice President, Chief
                      Investment Officer



          -----------------------------------------------------------------
          ----------
                --------------------
                      ------------------------------
                      D.L.  Wooden, Senior                     1996
          0
                     0















                               None
                      Vice President,
                      Financial Services























          -----------------------------------------------------------------
          ----------
                --------------------
                      ------------------------------
                      J.D. Motz,                               1996
          0
                     0



                               None
                      Executive Vice
                      President, Employee


                      Benefits



          =================================================================
          ==========
                ====================
                      ==============================

                      (1)  The   aggregate of    perquisites     and other
          personal  benefits,
                securities or
                      property provided to each Named Executive Officer in 1996 did not exceed the
                      lesser  of $50,000    and 10%  of  the total  of  the
          individual's   annual
                salary and
                      bonus.

                      (2)   Options  are   for  common  shares   of  Lifeco
          ("Lifeco Options").
                Lifeco options
                      are granted by Great-West

                      Lifeco  pursuant   to the  Great-West   Lifeco  Inc.
          Stock   Option
                Plan which was
                      approved  by Great-West   Lifeco    shareholders   on
          April 24,  1996.
                Lifeco options
                      become   exercisable 20%  per year commencing  on the
          first  anniversary
                date of the
                      grant and expire 10 years after the date of the grant.

                      Pension Plan Table

                               The following  table sets  out  the pension
          benefits payable
                to the Named
                      Executive   Officers  by  Great-  West  Life  or  the
          Company, as of December
                31, 1996.


          Employees'    Pension
                Plan




          =================================================================
          ==========
                ====================






                      =====
                      Remuneration
          Years of Service
                      ($)
                                                 15                 20
                  25
                          30


                      35



          -----------------------------------------------------------------
          ----------
                --------------------
                      -----
                      400,000                  120,000        160,000
          200,000
                240,000      240,000
















          -----------------------------------------------------------------
          ----------
                --------------------
                      -----
                      500,000                  150,000        200,000
          250,000
                300,000      300,000























          -----------------------------------------------------------------
          ----------
                --------------------
                      -----
                      600,000                  180,000        240,000
          300,000
                360,000      360,000



          -----------------------------------------------------------------
          ----------
                --------------------
                      -----
                      700,000                  210,000        280,000
          350,000
                420,000      420,000



          -----------------------------------------------------------------
          ----------
                --------------------
                      -----
                      800,000                  240,000        320,000
          400,000
                480,000      480,000



          -----------------------------------------------------------------
          ----------
                --------------------
                      -----
                      900,000                  270,000        360,000
          450,000
                540,000      540,000









          -----------------------------------------------------------------
          ----------
                --------------------
                      -----
                      1,000,000                300,000        400,000
          500,000
                600,000      600,000



          =================================================================
          ==========
                ====================
                      =====




























                      The Named Executive Officers have the following years of service:

                      Name                       Years of Service
                      W.T. McCallum              30
                      D. Low                     31
                      J.T. Hughes                6
                      D.L. Wooden                5
                      J.D. Motz                  27

                      For  W.T.   McCallum,       the  benefits   shown are
          payable   commencing
                December
                   31, 2000,
                      and    remuneration   is  the     average   of   the
          highest     36
                consecutive
                   months  of
                      compensation     during  the  last  86   months    of
          employment.  For D.  Low,
                J.T.
                   Hughes,
                      D.L. Wooden  and    J.D. Motz,  the benefits    shown
          are  payable upon
                the
                   attainment of
                      age  62,     and remuneration  is    the  average  of
          the    highest 60
                consecutive
                   months of
                      compensation   during    the  last  86    months  of
           employment.
                Compensation
                   includes
                      salary  and  bonuses prior    to  any deferrals.  The
          normal form   of
                pension
                   is a life
                      only     annuity.     Other    optional   forms    of
          pension    payment
                are
                   available  on an
                      actuarially     equivalent   basis.     The  benefits
          listed in   the table
                are
                   subject to
                      deduction  for social  security and  other retirement
          benefits.

                      Ownership of Securities

                               All   of   the   Company's       outstanding
          shares   are  owned
                by
                   Great-West Life &
                      Annuity  Insurance     Company,    8515 East  Orchard
          Road, Englewood,  CO
                80111.
                   GWL&A is
                      in    turn  owned   100%  by   the  Great-West   Life
          Assurance  Company, 100
                Osborne
                   Street
                      North,  Winnipeg,  Manitoba,   Canada  R3C  3A5.  The
          Great-West  Life
                Assurance
                   Company
                      is owned 99.5% by Great-West   Lifeco Inc.,   both of
          which share the
                same
                   address.
                      Great-West       Lifeco    Inc.       is    owned
          86.5%   by   Power
                Financial
                   Corporation,  751
                      Victoria  Square,     Montreal,  Quebec,  Canada  H2Y
          2J3. It  is owned
                68.3%
                   by 171263

                      Canada  Inc.,     which is  owned    100% by  Power
          Corporation of Canada,
                both
                   of which
                      share   the   same   address     as   Power Financial
          Corporation.     Mr.
                Paul
                   Desmarais,  751
                      Victoria Square, Montreal, Quebec, Canada H2Y 2J3, through a group of
                   private
                      holding  companies,    which    he   controls,    has
          voting  control  of
                Power
                   Corporation of
                      Canada.


                   ------------------------------------------------------


          VOTING RIGHTS

                   ------------------------------------------------------

                               To   the   extent required   by  applicable
          law, all  Eligible
                Fund
                   shares held
                      in the   Series   Account   will be   voted  by the
          Company at   regular
                and
                   special
                      shareholder     meetings     of   the    respective
          Eligible    Funds
                in
                   accordance  with
                      instructions       received   from   persons  having
          voting interests  in
                the
                   corresponding
                      Investment    Division.      If,    however,      the
          1940   Act  or  any
                regulation
                   thereunder
                      should  be     amended,    or   if      the  present
          interpretation   thereof
                should
                   change, or if
                      we  determine    that  we  are  allowed to  vote  all
          Eligible  Funds shares
                in
                   our own
                      rights, we may elect to do so.

                               Before the annuity  commencement   date, you
          the Owner,  have
                   the voting
                      interest.     The  number  of    votes   which  are
          available  to  you will
                be
                   calculated
                      separately   for     each    of   your    Variable
          Sub-Accounts.   That
                number
                   will  be
                      determined      by   applying    your     percentage
          interest,   if  any,
                in a
                   particular
                      Investment  Division to   the  total number of votes
          attributable to
                that
                   Investment
                      Division.     You  hold a  voting   interest  in each
          Investment  Division
                to
                   which your
                      Annuity   Account    Value is   allocated.    If  you
          select   a variable
                annuity
                   option, the
                      votes attributable  to   a Contract will  decrease as
          annuity   payments
                are
                   made.

                               The  number    of votes  of   an  Eligible
          Fund will   be
                determined
                   as of the
                      date  coincident   with the   date  established    by
          that  Eligible Fund
                for
                   determining
                      shareholders    eligible    to vote at the    meeting
          of the   Eligible
                Funds.
                   Voting
                      instructions  will    be   solicited  by      written
          communication   prior to
                such
                   meeting in
                      accordance   with  procedures   established  by   the
          respective  Eligible
                Funds.

                               Shares  as       to  which   no    timely
          instructions  are received
                and
                   shares held
                      by us  as  to     which Owners  have no    beneficial
          interest will be voted
                in
                   proportion
                      to  the  voting   instructions  which   are  received
          with    respect to
                all
                   Contracts
                      participating   in   the   Investment  Division.
          Voting instructions
                to
                   abstain on any
                      item to be  voted  upon will be    applied  on  a pro
          rata basis   to
                reduce
                   the votes
                      eligible to be cast.

                               Each  person  or  entity  having   a  voting
          interest  in  a
                Investment
                   Division
                      will   receive    proxy   material,    reports   and
          other   material
                relating
                   to the
                      appropriate Eligible Fund.

                               It   should  be  noted that   generally  the
          Eligible   Funds are
                not
                   required
                      to,  and  do  not intend  to, hold   annual or  other
          regular  meetings
                of
                   shareholders.

                               Contract Owners have no voting rights in the Company.

                   ------------------------------------------------------
                                                                  RIGHTS
          RESERVED    BY
                THE
                   COMPANY

                   ------------------------------------------------------

                               The   Company    reserves    the right   to
          make  certain
                changes
                   if, in its
                      judgment,    they would  best  serve  the interests
          of  Owners and
                Annuitants
                   or would
                      be  appropriate    in carrying out  the purposes   of
          the  Contracts.
                Any
                   changes will
                      be   made  only   to the  extent   and in  the manner
           permitted  by
                applicable
                   laws. Also,
                      when    required by  law,   the Company will   obtain
          your    approval of
                the
                   changes and
                      approval  from    any    appropriate       regulatory
          authority.     Such
                approval
                   may not be
                      required  in all  cases,    however.    Examples   of
          the changes  the
                Company
                   may make
                      include:

                               - To     operate   the    Series   Account
          in  any form
                permitted
                   under  the
                               Investment Company  Act    of   1940 or   in
          any other    form
                permitted
                   by law.

                               - To     transfer   any   assets   in   any
          Investment  Division
                to
                   another
                               Investment     Division,   or   to  one  or
          more   separate
                accounts,
                   or to a
                               Guarantee    Period;      or  to     add,
          combine   or   remove
                Investment

                   Divisions of
                               the Series Account.

                               - To    substitute,    for   the   Eligible
          Fund   shares  in
                any
                   Investment
                               Division,  the  shares of  another  Eligible
          Fund or shares
                of
                   another
                               investment company or any other investment permitted by law.

                               - To make    any changes  required  by   the
          Internal  Revenue
                Code
                   or by any
                               other applicable  law  in order  to continue
            treatment of
                the
                   Contract as
                               an annuity.

                               -    To change the  time or  time  of day at
          which  a Valuation
                Date
                   is
                               deemed to have ended.

                               -    To make    any  other       necessary
          technical   changes  in
                the

                   Contract  in
                               order to   conform     with   any   action
           the   above
                provisions
                   permit  the
                               Company     to     take,   including     to
          change   the way  the
                Company
                   assess
                               charges,    but without    increasing     as
          to    any   then
                outstanding
                   Contract the
                               aggregate   amount    of the   types    of
          charges    which
                the
                   Company  has
                               guaranteed.


                   ------------------------------------------------------


          LEGAL PROCEEDINGS

                   ------------------------------------------------------

                               There   are at present   no material legal
          proceedings to
                which
                   the Series
                      Account is    a party   or to which  the  assets   of
          the Series Account
                are
                   subject. The
                      Company is  not  currently  a  party  to,  and    its
          property  is  not
                currently
                   subject
                      to, any material legal proceedings. The lawsuits to which the Company is
                   a party
                      are,     in  the  opinion   of management,    in  the
          ordinary  course of
                business,
                   and are
                      not   expected     to  have a   material   adverse
          effect   on the
                financial
                   results,
                      conditions or prospects of the Company.


                   ------------------------------------------------------


          LEGAL MATTERS

                   ------------------------------------------------------


                               Advice      regarding      certain     legal
          matters     concerning
                the
                   federal
                      securities    laws     applicable   to  the   issue
          and   sale of  the
                Contract
                   has been
                      provided by Jorden Burt Berenson  &  Johnson LLP. The
          organization  of
                the
                   Company,
                      the Company's  authority to issue the Contract,   and
          the validity of
                the
                   form of
                      the Contract  have   been passed  upon   by  W.   Kay
          Adam,   Vice
                President,
                   Counsel and
                      Associate Secretary of the Company.

                   ------------------------------------------------------


           EXPERTS

                   ------------------------------------------------------

                               The  balance   sheet  of  First   Great-West
          Life  &  Annuity
                Insurance
                   Company
                      as of April 4, 1997 included in this prospectus has been audited by
                   Deloitte &
                      Touche LLP,    independent    auditors,    as  stated
          in  their  report
                appearing
                   herein,
                      and is     included    in    reliance     upon the
          report of such   firm
                given
                   upon their
                      authority as experts in accounting and auditing.


                   ------------------------------------------------------


          AVAILABLE
                INFORMATION

                   ------------------------------------------------------

                               We          have          filed         a
          registration      statement
                ("Registration
                   Statement") with
                      the   Commission   under  the 1933  Act   relating to
          the   Contracts
                offered
                   by this
                      Prospectus.    This  Prospectus    has   been   filed
          as  a part    of
                the
                   Registration
                      Statement    and  does   not   contain   all  of the
          information  set
                forth
                   in the
                      Registration   Statement   and   exhibits   thereto.
          Reference   is
                hereby
                   made to the
                      Registration     Statementand  exhibits  for  further
          information relating
                   to us and
                      the   Contracts.    Statements   contained in   this
          Prospectus, as  to
                the
                   content of the
                      Contracts   and  other  legal  instruments,    are
          summaries.   For a
                complete
                   statement
                      of  the terms  thereof,   reference is   made  to the
          instruments as filed
                as
                   exhibits
                      to       the  Registration       Statement.       The
          Registration Statement  and
                its
                   exhibits may
                      be  inspected    and  copied at the  offices of   the
          Commission  located
                at
                   450 Fifth
                      Street, N.W., Washington, D.C.

                               The    Statement      of        Additional
          Information     contains
                more
                   specific
                      information   relating     to  the  Series   Account
          and  First  GWL&A.
                The
                   Table of
                      Contents   of     the   Statement     of   Additional
          Information is  set  forth
                below:

                               1.       General Information
                               2.          First Great-West Life &  Annuity
          Insurance Company
                and
                   the
                                        Variable Annuity-1 Series Account
                               3.       Calculation of Annuity Payments
                               4.       Postponement of Payments
                               5.       Services
                               6.       Withholding
                               7.       Calculation of Performance Data

          Appendix A

                      On      the   following       pages    are    four
          examples  of   Market
                Value
                   Adjustments
                      illustrating   (1)   increasing     interest   rates,
          (2)    decreasing
                interest
                   rates, (3)
                      flat   interest rates (i   and j are within   .10% of
          each   other), and
                (4)
                   less than 6
                      months to maturity.


                      Example #1 - Increasing Interest Rates

                               Deposit:                             $25,000
          on November  1,
                1996
                               Maturity Date:                      December
          31, 2006
                               Interest Guarantee Period:         10 years
                               i:                                   assumed
          to be 6.15%
                               Surrender  Date:                     July 1,
          2001
                               j:                                 7.00%
                               Amount Surrendered:                $10,000

                               N:                                 65

                                        MVAF     =          {[(1 + i)/(1  +
          j)]N/12} - 1
                                                 =
          {[1.0615/1.07]65/12} - 1
                                                 =        .957718 - 1
                                                 =        -.042282

                                        MVA          =              (amount
          Transferred  or
                surrendered)
                   x MVAF
                                                 =             $10,000  x -
          .042282
                                                 =        - $422.82

                                  Surrender   Value  =  (amount Transferred
          or  surrendered
                +

                   MVA)x(1-CDSC)
                                                                  =
             ($10,000  +
                -
                   $422.82)x(1-0)
                                                                  =
          $9,577.18

                               Example #2 - Decreasing Interest Rates

                               Deposit:
          $25,000 on November 1,
                1996
                               Maturity Date:                      December
          31, 2006
                               Interest Guarantee Period: 10 years
                               i:                                   assumed
          to be 6.15%
                               Surrender Date:            July 1, 2001
                               j:                                 5.00%
                               Amount Surrendered:                $10,000
                               N:                                 65

                                        MVAF      =         {[(1  + i)/(1 +
          j)]N/12} - 1
                                                 =
          {[1.0615/1.05]65/12} - 1
                                                 =        .060778

                                        MVAF        =             (amount
          Transferred or
                surrendered)
                   x MVAF
                                                 =        $10,000 x .060778
                                                 =        $607.78

                                  Surrender  Value   =  (amount Transferred
          or  surrendered
                +
                   MVA)x(1-CDSC)
                                                                  =
                ($10,000
                +
                   $607.78)x(1-0)
                                                                  =
          $10,607.78

                               Example #3 - Flat Interest Rates

                               Deposit:                             $25,000
          on  November 1,
                1996
                               Maturity Date:                      December
          31, 2006
                               Interest Guarantee Period: 10 years
                               i:                                   assumed
          to be 6.15%
                               Surrender Date:            July 1, 2001
                               j:                                 6.24%
                               Amount Surrendered:                $10,000
                               N:                                 65

                                        MVAF      =         {[(1  + i)/(1 +
          j)]N/12} - 1
                                                 =
          {[1.0615/1.0624]65/12} - 1
                                                 =        .995420 - 1
                                                 =        -.004580

                                        MVA          =              (amount
          Transferred or
                surrendered)
                   x MVAF
                                                 =               $10,000  x
          -.004589
                                                 =        - $45.80

                                  Surrender   Value =  (amount  Transferred
          or  surrendered

                +
                   MVA)x(1-CDSC)
                                                                  =
                ($10,000
                -
                   $45.80)x(1-0)
                                                                  =
          $9,954.20




                               Example  #4  -   N is   less than   6  (less
          than  6  months  to
                maturity)

                               Deposit:                             $25,000
          on November  1,
                1996

                               Maturity Date:                      December
          31, 2006
                               Interest Guarantee Period: 10 years
                               i:                                   assumed
          to be 6.15%
                               Surrender Date:            July 1, 2006
                               j:                                 7.00%
                               Amount Surrendered:                $10,000
                               N:                                 5

                               MVAF      =        {[(1 + i)/(1 + j)]N/12} -
          1
                                        =        {[1.0615/1.07]5/12} - 1
                                        =        .99668 - 1
                                        =        -.00332
                                        However, N  is less than 6, so MVAF
          = 0

                               MVAF       =          (amount Transferred or
          surrendered) x MVAF
                                        =        $10,000 x 0
                                        =        $0

                                  Surrender  Value  = (amount   Transferred
          or  surrendered
                +
                   MVA)x(1-CDSC)

                                                          =        ($10,000
          + $0)x(1-0)
                                                          =       $10,000

             FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
             (A wholly-owned subsidiary of
               Great-West Life & Annuity Insurance Company)


             Balance Sheet as of April 4, 1997 and
             Independent Auditors' Report














             INDEPENDENT AUDITORS' REPORT


             To the Board of Directors and Stockholder
                  of First Great-West Life & Annuity Insurance Company:

             We  have  audited  the  accompanying balance  sheet  of  First
          Great-West
             Life & Annuity Insurance Company (a wholly-owned subsidiary of Great-West Life & Annuity Insurance Company) as of April 4,
          1997.
             This  financial  statement  is   the  responsibility  of   the
          Company's
             management.   Our responsibility is  to express an  opinion on
          this
             financial statement based on our audit.

             We conducted our audit in accordance with generally accepted standards. Those standards require that we plan and perform the
             audit  to  obtain  reasonable   assurance  about  whether  the
          financial
             statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts
          and
             disclosures  in  the  financial  statement.    An  audit  also
          includes
             assessing  the  accounting  principles  used  and  significant estimates
             made  by  management,  as   well  as  evaluating  the  overall
          financial
             statement presentation. We believe that our audit provides a reasonable basis for our opinion.

             In our opinion, such balance sheet presents fairly, in all material respects, the  financial position  of First Great-West  Life &
          Annuity
             Insurance Company as of April 4, 1997 in conformity with generally accepted accounting principles.

             /s/ Deloitte & Touche LLP

             Deloitte & Touche  LLP
             Denver, Colorado


             April 14, 1997




             FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

             BALANCE SHEET
             APRIL 4, 1997

             ASSETS
             Cash
             $6,000,000
                       TOTAL ASSETS
             $6,000,000

             STOCKHOLDER'S EQUITY
             Common stock, $1,000 par value, 2,000 shares authorized,
             $2,000,000
                issued and outstanding
             Additional paid-in capital
             $4,000,000
                       TOTAL STOCKHOLDER'S EQUITY
             $6,000,000



             FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

             NOTES TO FINANCIAL STATEMENTS
             APRIL 4, 1997

             1.   ORGANIZATION

                  Organization - First Great-West Life & Annuity Insurance
             Company  (the  Company)   is  a  wholly-owned   subsidiary  of
          Great-West
             Life  & Annuity  Insurance Company  (The  Parent Corporation).
          The
             Company was incorporated as a  stock life insurance company on
          April
             9, 1996 in the State of New York and was  capitalized on April
          4,
             1997 through a $6,000,000 cash  investment from its Parent for
          2,000
             shares  of common  stock.   The  Company is  currently seeking
          licensure
             as an insurance company in the State of New York.

                  Basis of Presentation - The preparation of financial
             statements in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affected the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

             2.   SIGNIFICANT ACCOUNTING PRINCIPLES

                  Cash - cash includes only amounts in demand deposit accounts.

                                     VARIABLE ANNUITY-1 SERIES ACCOUNT


                                              Contracts Under
                                         Flexible Premium Deferred
                             Combination   Variable   and   Fixed   Annuity
          Contracts


                                                 issued by


                             First  Great-West  Life  &  Annuity  Insurance
          Company
                                         125 Wolf Road, Suite 110
                                          Albany, New York 12205
                                         Telephone: (800) 537-2033






                                    STATEMENT OF ADDITIONAL INFORMATION





             This Statement of Additional Information is not a Prospectus and should be read in conjunction with the Prospectus, dated , 1997 which is available without charge by contacting the Schwab Annuity Service Center, P.O. Box 7785, San
             Francisco, California 94120-9420 or at 1-800-838-0650.

                                             TABLE OF CONTENTS



                   Page

                               G      E      N      E      R      A      L
          INFORMATION......................................................
          ..B-3

             FIRST GREAT-WEST LIFE & ANNUITY
               AND        THE        VARIABLE       ANNUITY-1        SERIES
          ACCOUNT................................B-3
                   C  A  L  C  U  L  A  T  I  O  N O  F A  N  N  U  I  T  Y
          PAYMENTS............................................B-3
                   P  O  S  T  P  O  N  E  M  E  N  T                  O  F
          PAYMENTS...................................................B-4

          SERVICES.........................................................
          ..........B-4
                      -       Safekeeping      of       Series      Account
          Assets............................B-4
                                                                      -
          Experts.........................................................B
          -4
                                              -   P  r  i  n  c  i  p  a  l
          Underwriter...........................................B-5
                      -               Administrative               Services
          Agreement...............................B-5

          WITHHOLDING......................................................
          ..........B-5
                C A L C U L A T I O N       O F       P E R F O R M A N C E
          DATA............................................B-5
                         F    I    N    A    N    C    I    A    L
          STATEMENTS.......................................................
          B-7

                                            GENERAL INFORMATION

             In order to supplement the description in the Prospectus, the following provides additional information about the Contracts and other matters which may be of interest to you. Terms used in this Statement of Additional Information have the same meanings as are defined in the Prospectus under the heading "Definitions."

                             FIRST  GREAT-WEST  LIFE  &  ANNUITY  INSURANCE
          COMPANY
                                 AND THE VARIABLE ANNUITY-1 SERIES ACCOUNT

             First Great-West Life & Annuity Insurance Company (the "Company"), the issuer of the Contract, is a New York corporation qualified to sell life insurance and annuity contracts in New York and Iowa. It was qualified to do business on
             May 28, 1997 and, therefore, has no prior history. The Company is a wholly-owned subsidiary of Great-West Life & Annuity Insurance Company, a Colorado stock life insurance company, which is a wholly owned subsidiary of The Great-West Life
             Assurance Company, a stock life insurance company incorporate under the laws of
             Canada. The Great-West Life Assurance Company is in turn 86.4% by Great-West
             Lifeco Inc., a holding company. Great-West Lifeco Inc. is owned 68.4% by Power
             Financial Corporation of Canada, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power
             Financial Corporation of Canada. Mr. Paul Desmarais, through a group of private holding companies, which he controls, has voting control of Power Corporation of
             Canada.




                      The assets allocated to the Series Account are the exclusive property of the Company. Registration of the Series Account under the Investment Company
              Act of 1940 does not involve supervision of the management or investment practices or policies of the Series Account or of the Company by the Securities
             and Exchange Commission. The Company may accumulate in the Series Account proceeds from charges under the Contracts and other amounts in excess of the
             Series Accountassets representing reserves and liabilities under the Contract and other variable annuity contracts issued by the Company. The Company may from time to time transfer to its general account any of such excess amounts. Under certain remote circumstances, the assets of one Investment Division may not be insulated  from liability  associated with  another Investment
          Division.

                                      CALCULATION OF ANNUITY PAYMENTS

                      A.       Fixed Annuity Options

                               The   amount    of each    annuity   payment
          under a fixed  annuity
             option is fixed and guaranteed by the Company. On the Payment Commencement Date, the Annuity Account Value held in the Fixed Sub-Account(s), with a Market Value
             Adjustment, if applicable, less Premium Tax, if any, is computed and that portion of the Annuity Account Value which will be applied to the fixed annuity option selected is determined. The amount of the first monthly payment under the fixed annuity option selected will be at least as large as would result from using the annuity tables contained in the Contract to apply to the annuity option selected. The dollar amounts of any fixed annuity payments will not vary during the entire period of annuity payments and are determined according to the provisions of the annuity option selected.

                      B.       Variable Annuity Options

                               To the extent a variable annuity  option has
          been selected, the
             Company converts the Accumulation Units for each of the Owner's Variable
             Sub-Accounts into Annuity Units for each Variable Sub-Account at their values determined as of the end of the Valuation Period which contains the Payment
             Commencement   Date.   The  number   of  Annuity  Units   paid
          for  each  Variable
             Sub-Account is determined by dividing the amount of the first monthly payment by the sub-account's Annuity Unit Value on the fifth Valuation Date preceding the date the first payment is due. The number of Annuity Units used to calculate each payment for a Variable Sub-Account remains fixed during the annuity payment period.

                               The  first payment under  a variable annuity
          payment option will
             be based on the value of each Variable Sub-Account on the fifth Valuation Date preceding the Payment Commencement Date. It will be determined by applying the appropriate rate to the amount applied under the Payment Option. Payments after the first will vary depending upon the investment experience of the Variable
             Sub-Accounts. The subsequent amount paid from each sub-account is determined by multiplying (a) by (b) where (a) is the number of sub-account Annuity Units to be paid and (b) is the sub-account Annuity Unit value on the fifth Valuation
             Date preceding the date the annuity payment is due. The total amount of each
             Variable Annuity Payment will be the sum of the Variable Annuity Payments for each Variable Sub-Account.

                                         POSTPONEMENT OF PAYMENTS

                               With  respect to  amounts  allocated  to the
          Series  Account,
             payment of any amount due upon a total or partial surrender, death or under an annuity option will ordinarily be made within seven days after all documents required for such payment are received by the Schwab Annuity Service Center.
             However, the determination, application or payment of any death benefit,
             Transfer, full surrender, partial withdrawal or annuity payment may be deferred to the extent dependent on Accumulation or Annuity Unit Values, for any period during which the New York Stock Exchange is closed (other than customary weekend and holiday closings) or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission, for any period during which any emergency exists as a result of which it is not reasonably practicable for the Company to determine the investment experience, of such Accumulation or
             Annuity Units or for such other periods as the Securities and Exchange
             Commission  may   by  order  permit  for   the  protection  of
          investors.

                                                 SERVICES

                      A.       Safekeeping of Series Account Assets

                               The assets  of Variable   Annuity-1   Series
          Account (the "Series
             Account") are held by First Great-West Life & Annuity Insurance Company ("First
             GWL&A"). The assets of the Series Account are kept physically segregated and held separate and apart from the general account of First GWL&A. First GWL&A maintains records of all purchases and redemptions of shares of the underlying funds. Additional protection for the assets of the Series Account is afforded by blanket fidelity bonds issued to The Great- West Life Assurance Company in the amount of $25 million, which covers all officers and employees of First GWL&A.

                      B.       Experts

                               The accounting firm of Deloitte & Touche LLP
          performs  certain
             accounting and auditing services for First GWL&A and the Series Account. The principal business address of Deloitte & Touche LLP is 555 Seventeenth Street,
             Suite 3600, Denver, Colorado 80202.

                               The balance   sheet of First  GWL&A at April
          4, 1997 included in
             the prospectus has been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report appearing therein and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      C.       Principal Underwriter

                      The offering of the Contracts is made on a continuous basis by Charles
             Schwab & Co., Inc. ("Schwab"). Schwab is a California corporation and is a member of the National Association of Securities Dealers ("NASD"). The Company
             does not anticipate discontinuing the offering of the Contract, although it reserves the right to do so. The Contract generally will be issued for
             Annuitants from birth to age ninety.

                      D.       Administrative Services Agreement


                      First GWL&A and Great-West Life & Annuity Insurance Company ("GWL&A")
             have entered into an Administrative Services Agreement dated May 15, 1997.
             Pursuant to the agreement, GWL&A performs certain corporate support services, investment services and other back office administrative services for First
             GWL&A. In addition, certain of GWL&A's property, equipment, personnel and facilities are made available for First GWL&A for its operations. All charges for services and use of facilities to the extent practicable reflect actual costs, and are intended to be in accordance with New York Insurance Laws.


                                                WITHHOLDING

                               Annuity payments and other  amounts received
          under the Contract
             are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

                               Notwithstanding  the recipient's   election,
          withholding may be
             required with respect to certain payments to be delivered outside the United
             States and, with respect to certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly to another qualified retirement plan. Moreover, special "backup withholding" rules may require the Company to disregard the recipient's election if the recipient fails to supply the Company with a "TIN" or taxpayer identification number
             (social security number for individuals), or if the Internal Revenue Service notifies the Company that the TIN provided by the recipient is incorrect.


                                      CALCULATION OF PERFORMANCE DATA

             A. Yield and Effective Yield Quotations for the Money Market Investment
              Division

                      The yield quotation for the Money Market Investment Division will be for the seven-day period and is computed by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one Accumulation Unit in the Money Market Investment
             Division at the beginning of the period, subtracting a hypothetical charge reflecting deductions from Participant accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then multiplying the base period return by (365/7) with the resulting yield figure carried to the nearest hundredth of one percent.

                      The effective yield quotation for the Money Market Investment Division will be for the seven-day period and is carried to the nearest hundredth of one percent, computed by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one

             Accumulation Unit in the Money Market Investment Division at the beginning of the period, subtracting a hypothetical charge reflecting deductions from
             Participant accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then compounding the base period return by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result, according to the following formula:

                            EFFECTIVE   YIELD   =   [(BASE  PERIOD   RETURN
          +1)365/7]-1.

                      For   purposes  of the  yield   and  effective  yield
          computations,  the
             hypothetical charge reflects all deductions that are charged to all Participant accounts in proportion to the length of the base period, and for any fees that vary with the size of the account, the account size is assumed to be the Money
             Market Investment Division's mean account size. The specific percentage applicable to a particular withdrawal would depend on a number of factors including the length of time the Contract Owner has participated under the
             Contracts. (See "Charges and Deductions" on page 17 of the Prospectus.) No deductions or sales loads are assessed upon annuitization under the Contracts.
             Realized   gains  and  losses  from  the  sale  of  securities
           and  unrealized
             appreciation and depreciation of the Money Market Investment Division and the
             Fund are excluded from the calculation of yield.

             B.       Total Return and Yield Quotations for  All Investment
          Divisions
             (Other than Money Market)

                      The  total  return    quotations for  all  Investment
          Divisions,  other than
             the Money Market, will be average annual total return quotations for the one-year period. The quotations are computed by finding the average annual compounded rates of return over the relevant periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                                               P(1+T)n = ERV

                      Where:   P  =                 a  hypothetical initial
          payment of $1,000

                                        T  =          average  annual total
          return

                                        N =      number of years

                                        ERV      = ending  redeemable value
          of a hypothetical
                                                 $1,000    payment made  at
          the beginning of the
                                                 particular    period    at
          the   end  of  the
                                                 particular period

             For purposes of the total return quotations for these Investment Divisions, the calculations take into effect all fees that are charged to the Contract Value , and for any fees that vary with the size of the account, the account size is assumed to be the respective Investment Divisions' mean account size. The calculations also assume a complete redemption as of the end of the particular period.

                      The yield quotations for these Investment Divisions set forth in the
             Prospectus are based on the thirty-day period ended on December 31, 1996, and are computed by dividing the net investment income per Accumulation Unit earned during the period by the maximum offering price per unit on the last day of the period, according to the following formula:

                                        YIELD = 2[((a-b)cd +1)6 -1]

                      Where:   a =      net investment income earned during
          the period by
             the corresponding portfolio of the Fund attributable to shares owned by the
             Investment Division.

                                        b =       expenses accrued  for the
          period (net of
             reimbursements).

                                        c =       the average  daily number
          of Accumulation
             Units outstanding during the period.

                                        d =      the maximum offering price
          per Accumulation
             Unit on the last day of the period.

             For purposes of the yield quotations for these Investment Divisions, the calculations take into effect all fees that are charged to the Contract Value, and for any fees that vary with the size of the account, the account size is assumed to be the respective Investment Divisions' mean account size.

                                           FINANCIAL STATEMENTS

                      The balance sheet of First GWL&A as contained in the prospectus should be considered only as bearing upon First GWL&A's ability to meet its obligations under the Contracts, and they should not be considered as bearing on the investment performance of the Series Account. The interest of Contract Owners under the Contracts are affected solely by the investment results of the Series
             Account. This Statement of Additional Information contains no financial statements for the Series Account because the Series Account has not yet commenced operations, has no assets or liabilities, and has received no income nor incurred any expenses as of the date of this Statement of Additional
             Information.

                                                                       PART
          C
                                                                  OTHER
          INFORMATION

             Item 24.                   Financial Statements and Exhibits

                      (a)      Financial Statements

                      The financial statements for First Great-West Life & Annuity Insurance
             Company are included in the prospectus.

                      (b)      Exhibits


                               (1)   Certified   copy  of   resolution   of
          Board of  Directors or
                               Depositor    establishing   Registrant    is
          incorporated by reference
                               to Registrant's Registration Statement

                               (2)  Not applicable.

                               (3)    Copy    of   distribution    contract
          between  Depositor  and
                               Principal    Underwriter  is   incorporated
          by  reference  to
                               Registrant's Registration Statement.

                               (4)    Copy  of  the form  of  the  variable
          annuity contract is
                                attached as Exhibit 4.

                               (5)  Copy  of the  form of   application  to
          be  used  with  the
                               variable annuity contract provided pursuant to (4) is attached as Exhibit 5.

                               (6) Copy of Articles  of Incorporation   and
          Bylaws of Depositor
                               are     incorporated      by  reference   to
          Registrant's  Registration
                               Statement.

                               (7)  Not applicable.

                               (8)  Copies of participation agreements with
          underlying funds
                               are    incorporated    by    reference    to
          Registrant's Registration
                               Statement.

                               (9)   Opinion of  counsel and consent  of W.
          Kay Adam is attached
                                as Exhibit 9.

                               (10)(a)    Written  Consent of  Jorden  Burt
          Berenson & Johnson LLP
                               is     incorporated     by    reference   to
          Registrant's  Registration
                               Statement.

                               (b) Written Consent of Deloitte & Touche LLP is incorporated by  reference  to Registrant's  Registration
          Statement.

                               (c)    Written Consent  of  W.  Kay Adam  is
          attached as Exhibit 9.

                               (11)  Not Applicable.

                               (12)  Not Applicable.

                               (13)  Schedule  for    computation  of  each
          performance  quotation
                               provided  in   response   to  Item   21   is
          incorporated  by reference
                               to Registrant's Registration Statement.

                               (14)      Financial    Data   Schedule    is
          incorporated by reference to
                               Registrant's Registration Statement.

             Item 25.                        Directors and  Officers of the
          Depositor


             Position and Offices
             Name                                        Principal Business
          Address

                with Depositor

             Marcia  D. Alazraki                              425 Lexington
          Avenue

                      Director
                                                 New  York  City, New  York
          10017

             James Balog                             2205 North  Southwinds
          Boulevard

             Director
                                                 Vero Beach, Florida  39263

             James W. Burns, O.C.






          (4)

                               Director

             Paul Desmarais, Jr.                                   (4)


                      Director

             Robert Gratton                              (5)

             Chairman

             N. Berne Hart                               2552  East Alameda
          Avenue, #99

                      Director
                                                 Denver, Colorado  80209

             Stuart Z.  Katz                                  One New  York
          Plaza














                      Director
                                                 New  York  City, New  York
          10004

             William T. McCallum                                   (1)


                      President and

                                  Chief
             Executive Officer
             Brian E. Walsh                              Trinity L.P.


                      Director
                                                 115 East Putnam Avenue
                                                 Greenwich,     Connecticut
          06830

             Robert D. Bond                               (1)


             Senior Vice President,


             Financial Services

             Glen Derback                                (1)


             Vice President and Controller

             John T. Hughes                              (1)


             Senior Vice President,

                                  Chief
             Investment Officer

             D. Craig Lennox                             (1)


             Senior Vice President,

                                  General






             Counsel and


             Secretary

             Dennis Low                                  (1)


             Director, Executive Vice


             President, Financial Services

             James D. Motz                                        (2)


                      Executive Vice President,


             Employee Benefits

             Martin L. Rosenbaum                                   (2)


                      Senior Vice President,















             Employee Benefits Operations

             Douglas L. Wooden                           (1)


             Director, Senior Vice
             ______________________________________
                          President,
             Financial Services

             (1)                8515 East Orchard Road, Englewood, Colorado
          80111.
             (2)                8505 East Orchard Road, Englewood, Colorado
          80111.

             Item 26. Persons controlled by or under common control with the Depositor or
             Registrant


             Power Corporation of Canada
                      100% - Marquette Communications Corporation
                               100% - 171263 Canada Inc.
                                        68.1% - Power Financial Corporation
                                                 86.5% -  Great-West Lifeco
          Inc.
                               99.5%  -  The   Great-West  Life   Assurance
          Company
                                                                  100%    -
          Great-West Life & Annuity Insurance
             Company

          100% First Great-West Life &
             Annuity Insurance Company







          100% - GW Capital Management,
             Inc.

          100% - Financial Administrative
             Services Corporation

          100% - One Corporation

                 100% - One Health Plan
             of Illinois, Inc.

                 100% - One Health Plan
             of Texas, Inc.

                 100% - One Health Plan
             of California, Inc.

                 100% - One Health Plan
             of Colorado, Inc.

                 100% - One Health Plan
             of Georgia, Inc.

                 100% - One Health Plan
             of North Carolina, Inc.














                 100% - One Health Plan
             of Washington, Inc.

                 100% - One Health Plan
             of Ohio, Inc.

                 100% - One Health Plan
             of Oregon, Inc.

                 100% - One Health Plan
             of Tennessee, Inc.

                 100% - One Orchard
             Equities, Inc.

          100% - Great-West Benefit
             Services, Inc.

                  13% - Private
             Healthcare Systems, Inc.

          100%     -

                 Benefits

                 Communication

                 Corporation

                 100%    -

                 BenefitsCorp

                 Equities,

                 Inc.

          94% - Maxim Series Fund, Inc.

          100% - Greenwood Property
             Corporation

          100% - GWL Properties Inc.

                 100% - Great-West Realty
             Investments, Inc.







                  50% - Westkin
             Properties Ltd.

          100% - Confed Admin Services,
             Inc.


             Item 27.                   Number of Contractowners

                               Not applicable.

             Item 28.                   Indemnification

                               Provisions   exist   under  the laws  of the
          state of New York and
             the Bylaws of First GWL&A whereby First GWL&A may indemnify a director, officer, or controlling person of First GWL&A against liabilities arising under the
             Securities Act of 1933. The following excerpts contain the substance of these provisions:

                                                               New     York
          Corporate Code

             Section  721.  Nonexclusivity   of statutory   provisions  for
          indemnification  of
             directors and officers.

             The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or
          (iii)
             an    agreement   providing    for   such    indemnification,
          provided   that  no
             indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

             Section 722. Authorization for indemnification of directors and officers.

             (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding ( other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

             (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed
             to be  in,  or,   in the  case  of   service  for  any   other
          corporation  or any
             partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

             (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

             (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and
             action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

             Section 723. Payment of indemnification other than by court award.

             (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

             (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section
             724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

             (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

             (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs; (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in
             such   sections   has   been   met   by   such   director   or
          officer,  or  (B) By the
             shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

             (c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

             Section 724. Indemnification of directors and officers by a court.

             (a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

             (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

             (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

             (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

             (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

             Section  725.   Other  provisions  affecting   indemnification
          of  directors  and
             officers.

             (a) All expenses incurred in defending a civil or criminal action or proceeding
             which are   advanced  by  the  corporation   under   paragraph
          (c) of  section  723
             (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

             (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

             (1) That the indemnification would be inconsistent with the law of the
             jurisdiction  of   incorporation   of a  foreign   corporation
          which  prohibits  or
             otherwise limits such indemnification;

             (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

             (3)  If  there  has   been  a  settlement   approved  by   the
          court,   that  the
             indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

             (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

             (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

             (e) Any notification required to be made pursuant to the foregoing paragraph (c)
             or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

             (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320
             (Exemption from certain provisions).

             Section 726. Insurance for indemnification of directors and officers.

             (a) Subject  to  paragraph   (b), a   corporation   shall have
          power to purchase and
             maintain insurance:

             (1) To indemnify the corporation for any obligation which it incurs as a result
             of the  indemnification   of directors and officers  under the
          provisions of this
             article, and

             (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

             (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

             (b) No  insurance  under   paragraph  (a) may  provide for any
          payment,  other than
             cost of defense, to or on behalf of any director or officer:

             (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled,
             or

             (2)  in  relation   to any  risk the   insurance  of  which is
          prohibited  under the
             insurance law of this state.

             (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

             (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to
             shareholders,   paid   under  any   indemnification  insurance
          contract.

             (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

                                                                Bylaws   of
          First GWL&A

             Article II, Section 11.  Indemnification of Directors.

             The corporation may, by resolution of the Board of Directors, indemnify and save harmless out of the funds of the Company to the extent permitted by applicable law, any Director, Officer, or employee of the corporation or any member or officer of any Committee, and his or her heirs, executors and administrators, from and against all claims, liabilities, costs, charges, and expenses whatsoever that any such Director, Officer, employee or any such member or officer sustains or incurs in or about any action, suit, or proceeding that is brought, commenced, or prosecuted against him or her for or in respect of any act, deed, matter or thing whatsoever made, done, or permitted by him or her in or about the execution of the duties of his or her office or employment with the corporation, or in or about the execution of his or her duties as a Director or
             Officer of another company which he or she so serves at the request and on behalf of the corporation, or in or about the execution of his or her duties as a member or officer of any such Committee, and all other claims, liabilities, costs, charges and expenses that he or she sustains or incurs, in or about or in relation to any such duties or the affairs of the corporation, the affairs of such other company which he or she so serves or the affairs of such Committee, except such claims, liabilities, costs, charges or expenses as are occasioned by acts of omissions which were in bad faith, involved intentional misconduct, a violation of the New York Insurance Law or a knowing violation of any other law or which resulted in such person gaining in fact a financial profit or other advantage to which he or she was not entitled. The corporation may, by resolution of the Board of Directors, indemnify and save harmless out of the funds of the corporation to the extent permitted by applicable law, any
             Director, Officer, or employee of any subsidiary corporation of the corporation on the same basis, and within the same constraints as, described in the preceding sentence. No payment of indemnification shall be made unless notice has been filed with the Superintendent of Insurance pursuant to Section 1216 of the New York Insurance Law.

             Item 29.              Principal Underwriter

             (a) Charles Schwab & Co., Inc. ("Schwab") is the distributor of securities of the Registrant.

                          (b)      Directors and Officers of Schwab

                             Position and
             Offices
             Name                          Principal Business Address

             with Underwriter

             Charles R. Schwab                               (1)


                 Chairman and Director


             David S. Pottruck                               (1)

             President and Chief Executive Officer

                             and Director

             Steven L. Scheid                                (1)

             Executive Vice President and

                             Chief
             Financial Officer and Director

             Tom D. Seip                            (1)
                             Executive
             Vice President -

                             Retail






             John P. Coghlan                                 (1)

             Executive Vice President,

                             Schwab
             Institutional

             Linnet Deily                                    (1)

             Executive Vice President, Services for


             Investment Managers

             Carrie Dwyer                                    (1)

             Executive Vice President, Corporate


             Oversight

             Lon Gorman                             (1)
                             Executive
             Vice President and














                             President,
             Schwab Capital

                             Markets and
             Trading

             Daniel O. Leemon                                (1)

             Executive Vice President

                             Business
             Strategy

             Dawn G. Lepore                                  (1)

             Executive Vice President, and

                             Chief
             Information Officer - SITE

             Timothy F. McCarthy                             (1)

             Executive Vice President and


             President, Financial Products and


             International - Group

             Elizabeth G. Sawi                                        (1)


                 Executive Vice President -

                             Electronic
             Brokerage

             Richard Tinervin                                (1)

             Executive Vice President -

                             Retirement
             Plan Services

             Luis E. Valencia                                (1)







             Executive Vice President and Chief


             Administrative Officer

             Suzanne D. Lyons                                (1)

             Executive Vice President -

                             Retail
             Marketing



                                                                       C-9





                             Position and
             Offices
             Name                          Principal Business Address














             with Underwriter

             Karen Chang                            (1)
                             Executive
             Vice President -

                             Head of
             Branches

             William J. Klipp                                (1)

             Executive Vice President -

                             SchwabFunds

             Peter J. McIntosh                                        (1)


                 Executive Vice President -

                             Brokerage
             Operations and

                             National
             Investor Services

             Parkash P. Ahuja                                (1)

             Senior Vice President-


             Administrative Services

             Rhet Andrews                                    (1)

             Senior Vice President -

                             Schwab
             Institutional Trading

                             and
             Operations

             William S. Baughman                             (1)

             Senior Vice President -







                             Strategic
             Marketing

             Rochelle A. Bays                                (1)

             Senior Vice President -

                             CM & T
             Support Services

             Michelle B. Blieberg                            (1)

             Senior Vice President -

                             HR Support
             Services

             Reid P. Conklin                                 (1)

             Senior Vice President -

                             Southeast
             Group

             John Danton                            (1)
                             Senior Vice
             President, Retail

                             Financial













             Planning

             Martha J. Deevy                                 (1)

             Senior Vice President -

                             SITE
             Specialized Services

             Evelyn S. Dilsaver                                       (1)


                 Senior Vice President

             Christopher V. Dodds                            (1)

             Treasurer and Senior Vice


             President

             Sidney J. Dorr                                  (1)

             Senior Vice President -

                             Capital
             Markets and Trading

             Wayne W. Fieldsa                                (1)

             Senior Vice President -

                             Securities
             Operations

             Edward V. Garlich, Jr.                           (1)

             Senior Vice President and Managing



                 Director - Washington Research



                 Group






                                                                       C-10





                             Position and
             Offices
             Name                          Principal Business Address

             with Underwriter


             Therese Haberle                                 (1)

             Senior Vice President -

                             Chief
             Compliance Officer

             James M. Hackley                                (1)

             Senior Vice President -














                             Active
             Trader

             Gerry L. Hansen                                 (1)

             Senior Vice President -



             Controller

             Jan K. Hier-King                                (1)

             Senior Vice President -

                             Schwab
             Institutional Technology

             Colleen M. Hummer                               (1)

             Senior Vice President -

                             Mutual Fund
             Operations

             Daniel J. Keller                                (1)

             Senior Vice President -

                             Mutual Funds
             Technology

             Michael S. Knight                                         (1)


                 Senior Vice President -

                             Midwest
             Group

             Gloria J. Lau                                   (1)

             Senior Vice President -

                             Schwab
             International






             Thomas N. Lawrie                                (1)

             Senior Vice President -

                             Electronic
             Brokerage Services

             James G. Losi                                   (1)

             Senior Vice President -


                                   Retail
             and
             Chief Administrative Officer

             Jeffrey M. Lyons                                (1)

             Senior Vice President -

                             Mutual Funds
             Marketing

             Elinor MacKinnon                                (1)

             Senior Vice President -














                             Retail
             Systems

             Frederick F. Matteson                           (1)

             Senior Vice President -

                             SITE
             Operations and Infrastructure

             John McGonigle                                  (1)

             Senior Vice President -

                             Active
             Trader

             Roger G. Neaves                                 (1)

             Senior Vice President -

                             Production
             Services



                                                                       C-11





                             Position and
             Offices
             Name                          Principal Business Address

             with Underwriter

             Geoffrey Penney                                 (1)

             Senior Vice President -

                             Financial
             Products and International







                             Technology
             Solutions

             Kenneth W. Perlman                              (1)

             Senior Vice President -

                             Capital
             Markets & Trading -

                             Regulatory
             Division

             Earlene Perry                                   (1)

             Senior Vice President -

                             Retail
             Operations

             Hugo W. Quackenbush                             (1)

             Senior Vice President -

                             Corporate
             Communications













             Edward M. Rodden                       (1)
                             Senior Vice
             President -

                             Affluent
             Customer Enterprise

             Myra Rothfield                                  (1)

             Senior Vice President -

                             Customer
             Development and

                             Retention

             Louise J. Rothman                                        (1)


                 Senior Vice President -

                             Compensation
             and Benefits

             Gideon Sasson                                   (1)

             Senior Vice President -

                             Electronic
             Brokerage Site

             Arthur V. Shaw                                  (1)

             Senior Vice President -

                             Electronic
             Brokerage

             Leonard Short                                   (1)

             Senior Vice President -

                             CRS
             Advertising and Brand

                             Management






             Betsy Snow                             (1)
                             Senior Vice
             President -

                             ISD
             Technical Operations

             Ray Straka                             (1)
                             Senior Vice
             President -

                             Finance and
             Corporate Administration

                             Technology
             Support

             Michelle Swenson                                (1)

             Senior Vice President -

                             Mutual Funds
             Marketing and

                             Development

             Mary B. Templeton                               (1)

             Senior Vice President -

                             General













             Counsel and Corporate

                             Secretary


                                                                       C-12





             Mark C. Thompson                       (1)
                             Senior Vice
             President -

                             Government
             and Public Affairs

             Daniel J. Voet                                  (1)

             Senior Vice President -



             Controller

             Stephen B. Ward                                 (1)

             Senior Vice President -

                             Investment
             Officer and Chief

                             Portfolio
             Management


             Cynthia K. Holbrook                             (1)

             Vice President and Assistant

                             Corporate
             Secretary
              --------------------------------------

             (1)          101 Montgomery, San Francisco, California  94104.

                          (c)    Commissions    and   other    compensation
          received  by  Principal
                 Underwriter during registrant's last fiscal year:

                                       Net
             Name of                       Underwriting
           Compensation
             Principal                     Discounts and
                on

                 Brokerage
             Underwriter              Commissions
          Redemption
             Commissions                Compensation

             Schwab                      -0-
          -0-
             -0-                        -0-

             Item 30.              Location of Accounts and Records

                          All accounts, books, or other documents required to be maintained by Section 31(a) of the 1940 Act and the rules promulgated thereunder are maintained by the registrant through Great-West Life
                          & Annuity Insurance Company, 8515 East Orchard Road, Englewood,
                          Colorado 80111.


             Item 31.              Management Services

                          Not Applicable.

             Item 32.              Undertakings

                          (a) Registrant undertakes to file a post-effective amendment
                                   to  this   Registration    Statement  as
          frequently  as  is
                                   necessary  to  ensure  that the  audited
          financial  statements
                                   in  the   Registration   Statement   are
          never  more  than 16
                                   months   old  for so  long as   payments
          under  the  variable
                                   annuity contracts may be accepted.

                          (b)       Registrant undertakes to include either
          (1) as part of any
                                   application   to  purchase  a  contract
          offered  by  the
                                   Prospectus,  a  space that  an applicant
          can check to request
                                   a Statement of Additional   Information,
          or (2) a postcard
                                   or similar written communication affixed
          to or included in
                                   the  Prospectus  that the  applicant can
          remove to send for a
                                   Statement of Additional Information.

                          (c)       Registrant    undertakes   to   deliver
          any   Statement  of
                                   Additional      Information   and    any
          financial   statements
                                   required   to be made   available  under
          this form  promptly
                                   upon written or oral request.

                          (d) Insofar as indemnification for liability arising under the
                                   Securities Act of 1933 may  be permitted
          to directors,
                                   officers and controlling persons  of the
          registrant
                                   pursuant to the foregoing provisions, or
          otherwise, the
                                   registrant has been advised that  in the
          opinion of the
                                   Securities and  Exchange Commission such
          indemnification is
                                   against  public  policy as  expressed in
          the Act and is,
                                   therefore, unenforceable.  In  the event
          that a claim for
                                   indemnification against such liabilities
          (other than the
                                   payment  by  the registrant  of expenses
          incurred or paid by
                                   a   director,  officer   or  controlling
          person of the
                                   registrant in the successful  defense of
          any action, suit
                                   or   proceeding)is   asserted  by   such
          director, officer or
                                   controlling  person  in connection  with
          the securities being
                                   registered, the  registrant will, unless
          in the opinion of
                                   its counsel the  matter has been settled
          by controlling
                                   precedent,   submit   to   a  court   of
          appropriate jurisdiction
                                   the      question      whether      such
          indemnification by it is against
                                   public  policy as  expressed in  the Act
          and will be governed
                                   by the final adjudication of such issue.

                          (e) First GWL&A represents that the fees and charges deducted
                                   under the Contracts,   in the aggregate,
          are reasonable in
                                   relation   to the   services   rendered,
          the  expenses to be
                                   incurred, and the risks assumed by First
          GWL&A.

                                                                 SIGNATURES


                      Pursuant to the requirements of the Securities Act of 1933 and the
             Investment    Company  Act  of   1940,   the   Registrant  has
          duly  caused  this
             Pre-Effective Amendment No. 1 to its Registration Statement on Form N-4 to be
             signed on its behalf, in the City of Englewood, State of Colorado, on this 30th day of June , 1997.

                                                           VARIABLE
          ANNUITY-1 SERIES ACCOUNT
                                                           (Registrant)



                                                            By:         /s/
          William T. McCallum
                                                               William   T.
          McCallum, President
                                                               and    Chief
          Executive Officer of
                                                              First
          Great-West Life & Annuity

          Insurance Company

                                                             FIRST
          GREAT-WEST LIFE & ANNUITY
                                                             INSURANCE
          COMPANY
                                                             (Depositor)



                                                             By:        /s/
          William T. McCallum
                                                               William   T.
          McCallum, President
                                                                  and Chief
          Executive Officer

                      As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with First Great-West
             Life & Annuity Insurance Company
             and on the dates indicated:

             Signature and Title
                                  Date



             s/ Robert Gratton*
                               6/30  ,
             1997
             Director and Chairman of the
             Board (Robert Gratton)



             /s/ William T. McCallum
                               6/30  ,
             1997
             Director, President and Chief Executive
             Officer (William T. McCallum)














                                                                     S-1



             Signature and Title
                                  Date




             /s/ G.R. Derback
                                6/30  ,
             1997
             Controller (Glen R. Derback)



             /s/ Marcia D. Alazraki*
                                6/30  ,
             1997
             Director, (Marcia D. Alazraki)



             /s/ James Balog*
                                6/30  ,
             1997
             Director, (James Balog)



             /s/ James W. Burns*
                                6/30  ,
             1997
             Director, (James W. Burns)



             /s/ Paul Desmarais, Jr.*
                                6/30  ,
             1997
             Director (Paul Desmarais, Jr.)






             /s/ N. Berne Hart*
                            6/30  , 1997
             Director (N. Berne Hart)



             /s/ Stuart Z. Katz*
                                6/30  ,
             1997
             Director (Stuart Z. Katz)



             /s/ Brian E. Walsh
                                6/30  ,
             1997













             Director (Brian E. Walsh)




             *By:     /s/ D.C. Lennox
                                6/30  ,
             1997
                      D. C. Lennox
                      Attorney-in-fact pursuant to Powers of Attorney filed
          with the
                      Registration Statement.
